UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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DARLING INGREDIENTS INC.
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March 21, 2024

Dear Fellow Stockholders:

We invite you to attend the 2024 Darling Ingredients virtual annual stockholder meeting at 10 a.m., Central Time, on Tuesday, May 7, 2024. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business being conducted.

Darling Ingredients had another fantastic year with its sixth record year of volumes and combined adjusted EBITDA. The vertically integrated platform that we have built demonstrated its ability to perform solidly despite volatility in our global ingredient markets.

We finished fiscal year 2023 with net income of $647.7 million, or $3.99 per GAAP diluted share and a combined adjusted EBITDA of $1.61 billion. Our Feed Ingredients segment contributed $775.6 million in EBITDA, our Food Ingredients segment set a new record by contributing $321.2 million of EBITDA, and our Fuel segment contributed $595.3 million of EBITDA, with $502.0 million of EBITDA attributed to Diamond Green Diesel (DGD), our 50/50 joint venture with Valero Energy Corporation.*

Strengthening Our Position in the Global Ingredients Market

Throughout the year, Darling Ingredients achieved significant milestones and has remained committed to its strategic objectives to continue to deliver value to our stockholders. Key highlights include:

•	Acquired Gelnex, a leading global producer of collagen products, with 4 plants in Brazil, 1 in Paraguay and 1 in the United States;

•	Continued to successfully integrate our prior year large-scale rendering acquisitions;

•	Conducted successful scientific trials for the next phase of collagen peptides to be launched in 2024;

•	Produced more than 1.2 billion gallons of renewable diesel; and

•	Began construction of a sustainable aviation fuel unit at DGD 3 in Port Arthur, Texas, capable of producing approximately 250 million gallons of sustainable aviation fuel when completed.

Sustainability: Exceeding Commitments and Accelerating Progress

In 2023, Darling Ingredients made strong progress on its sustainability initiatives. Our global water intensity saw a remarkable reduction of 20 percent, surpassing our 2025 target three years ahead of schedule. Additionally, we achieved an 8 percent decrease in emissions intensity per unit of raw material processed, demonstrating strong progress alongside significant business growth.

We took a significant step forward in 2023 by disclosing our full Scope 3 inventory, marking the initial phase of our efforts to set science based climate targets, aligned with a 1.5-degree Celsius pathway. By the end of 2024, we plan to submit our emissions reduction targets to the Science Based Targets initiative. Our plan is to aim for significant Scope 1 and Scope 2 reductions in the mid-term, ultimately aiming for carbon neutrality by 2050.

Thank you for your confidence and investment in Darling Ingredients. As a pioneer in circularity, we play a crucial role in making the world a better place for future generations . By repurposing millions of tons of material from the animal agriculture and food industries, we breathe new life into these resources, helping to feed people and pets, provide health and wellness solutions and fuel the world with renewable energy. On behalf of the entire Board of Directors, thank you for your continued support of Darling Ingredients.

Randall C. Stuewe	Gary W. Mize
Chairman and CEO	Lead Director

*	Adjusted EBITDA is a non-GAAP financial measure. Please see Appendix A for a reconciliation of Adjusted EBITDA to our most closely comparable measure for GAAP purposes.

5601 N. MacArthur Blvd.

Irving, Texas 75038

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2024

To the Stockholders of Darling Ingredients Inc.:

An Annual Meeting of Stockholders of Darling Ingredients Inc. (the “Company”) will be held via live webcast on Tuesday, May 7, 2024, at 10:00 a.m., Central Time, in a virtual meeting format at www.virtualshareholdermeeting.com/DAR2024, for the following purposes (which are more fully described in the accompanying Proxy Statement):

1.	To elect as directors of the Company the ten nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders (Proposal 1);

2.	To ratify the selection of KPMG LLP, independent registered public accounting firm, as the Company’s independent registered public accountant for the fiscal year ending December 28, 2024 (Proposal 2);

3.	To vote to approve, on an advisory basis, executive compensation (Proposal 3);

4A.	To vote to approve amendments to the Company’s Restated Certificate of Incorporation (the “Charter”) to include officer exculpation (Proposal 4a);

4B.	To vote to approve amendments to the Company’s Charter to clarify, streamline and modernize the Charter (Proposal 4b); and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

The Board of Directors recommends that you vote to approve Proposals 1, 2, 3, 4a and 4b.

The Board has fixed the close of business on March 12, 2024, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

This year we will again seek to conserve natural resources and reduce annual meeting costs by electronically disseminating annual meeting materials as permitted under rules of the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access annual meeting materials via the Internet. Stockholders can also request mailed paper copies if preferred.

Your vote is important. You are cordially invited to attend the Annual Meeting online. However, whether or not you expect to attend the Annual Meeting, please vote your proxy promptly so your shares are represented. Prior to the Annual Meeting, you can vote by Internet, by telephone or by signing, dating and mailing the enclosed proxy.

A copy of our Annual Report for the year ended December 30, 2023, is enclosed or otherwise made available for your convenience.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 21, 2024

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the Proxy Statement carefully before voting. This Proxy Statement and the enclosed proxy are first being sent or made available to stockholders on or about March 21, 2024.

2024 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:

10:00 a.m., Central Time, Tuesday, May 7, 2024

Place:

Live webcast online at

www.virtualshareholdermeeting.com/DAR2024

Record Date: March 12, 2024

VOTING INFORMATION

Who is Eligible to Vote

You are entitled to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) if you were a stockholder of record as of the Record Date. On the Record Date, there were 159,779,557 shares of our Company’s common stock outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Attending the Virtual Annual Meeting

This year’s Annual Meeting will be held in a virtual format via live audio webcast. To participate in the Annual Meeting online, please visit www.virtualshareholdermeeting.com/DAR2024 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. You may vote and submit questions regarding the proposals being voted on during the Annual Meeting by following the instructions available on the meeting website.

How to Vote

To make sure that your shares are represented at the Annual Meeting, please cast your vote as soon as possible by one of the following methods:

INTERNET	TELEPHONE	MAIL	ONLINE VIA LIVE WEBCAST
Visit the applicable voting website: www.proxyvote.com	Within the United States, U.S. Territories and Canada, call toll-free: 1-800-690-6903	If you received a proxy card, complete, sign and mail your proxy card in the self-addressed envelope provided.	For instructions on attending the 2024 Annual Meeting online, please see the Question and Answer section beginning on page 75

HOW YOU CAN ACCESS THE PROXY MATERIALS ONLINE

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2024. The Proxy Statement and the 2023 Annual Report to security holders are available at www.proxydocs.com/DAR.

MEETING AGENDA AND VOTING RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	PAGE

1.	The election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (“Proposal 1”)	FOR	18

2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2024 (“Proposal 2”)	FOR	71

3.	An advisory vote to approve executive compensation (“Proposal 3”)	FOR	72

4A.	The amendment of our Company’s Restated Certificate of Incorporation (“Charter”) to include officer exculpation (“Proposal 4a”)	FOR	73

4B.	The amendment of our Company’s Charter to clarify, streamline and modernize the Charter (“Proposal 4b”)	FOR	74

2024 Proxy Statement 1

PROXY SUMMARY

BOARD HIGHLIGHTS

Director Nominees

All of our current directors have been nominated by the Board for reelection at the Annual Meeting. Our Board selected the nominees based on their diverse set of skills and experiences. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. The following table provides summary information about each director nominee. For more detailed information about our directors, please see “Proposal 1 – Election of Directors” beginning on page 18.

					COMMITTEE MEMBERSHIP

NAME	PRIMARY OCCUPATION	DIRECTOR SINCE	AGE*	INDEPENDENT	AC	CC	NCG	ESG

Charles Adair	Former Vice Chairman, BMO Capital Markets	2017	72	√	E		●

Beth Albright	Former Chief Human Resources Officer, Chemours	2020	57	√	●	●

Larry A. Barden	Former Partner and Chairman of Management Committee of Sidley Austin LLP	2023	67	√			●	●

Celeste A. Clark	Former Senior Vice President, Global Policy and External Affairs, Kellogg Company	2021	70	√		●		●

Linda Goodspeed	Former Senior Vice President and Chief Information Officer, The ServiceMaster Company	2017	62	√			●

Enderson Guimaraes	Former Executive Vice President, Global Categories and Operations, PepsiCo Inc.	2021	64	√	●	●

Gary W. Mize	Former President of Rawhide Energy LLC	2016	73	√

Michael E. Rescoe	Former Investment Banker and Chief Financial Officer of 3Com Corporation	2017	71	√	● E

Kurt Stoffel	Former Chief Executive Officer and Chairman of the Executive Board of SARIA Group	2023	58	√	● E			●

Randall C. Stuewe	Chairman and Chief Executive Officer, Darling Ingredients Inc.	2003	61

* Ages are as of March 21, 2024	= Committee Chair	AC = Audit Committee

	E = Audit Committee Financial Expert	CC = Compensation Committee

NCG = Nominating and Corporate Governance Committee

ESG = Environmental, Social and Governance Committee

2 2024 Proxy Statement

PROXY SUMMARY

Director Nominee Highlights

Our Board has established a proven record of strategic and consistent refreshment, with 40% of our director nominees having served on the Board for less than three years. Our Board and the Nominating and Corporate Governance Committee believe that the ten director nominees possess a diverse and well-rounded range of attributes, viewpoints, skills and experiences and represent an effective mix of deep company knowledge and fresh perspective.

*	Tenure and age are as of March 21, 2024.

2024 Proxy Statement 3

PROXY SUMMARY

COMPANY HIGHLIGHTS

Our company is the world’s largest publicly traded company turning inedible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates over 260 facilities in more than 15 countries and repurposes approximately 15% of the world’s meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals, and pet food ingredients. In the meat production process, only about 50% of an animal makes it to the dinner plate, while the other 50% requires innovative, sustainable solutions to avoid landfills or incineration. That’s where Darling Ingredients comes in. We create specialty food ingredients that are used to make gelatin capsules for the pills we take, thickeners for the foods we eat, and collagen peptides for protein shakes for our hair, skin, nails and ligaments. We sell ingredients to companies that make feed for pets and livestock, like swine, cattle, poultry and fish. And if it can’t be fed to a human or an animal, we take those materials and make green energy. Through Diamond Green Diesel (DGD), a 50/50 joint venture with Valero Energy Corporation, we produce renewable diesel predominantly from waste fats and oils. DGD is North America’s largest renewable diesel manufacturer, with the capacity to produce approximately 1.2 billion gallons of renewable diesel annually. Renewable diesel is a biomass-based fuel that is interchangeable with petroleum-based diesel fuel, but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards, reducing Greenhouse Gas emissions by up to 80% as compared to traditional fossil fuel. DGD produces renewable diesel from animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil or other feedstocks that become economically and commercially viable. In addition, DGD is currently in the process of upgrading one of its plants to provide the plant with the capability of converting approximately 235 million gallons of its annual production capacity to sustainable aviation fuel (SAF). Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients.

2023 PERFORMANCE HIGHLIGHTS

Fiscal 2023 was a record year for our company. As highlighted below, we delivered excellent results, while executing on a key acquisition, integrating multiple acquisitions and beginning construction at DGD on the SAF upgrade project.

Key Operating Accomplishments

∎	Finished fiscal 2023 with net income of $647.7 million, or $3.99 per GAAP diluted share.

∎	Finished fiscal 2023 with a record combined adjusted EBITDA of $1.612 billion.

∎

DGD sold a record 1.2 billion gallons of renewable diesel for 2023 and distributed $327.3 million in cash dividends to the joint venture partners ($163.6 million our company’s share), while at the same time beginning construction on an SAF capital project in Port Arthur, Texas, as further described below.

∎

Worked on integrating the following three major acquisitions completed in fiscal 2023 and 2022, returning our gross margins to pre-acquisition levels: Valley Proteins, Inc., a major rendering and used cooking oil collection company in the U.S. that strengthened our core business by adding 18 rendering plants in the southern, southeast and mid-Atlantic regions and further supplemented our global supply of waste fats and greases to provide us with additional low carbon feedstocks; FASA Group, a leading Brazilian rendering company, that added 14 plants and 1.3 million metric tons of processing, thereby diversifying our global rendering platform and supplementing our global supply of waste fats and greases to provide us with additional low carbon feedstock to produce renewable fuels; and Gelnex, a leading producer of collagen products (including gelatin and collagen peptides) headquartered in Brazil, as further described below.

4 2024 Proxy Statement

PROXY SUMMARY

Growth Achievements

∎

Successfully closed on the acquisition of Gelnex, a leading producer of collagen products (including gelatin and collagen peptides), for approximately $1.2 billion USD cash. Headquartered in Brazil with five facilities in South America and one in the United States, Gelnex has the capacity to produce 46,000 metric tons of collagen products annually, which it exports to more than 60 countries around the world. The acquisition provides our company with increased capacity to meet the strong growth in demand for collagen products in the global health and nutrition market.

∎

DGD began construction on a $315 million capital project at its renewable diesel plant located in Port Arthur, Texas, to provide the plant with the capability to upgrade approximately fifty percent (50%) of its current 470 million gallon annual nameplate production capacity to SAF, which will provide DGD with a first mover position in the growing SAF market.

Other

∎	Returned approximately $52.9 million of capital to stockholders, buying back 926,167 shares of our common stock.

EXECUTIVE COMPENSATION HIGHLIGHTS

Pay for Performance. A large portion of our executives’ annual total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. Our compensation committee continues to align executive pay with long-term returns to stockholders by designing our executive compensation program to reward corporate, business unit and individual performance primarily based on the following three factors:

∎	Sustainable long-term growth, both organically and acquisitively, that strengthens our global portfolio while navigating commodity and consumer cycles and maintaining a robust balance sheet;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group (as defined on page 36 of this Proxy Statement); and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

2024 Proxy Statement 5

PROXY SUMMARY

As the following chart shows, by designing our executive compensation program based on these factors, the realizable pay levels provided by our executive compensation program to our CEO are well-aligned to our stock price performance over the long-term:

INDEX YEAR

2018	2018	2019	2020	2021	2022	2023

CEO Pay Measure:

Realizable Pay 1-Year		$8,303	$13,799	$8,674	$8,022	$7,950

% Change			66%	-37%	-8%	-1%

TSR Index Measure:

1-Year TSR Indexed to 2018=100	100	147.06	302.94	363.92	328.73	261.76

1-Year TSR %		47.1%	106.0%	20.1%	-9.7%	-20.4%

NOTES:

Total Shareholder Return (TSR) performance is indexed to 2018, where 2018 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2023, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2023 performance plus (iii) time vested restricted stock units (RSUs) granted on January 3, 2023 and shares of our common stock to be issued in the first quarter of 2026, assuming target performance share unit (PSU) performance for 2023 to 2025 for PSUs awarded on January 3, 2023, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2023.

Our compensation committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a sustainable, long-term value proposition for our stockholders. For more information, see “Compensation Discussion and Analysis – Executive Overview – Pay for Performance” included in the Proxy Statement.

Stockholder Engagement Process and Say On Pay Advisory Vote Results. Our Board and management team take a long-term view toward stockholder engagement and recognize that solicitation and consideration of stockholder feedback are critical to maintaining good corporate governance practices and remaining responsive to the priorities of our stockholders. Throughout the year we engage with a significant portion of our stockholders on topics of importance to both our company and stockholders. In addition to discussing our business results, initiatives and capital structure, we engage on other matters, such as governance practices, including executive compensation, Board composition and refreshment and environmental, social and other sustainability topics. This engagement is conducted through a number of different forms, including in-person and virtual meetings, quarterly investment calls and other investor conferences and presentations. In addition, members of our compensation committee and management conduct an annual outreach to stockholders. In this regard, in 2023, we reached out to stockholders representing approximately 55% of our outstanding shares and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 28% of our outstanding shares, with the chair of our compensation committee leading the discussions. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. At our 2022 and 2023 Annual Meetings, approximately 94.7% and 95.1%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

6 2024 Proxy Statement

PROXY SUMMARY

GOVERNANCE AND SUSTAINABILITY HIGHLIGHTS

Our company has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of our stockholders.

	WHAT WE DO		WHAT WE DON’T DO

✓	Majority voting for directors	x	No supermajority voting requirements in bylaws or charter

✓	100% independent Board committees	x	No poison pill

✓	100% directors owning stock	x	No supplemental executive retirement plans

✓	Annual election of directors	x	No change of control excise tax gross-ups

✓	Compensation recoupment (clawback) policy	x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval

✓	Right to call special meeting threshold set at 10%	x	No automatic single-trigger vesting of equity compensation upon a change of control

✓	Provide a majority of compensation in performance-based compensation	x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for directors, executive officers and employees

✓	Pay for performance based on measurable goals for both annual and long-term awards

✓	Balanced mix of awards tied to annual and long-term performance

✓	Stock ownership and retention policy

✓	Proxy access right

Corporate Social Responsibility/Sustainability

Nothing in nature is wasted. Every atom of every living thing is reused again and again. Darling Ingredients applies this same circularity to industry, transforming unused resources into valuable ingredients that nourish people, feed animals, fertilize crops and fuel the world with renewable energy. Sustainability and corporate responsibility is central to our business, not a sideline.

Nature is circular, and Darling ingredients is one of the world’s leading practitioners of circularity.

Our accomplishments in fiscal 2023 include:

∎	Decreased global water intensity by 20%, achieving our 2025 water goal 3 years early

∎	Decreased global emissions by 8% per unit of raw material processed, marking strong progress alongside business growth

∎	Opened a new DGD renewable diesel plant, expanding annual production to more than 1.2 billion gallons of renewable diesel

∎	Began construction of a sustainable aviation fuel unit, allowing DGD to produce approximately 250 million gallons of SAF when completed

∎	Conducted double materiality assessment

∎	Reported full inventory of Scope 3 emissions

∎	Recognized by Newsweek as one of America’s Most Responsible Companies for 2024

∎	Improved MSCI ranking from A to AA

∎	Being named Texan by Nature Top 20 company (four years in a row)

∎	Recognized by Sustainalytics as a Top Rated ESG company

∎	Being listed as 28th of 100 Most Sustainable Companies by Barron’s

2024 Proxy Statement 7

PROXY SUMMARY

Providing Renewable Energy and Returning Water to the Environment

Darling Ingredients repurposes and restores millions of tons of material from the animal agriculture and food industries and transforms them into essential ingredients that do everything from feeding animals to fertilizing crops to fueling trucks and nourishing people. The raw materials we process contain about 50-60% water, and we return a significant portion of it to the environment after treatment.

For more information about our sustainability efforts, please visit our website at https://www.darlingii.com/sustainability.

8 2024 Proxy Statement

5601 N. MacArthur Blvd.

Irving, Texas 75038

PROXY STATEMENT

FOR AN ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 7, 2024

This Proxy Statement is provided to the stockholders of Darling Ingredients Inc. (“Darling,” “we,” “the company” or “our company”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be voted at an Annual Meeting of Stockholders to be held in a virtual meeting format at www.virtualshareholdermeeting.com/DAR2024, at 10:00 a.m., Central Time, on Tuesday, May 7, 2024, and at any adjournment or postponement thereof (the “Annual Meeting”).

This Proxy Statement and the enclosed proxy is first being sent or made available to stockholders on or about March 21, 2024. This Proxy Statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the Annual Meeting.

We are asking you to elect the ten nominees identified in this Proxy Statement as directors of Darling until the next annual meeting of stockholders, to ratify our selection of KPMG LLP as our registered public accounting firm for our fiscal year ending December 28, 2024, to vote to approve, on an advisory basis, our executive compensation, to vote to approve amendments to our company’s Restated Certificate of Incorporation (“Charter”) to include officer exculpation and to vote to approve amendments to our company’s Charter to clarify, streamline and modernize the Charter.

2024 Proxy Statement 9

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware, our Restated Certificate of Incorporation, as amended, and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board.

Independent Directors

Under the corporate governance listing standards of the New York Stock Exchange (the “NYSE”) and our company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. The Board, in coordination with its nominating and corporate governance committee, annually reviews all relevant business relationships any director nominee may have with our company. As a result of its annual review, the Board has determined that each of its non-employee directors who served during all or part of the fiscal year ended December 30, 2023, Charles Adair, Beth Albright, Larry A. Barden, Celeste A. Clark, Linda Goodspeed, Enderson Guimaraes, Mary R. Korby, Dirk Kloosterboer, Gary W. Mize, Michael E. Rescoe and Kurt Stoffel meet the independence requirements of the NYSE and the SEC.

The independent directors hold regularly scheduled executive sessions of the Board and its committees without company management present. These executive sessions are chaired by the Lead Director (at Board meetings) or by the independent committee Chairs (at committee meetings). These meetings allow the independent directors to discuss issues of importance to the company, including the business and affairs of the company as well as matters concerning management, without any members of management present.

Meetings of the Board

During the fiscal year ended December 30, 2023, the Board held seven meetings. Each of the then-serving directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings of each committee of the Board on which the applicable director served during the fiscal year ended December 30, 2023.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board as a whole, or with individual directors, may direct any correspondence to the following address: c/o Secretary, Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038. The Corporate Secretary will promptly relay all communications to the appropriate directors, other than communications that are unrelated to the duties and responsibilities of the Board or its committees. Those unrelated matters include, without limitation, business solicitations, advertisements and surveys; requests for donations and sponsorships; job referral materials such as resumes; product-related communications; unsolicited ideas and business proposals; and material that is determined to be illegal or otherwise inappropriate.

It is a policy of the Board to encourage directors to attend each annual meeting of stockholders. The Board’s attendance allows for direct interaction between stockholders and members of the Board. Except for Mary R. Korby, who retired from the Board as of the 2023 annual meeting of stockholders, all of our then-serving directors attended our 2023 annual meeting of stockholders.

Board Evaluation Process

The Board recognizes that a thorough and constructive evaluation process is an essential part of good corporate governance and board effectiveness. Each year, the members of the Board and each committee conduct a self-assessment and each of our directors completes a comprehensive questionnaire developed by our nominating and corporate governance committee. This annual evaluation process is designed to assess Board and committee effectiveness, and covers a thorough list of topics to be considered by the directors, including Board and committee structure, oversight, information, culture and mix of director skills, qualifications and experiences. The results of the evaluations are part of the nominating and corporate governance committee’s consideration in connection with their review of director nominees to ensure the Board continues to operate effectively.

Board Leadership Structure

BOARD LEADERSHIP STRUCTURE

∎ Chairman of the Board and CEO: Randall C. Stuewe ∎ Independent Lead Director: Gary W. Mize ∎ All Board committees comprised exclusively of independent directors ∎ Active engagement by all directors

Under our Board’s current leadership structure, we have a combined Chairman of the Board and Chief Executive Officer, an independent Lead Director, Board committees comprised entirely of independent directors and active engagement by all directors. Randall C. Stuewe, our Chief Executive Officer, serves as our Chairman of the Board pursuant to his employment agreement and subject to his continued election to the Board by stockholders. Because the Chairman of the Board is also the Chief Executive Officer, the Board has designated an independent director with robust, well-defined duties to serve as Lead Director to enhance the Board’s ability to fulfill its responsibilities independently. We believe that the combined role of Chairman and Chief Executive Officer, together with an empowered independent Lead Director, is at the current time the optimal Board structure to provide independent oversight and hold management accountable while ensuring that our company’s strategic plans are pursued to optimize long-term stockholder value.

10 2024 Proxy Statement

CORPORATE GOVERNANCE

Board Leadership Structure

Duties and Responsibilities of Lead Director

Our company has an empowered independent Lead Director who is elected annually by the independent members of our Board. The independent directors have appointed Mr. Mize as Lead Director. Our Corporate Governance Guidelines establish well-defined duties for the Lead Director. The Lead Director’s role includes:

∎	convening and chairing meetings of the independent and non-employee directors as necessary from time to time and advising the Chairman and Chief Executive Officer of decisions reached, and suggestions made, at executive sessions;

∎	approving Board meeting agendas after conferring with the Chairman of the Board and other members of the Board, as appropriate, and potentially adding agenda items at his or her discretion;

∎	approving agendas for executive sessions, the information sent to the Board and Board meeting schedules (to assure that there is sufficient time for discussion of all agenda items);

∎	coordinating the work and meetings of the standing committees of the Board;

∎	acting as liaison between directors, committee chairs and management;

∎	serving as an information resource for other directors;

∎	assisting the Chairman and Chief Executive Officer in the recruitment and orientation of new directors; and

∎	participating, as appropriate, in meetings with company stockholders.

This list of duties of the Lead Director does not fully capture Mr. Mize’s active role in serving as our Board’s Lead Director. Among other things, Mr. Mize encourages and facilitates active participation of all directors, regularly speaks with our Chief Executive Officer regarding the business and affairs of our company, generally attends meetings of all Board committees and meets with other members of management from time to time.

Leadership Structure – Details and Rationale

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, our Amended and Restated

Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. Accordingly, each year the Board reviews and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and stockholder feedback, our Board believes that the existing structure, with Mr. Stuewe as Chief Executive Officer and Chairman and Mr. Mize as Lead Director, is the optimal leadership framework at this time. As a highly regulated global ingredients company for food, feed and fuel, we and our stockholders benefit from an executive Chairman with deep experience in and knowledge of the ingredients industry, our company, and its businesses, and a strong Lead Director with robust, well-defined duties. Our Chairman, as Chief Executive Officer, serves as the primary voice to articulate our strategy of sustainable responsible growth, while our Lead Director, together with the other experienced, independent directors, instills objective independent Board leadership, and effectively engages and oversees management, including by helping to establish our long-term strategy and regularly assessing its effectiveness.

The Board’s Role in Oversight of Strategy and Risk

One of the Board’s key responsibilities is overseeing our company’s corporate strategy and strategic planning. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties as outlined below.

BOARD OVERSIGHT OF STRATEGY

∎  Annually, management presents to the Board at a dedicated meeting an extensive review of our company’s long-term strategic plan, which addresses, among other things, the risks and opportunities facing our company.

∎  Throughout the year, the Board receives information and updates from management and actively engages with senior leaders with respect to the company’s strategy.

∎  Members of the Board make annual visits to various of our business locations around the globe, thereby providing them with an opportunity to observe the execution and impact of our company’s strategic plan and to engage with senior leaders and employees in our businesses to strengthen their understanding of our businesses, their competitive environments and our corporate culture.

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CORPORATE GOVERNANCE

The Board’s Role in Oversight of Strategy and Risk

The company’s senior executives are responsible for day-to-day management of strategic, operational, sustainability, cybersecurity and compliance risks, including the creation of appropriate risk management policies. The Board is responsible for overseeing management’s execution of its risk management responsibilities and for assessing the company’s approach to risk management. The Board’s oversight of risk occurs as an integral and continuous part of the Board’s oversight of our business and seeks to ensure that management has processes in place to appropriately manage risk. The Board actively engages with senior management to understand and oversee the company’s various risks, and members of senior management regularly attend Board meetings to provide periodic briefings on risk-related matters, including with respect to global economic and political trends and developments, litigation, reputational, cybersecurity, sustainability (including climate risk), health and safety matters. In addition, the company’s independent directors discuss the risks facing the company and its businesses at executive sessions held without management present. While the Board has the ultimate oversight responsibility for the risk management process, it has delegated certain risk management oversight responsibilities to the Board committees, as set forth in their respective charters and as further described below. Each committee reports to the full Board regularly on such delegated risk management oversight matters. In addition, our company employs a chief compliance officer who provides regular updates to the audit committee and/or the Board on compliance related matters, as well as a chief risk officer who reports directly to our CEO with respect to risk management and provides regular updates and reports to our CEO and Board regarding all of our company’s commodity risk positions. In addition, our senior vice president of investor relations, sustainability and global communications serves as our chief sustainability officer and provides regular updates and reports to our CEO and Board regarding sustainability matters.

CYBERSECURITY OVERSIGHT

The Board recognizes the importance of maintaining the trust and confidence of our various stakeholders. To more effectively prevent, detect and respond to cybersecurity threats, our company utilizes a cross-functional working group comprised of a Cybersecurity Department, which is headed by our Director of Global Cybersecurity and is responsible for cybersecurity strategy, policy, standards, architecture and processes for the security of our information systems; and operational technology (OT) personnel who are responsible for the security of our plant OT. The Board receives regular reports from the Chief Administrative Officer, Chief Information Officer and Director of Global Cybersecurity on, among other things, our company’s cyber risks and threats, the status of projects to strengthen our defenses, assessments of our company’s cyber security program and the emerging threats in this area. For more information, please refer to Item 1C, “Cybersecurity,” in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

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CORPORATE GOVERNANCE

Human Capital Management and Succession Planning

Human Capital Management and Succession Planning

We are committed to having an engaged, diverse and inclusive workplace that fosters learning, development and innovation. The Board and its committees are actively engaged in overseeing our talent development, human capital management strategies and corporate culture to ensure that they are designed to attract, develop and retain global business leaders who can drive financial and strategic growth objectives and build long-term shareholder value. The Board believes that one of its primary responsibilities is to oversee the development and retention of senior talent and to ensure that an appropriate succession plan is in place for our CEO and other members of senior management. Accordingly, the nominating and corporate governance committee oversees the development and implementation of succession plans for our CEO and other key executive officers, including the process and protocols regarding succession plans for our CEO. This process is designed to address both expected successions, such as those arising from anticipated retirements, as well as unexpected transitions, such as those occurring when executives leave our company for other positions, or due to death, disability or other unforeseen events. The Board discusses succession planning on an ongoing basis and reviews succession plans on an annual basis with the CEO. To further develop understanding of our culture and talent pipeline, the Board conducts meetings and schedules site visits at our business locations and meets regularly with high-potential executives in formal and informal settings. The company retains talent by providing employees with training, mentoring and career development. We offer online and in-person training for employees throughout their career. This begins with onboarding training for all new employees on a variety of topics, from cybersecurity to business ethics. Further training is then customized to each employee’s role, responsibilities and individual career aspirations. To facilitate growth and development, we have put several initiatives in place, including leadership training programs such as Darling Leadership Academy, Darling University and Darling Involve International Leadership Training. Combined with additional subject-specific training, these programs support skill building in the areas of communication, conflict resolution, decision making, inclusive leadership, performance management tactics and more. To encourage job growth and career advancement for all employees, we announce job openings internally before advertising them externally. In addition, to encourage ongoing leadership development and remove potential barriers to continuing education, we offer an educational assistance program for eligible employees who wish to pursue a degree program or professional certification. Every year, the company sponsors several women to participate in the Xavier Women’s Leadership Program, a 10-month program with monthly full-day learning sessions facilitated by industry leaders and experienced practitioners and focused on helping participants develop skills in personal authentic leadership, business acumen, communication, personal branding and innovation. For more information on the company’s approach to inclusion and employee training and development, please see those sections contained in our Sustainability Report which is available on our website at https://www.darlingii.com/sustainability.

We are keenly aware that our people are fundamental to the ongoing success of our business. Accordingly, we are committed to the health, safety and wellness of our employees. In this regard, we have a strong health and safety program that focuses on implementing policies and training programs, as well as performing self-audits, designed to provide our employees with a safe work environment. Our company’s Chief Operations Officer – North America meets on a quarterly basis with Health & Safety leadership from around the world to discuss results and best practices and to share updates to goals and objectives. The Board receives regular safety updates, and a monthly safety report detailing recordable cases, lost time cases and injuries is distributed to all leaders for review and discussion.

Corporate Responsibility and Sustainability

As the world’s leading practitioner of circularity, we transform unused resources into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. Our innovations help reduce landfill and minimize emissions on a global scale. We continually seek out ways to maximize resources and help move our world toward a more circular economy, while also minimizing our own environmental footprint – making progress year after year.

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CORPORATE GOVERNANCE

Corporate Responsibility and Sustainability

The Board’s Oversight of Sustainability

The Board believes sustainability benefits the company’s stakeholders and drives long-term value creation. As such, the Board is actively engaged in overseeing our company’s sustainability practices and works alongside senior management to ensure focus on these topics. As a reflection of this and to assist the Board in its oversight, in November 2021 the Board established a new, stand-alone environmental, social and governance committee, which works together with management as follows.

In addition, the company and Board receive feedback from stockholders on sustainability issues through our stockholder outreach program and through communication from stockholders. For more information about our corporate responsibility and sustainability efforts, please visit the CSR portion of our website at https://www.darlingii.com/sustainability.

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CORPORATE GOVERNANCE

Committees of the Board

Committees of the Board

The Board has a standing nominating and corporate governance committee, audit committee, compensation committee and environmental, social and governance committee, each of which has a charter setting forth its responsibilities.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The nominating and corporate governance committee currently consists of Messrs. Mize (Chairman), Adair and Barden and Ms. Goodspeed, each of whom is independent under the rules of the NYSE and the SEC. The nominating and corporate governance committee met four times during the fiscal year ended December 30, 2023. The nominating and corporate governance committee is generally responsible for:

∎  identifying, reviewing, evaluating and recommending potential candidates to serve as directors of our company;

∎  recommending to the Board the number and nature of standing and special committees to be created by the Board;

∎  recommending to the Board the members and chairperson for each Board committee;

∎  developing, recommending and periodically reviewing and assessing our Corporate Governance Guidelines and Code of Conduct and making recommendations for changes to the Board;

∎  overseeing the development and implementation of succession plans for our CEO and other key executive officers;

∎  establishing and annually re-evaluating and recommending to the Board the standards for criteria for membership for, and the process of selection of, new and continuing directors for the Board;

∎  communicating with our stockholders regarding nominees for the Board and considering whether to recommend these nominees to the Board;

∎  reviewing the findings of the compensation committee with respect to the compensation committee’s evaluation of the status of Board compensation and reporting these findings to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation;

∎  periodically reviewing corporate governance matters generally and recommending action to the Board where appropriate;

∎  reviewing and addressing any potential conflicts of interest of our directors and executive officers;

∎  developing criteria for and assisting the Board in its annual self-evaluation; and

∎  overseeing the annual evaluation of management of our company, including oversight of the evaluation of our CEO by the compensation committee.

AUDIT COMMITTEE

The audit committee currently consists of Messrs. Adair (Chairman), Guimaraes, Rescoe and Stoffel and Ms. Albright, each of whom is independent under the rules of the NYSE and the SEC. The audit committee continued its long-standing practice of meeting directly with our internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between the audit committee members and our internal auditors. The audit committee also meets directly with our independent auditors and our chief compliance officer. The audit committee met four times during the fiscal year ended December 30, 2023, during each of which meetings it also met directly with our independent auditor and internal auditors. The audit committee is generally responsible for:

∎  appointing, compensating, retaining, directing and overseeing our independent auditors;

∎  reviewing and discussing with management and our independent auditors the adequacy of our disclosure controls and procedures and internal accounting controls and other factors affecting the integrity of our financial reports;

∎  reviewing and discussing with management and our independent auditors critical accounting policies and the appropriateness of these policies;

∎  reviewing and discussing with management and our independent auditors any material financial or non-financial arrangements that do not appear on the financial statements and any related party transactions;

∎  reviewing our annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” portion of those reports and recommending appropriate action to the Board;

∎  discussing our audited financial statements and any reports of our independent auditors with respect to interim periods with management and our independent auditors, including a discussion with our independent auditors regarding the matters to be discussed under applicable accounting requirements;

∎  reviewing relationships between our independent auditors and our company;

∎  inquiring of management and our independent auditors about significant risks or exposures and assessing the steps management has taken to minimize those risks and receiving reports on and discussing governance of our risk assessment and risk management processes;

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CORPORATE GOVERNANCE

Committees of the Board

∎ reviewing and discussing with management, our internal auditors and our independent auditors the overall adequacy and effectiveness of our legal, ethical and regulatory compliance programs;

∎  reviewing and providing oversight of all related party transactions;

∎  preparing the report of the audit committee required to be included in our proxy statement; and

∎  creating and periodically reviewing our whistleblower policy.

The Board has determined that all members of the audit committee are financially literate and has designated each of Messrs. Adair, Rescoe and Stoffel as an “audit committee financial expert” in accordance with the requirements of the NYSE and the SEC.

Please see page 70 of this Proxy Statement for the “Report of the Audit Committee.”

COMPENSATION COMMITTEE

The compensation committee currently consists of Mses. Goodspeed (Chairwoman) and Albright, Dr. Clark and Mr. Guimaraes, each of whom is independent under the rules of the NYSE and the SEC. The compensation committee met six times during the fiscal year ended December 30, 2023. The compensation committee is generally responsible for:

∎  determining and approving the compensation level of our CEO;

∎  reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;

∎  evaluating at least annually the performance of our CEO and other executive officers in light of the approved goals and objectives;

∎  reviewing and recommending to the Board for approval new executive compensation programs;

∎  examining from time to time the overall compensation program for directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee;

∎  reviewing our incentive compensation, equity-based and other compensation plans and perquisites on a periodic basis to determine whether they are properly coordinated and achieving their intended purpose(s) and to assess any risks associated with our overall compensation program;

∎  reviewing our compensation policies and practices to assess whether such policies and practices could lead to unnecessary risk taking, including through a formal compensation risk assessment process developed with the independent compensation consultant;

∎  retaining, overseeing, compensating and terminating the independent compensation consultant;

∎  reviewing and discussing with management our Compensation Discussion and Analysis required to be included in our annual proxy statement and recommending its inclusion to the Board;

∎  preparing the report of the compensation committee for inclusion in our annual proxy statement;

∎  overseeing shareholder communications and engagement efforts with shareholders on executive compensation matters and assessing the results of our most recent advisory vote on executive compensation; and

∎  determining stock ownership and retention guidelines for our company’s directors and executive officers and monitoring compliance with such guidelines and reviewing and approving any clawback policies allowing us to recoup compensation paid to employees.

The compensation committee may also, by a resolution approved by a majority of the committee, form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of one or more members of the compensation committee and such delegation is not otherwise inconsistent with law and the applicable rules and regulations of the SEC, NYSE or other securities exchange.

Please see page 48 of this Proxy Statement for the “Compensation Committee Report.”

ENVIRONMENTAL, SOCIAL AND GOVERNANCE COMMITTEE

The environmental, social and governance (ESG) committee currently consists of Messrs. Rescoe (Chairman), Barden and Stoffel and Dr. Clark, each of whom is independent under the rules of the NYSE and the SEC. The ESG committee met four times during the fiscal year ended December 30, 2023. The ESG committee is generally responsible for:

∎  providing oversight of our ESG related matters;

∎  assisting in the Board’s oversight of risks related to matters overseen by the ESG committee;

∎  reviewing and discussing our sustainability initiatives and goals and our progress toward achieving those goals;

∎  reviewing our workplace safety, environmental and health policies and performance;

∎  reviewing our public policy agenda and our position on significant public policy matters, including political contributions and lobbying activities; and

∎  reviewing our charitable contributions.

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CORPORATE GOVERNANCE

Stock Ownership Guidelines

Code of Conduct

The Board has adopted a Code of Conduct to which all officers, directors and employees, who for purposes of the Code of Conduct are collectively referred to as employees, are required to adhere in addressing the legal and ethical issues encountered in conducting their work. The Code of Conduct requires that all employees avoid conflicts of interest, comply with all laws, rules and regulations, conduct business in an honest and fair manner, and otherwise act with integrity. Employees are required to report any violations of the Code of Conduct and may do so anonymously through our global Internet and telephone information and reporting service. The Code of Conduct includes specific provisions applicable to Darling’s principal executive officer and senior financial officers. Employees, including all of our executive officers, receive training annually and certify as to their compliance with our Code of Conduct. In addition, we have a Supplier Code of Conduct that extends our ethical business and compliance expectations to our suppliers.

Stock Ownership Guidelines; Prohibition on Short-Term and Speculative Trading and Pledging

The Board has adopted stock ownership and retention guidelines to further align the interests of our non-employee directors and officers with those of our stockholders, by requiring the following minimum investment in Darling common stock:

ROLE	MINIMUM OWNERSHIP
Chief Executive Officer	5x base salary
Other Senior Executive Officers, including NEOs	2.5x base salary
Non-Employee Directors	5x annual cash retainer

Each person to whom the stock ownership guidelines apply must hold at least 75% of the shares received by such person through incentive awards (after sales or shares withheld for the payment of taxes and, with respect to stock options, shares withheld to cover the exercise price) until such person is in compliance with the guidelines referred to above. Compliance with the guidelines is tested as of the date a person first becomes subject to the guidelines, annually as of the last day of each fiscal year and prior to any proposed sale of our common stock by a covered person. In determining whether the required investment levels have been met, shares are valued using the average closing price of Darling common stock over the 90-day calendar period immediately preceding the applicable measurement date. As of December 30, 2023, all of our NEOs and directors were in compliance with guidelines and each of them had met the minimum ownership requirement under the guidelines except for Dr. Clark and Messrs. Guimaraes and Stoffel, each of whom were more recently elected to the Board and are continuing to increase their ownership positions in accordance with the guidelines. In addition, our company’s insider trading policy expressly states that our directors, executive officers and employees are prohibited from engaging in “short sales” or any hedging transactions, including through the use of financial instruments such as puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The insider trading policy also prohibits the holding of company securities in a margin account or pledging company securities as collateral for a loan.

Governance Documents

Copies of the Corporate Governance Guidelines, the Board committee charters and the Code of Conduct are available on our website at https://ir.darlingii.com/corporate-governance-documents. Stockholders may request copies of these documents free of charge by writing to Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038, Attn: Investor Relations.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 30, 2023, Mses. Goodspeed, Albright and Clark, Mr. Guimaraes and retired director Mary R. Korby served on the compensation committee. No compensation committee member (i) was an officer or employee of Darling, (ii) was formerly an officer of Darling or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions. During the fiscal year ended December 30, 2023, we had no “interlocking” relationships in which (i) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served on the compensation committee of Darling, (ii) an executive officer of Darling served as a director of another entity, one of whose executive officers served on the compensation committee of Darling, or (iii) an executive officer of Darling served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Darling.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Introduction

Our current Board consists of ten members. The nominating and corporate governance committee recommended and the Board approved the nomination of the following ten nominees for election as directors at the 2024 Annual Meeting: Charles Adair, Beth Albright, Larry A. Barden, Celeste A. Clark, Linda Goodspeed, Enderson Guimaraes, Gary W. Mize, Michael E. Rescoe, Kurt Stoffel and Randall C. Stuewe. Each of the director nominees currently serves on the Board and was elected by the stockholders at our 2023 Annual Meeting of Stockholders.

At the Annual Meeting, the nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees become unable or unwilling to stand for election as a director (an event not now anticipated by the Board), proxies will be voted for a substitute as designated by the Board. Information regarding the age, gender and tenure of the Board nominees as a whole is set forth below.

Diverse Skills, Experiences and Qualifications

Our Board selected the nominees based on their diverse set of skills and experiences. Each director nominee brings his or her own unique background and range of expertise, knowledge and experience which provides an appropriate and diverse mix of qualifications necessary for our Board to effectively fulfill its oversight responsibilities. Forty percent (40%) of our Board is ethnically/racially or gender diverse. This high-level summary is not intended to be an exhaustive list of each director nominee’s contributions to the Board.

Attributes/Experiences	Adair	Albright	Barden	Clark	Goodspeed	Guimaraes	Mize	Rescoe	Stoffel	Stuewe
Senior Executive Leadership
Other Public Company Board Service
Financial/Accounting
Strategy/Business Development/M&A
Risk Management
Global/International Experience
Corporate Governance
Sustainability and ESG
Technology/Cyber
Demographic Background
African American or Black
Hispanic/Latinx
White
Gender
Female
Male

*	Tenure and age are as of March 21, 2024.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Director Attributes and Experiences

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the company’s current and expected future business needs. These are summarized in the following table:

QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE	CONTRIBUTIONS TO BOARD	NO. OF DIRECTORS
Senior Executive Leadership	Senior leadership allows directors to better understand day-to-day and strategic aspects of a business and to oversee the performance of our management team	10
Other Public Company Board Service	Experience as a public company director provides knowledge of corporate governance and understanding of board accountability and oversight	6
Financial/Accounting	High level of familiarity with financial transactions and/or experience in the preparation and review of financial statements and internal controls over financial reporting provides background in advising and overseeing capital structure and accurate reporting	8
Strategy/Business Development/M&A	Experience with strategy development, including M&A experience, helps provide oversight of our company’s strategic planning decisions, including with respect to significant transactions	10
Risk Management	Experience in the identification, assessment and mitigation of risk helps to assess and provide oversight of potential threats	10
Global/International Experience	International experience is important for our Board as our business is global and multicultural, with operations on 5 continents	10
Corporate Governance	Experience in corporate governance supports the goal of strong Board and management accountability, transparency, responsiveness and protection of shareholder interests	9
Sustainability and ESG	Experience with sustainability and ESG matters is important to help drive long-term value creation and to provide the oversight and ensure transparency in these areas	6
Technology/Cyber	Experience with cybersecurity/technology helps us improve internal operations and oversee cybersecurity risks and related risks	3

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Director Nominees

Set forth below is the age, principal occupation and certain other information for each of the nominees for election as a director.

Randall C. Stuewe Director since 2003 Age: 61

Mr. Stuewe has served as our Chairman and Chief Executive Officer since February 2003. From 1996 to 2002, Mr. Stuewe worked for ConAgra Foods, Inc. (ConAgra) as executive vice president and then as president of Gilroy Foods. Prior to serving at ConAgra, he spent twelve years in management, sales and trading positions at Cargill, Incorporated. Mr. Stuewe currently serves as a director and chair of the compensation committee of Teays River Investments, LLC, a privately held agribusiness holding company.

Skills and Qualifications

Mr. Stuewe brings a seasoned set of management and operating skills to Darling’s Board. The company believes Mr. Stuewe’s 35 plus years of experience at various agriculture processing businesses qualifies him to be both Chairman and Chief Executive Officer.

Charles Adair Director since 2017 Age: 72 Audit Committee - Chairman Nominating and Corporate Governance Committee

Mr. Adair retired as Vice Chairman at BMO Capital Markets, a financial services provider. While at BMO Capital Markets, Mr. Adair was responsible for initiating and negotiating investment banking transactions in the Food & Agribusiness sectors. Before joining BMO Capital Markets, he was Senior Vice President and manager of the Harris Capital Markets Group, also a financial services provider, which became the nucleus of the BMO Capital Markets Chicago office. Prior to BMO, Mr. Adair was Director of North American Mergers and Acquisitions for the Australian based agribusiness firm Elders Grain, Inc. where he initiated and executed acquisitions. Early in his career, Mr. Adair held senior positions in domestic and export cash grain trading, futures trading, and transportation logistics with Consolidated Grain and Barge Co. Mr. Adair has also served as an independent director of Aryzta AG, a public global bakery business based in Zurich, Switzerland, where he served as chairman of the remuneration committee, before retiring from the board in 2018. Mr. Adair is currently a director of a private packaged protein co-manufacturer, a private consumer food company and a private research commercialization company focused on innovation in animal agriculture.

Skills and Qualifications

With over 40 years of experience in the global Food & Agribusiness marketplace, advising and consolidating poultry, pork, beef and by-product recycling companies, in addition to grain processors, bakery and beverage sectors, Mr. Adair brings specific industry expertise and financial markets knowledge relevant to Darling’s global business. In addition, his strong financial background qualifies him to serve as Chairman and one of the financial experts of the audit committee and his Masters Degree from Michigan State University focused on environmental studies helps him contribute to our sustainability efforts. Mr. Adair’s financial acumen and deep industry insights help our Company continue to drive positive change in the food and agriculture sectors. By leveraging his expertise, the company can identify new avenues for growth, foster strategic partnerships and develop innovative solutions that prioritize the wellbeing of humans, animals and the planet.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Beth Albright Director since 2020 Age: 57 Audit Committee Compensation Committee

Ms. Albright is a retired Chief Human Resources Officer from Chemours, a global chemistry company and a public spin-off from DuPont, which she joined in October 2014. Prior to that, she served as Senior Vice-President Human Resources for Day & Zimmermann, a global manufacturing company, from May 2011 to October 2014, and as the Global Vice President Human Resources for Tekni-Plex, also a global manufacturing company, from July 2009 to April 2011. From 2000 to 2009 she worked for Rohm and Haas in various Human Resources leadership roles supporting global businesses, technology, manufacturing and staff functions. Earlier in her career, she also worked for FMC and Fluor Daniel Construction. She currently serves as President and CEO of Saidia, an HR consulting firm. She has attained NACD Directorship Certification®, is also an NACD Board Leadership Fellow and currently serves on the Board of Penn State’s School of Labor & Employment Relations. Previously she was a director and compensation committee member for Crozer Keystone Health System.

Skills and Qualifications

Ms. Albright brings to our Board substantial experience in global transformations with expertise in Human Capital Management (HCM), specifically organizational/culture change, executive compensation, executive development, talent management, strategy and diversity, equity and inclusion (DEI) (having designed and led DEI programs at four different companies), as well as other relevant Board matters. Ms. Albright’s comprehensive understanding of the intersection of human resources and business strategy, coupled with her dedication to high standards of corporate governance as evidenced by her NACD Directorship certification and being recognized as an NACD Board Leadership Fellow, further enhances her ability to help guide the company.

Larry A. Barden Director since 2023 Age: 67 Nominating and Corporate Governance Committee ESG Committee

Mr. Barden is a retired partner of Sidley Austin LLP, a global law firm, where he served as Chairman of the Management Committee from 2014-2022 and as a member of the firm’s Executive Committee since 1999. During his 40 years of legal practice, Mr. Barden advised clients across diverse industries on a wide range of public and private company transactions, both domestically and cross-border. His principal areas of practice were mergers and acquisitions, corporate finance, regulatory compliance and strategic counseling/corporate governance. He has extensive experience working with boards of directors on complex corporate transactions and governance and compliance matters. Mr. Barden also serves on the boards of various civic and education-related organizations.

Skills and Qualifications

As the former Chairman of the Management Committee at a major, global law firm, Mr. Barden brings to our Board a substantial level of executive management and legal experience, with an understanding of complex merger and acquisition transactions, securities law compliance, financing transactions, governance and other Board-related matters. Mr. Barden also serves as a member of our Nominating and Corporate Governance and ESG committees, where he utilizes his extensive experience in overseeing his prior firm’s global governance, human capital, diversity and sustainability policies and programs and in counseling companies on committee related matters, such as compliance, risk oversight and public policy.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Celeste A. Clark Director since 2021 Age: 70 Compensation Committee ESG Committee

Dr. Clark has served as a principal of Abraham Clark Consulting, LLC, a consulting firm, since November 2011 and consults on nutrition and health policy, regulatory affairs and leadership development. Dr. Clark is also an adjunct professor in the Department of Food Science and Human Nutrition at Michigan State University, where she has served in such position since January 2012. She previously served as Senior Vice President, Global Policy and External Affairs of Kellogg Company, a food manufacturing company, and was the Chief Sustainability Officer until she retired in 2011. She was a member of the Global Executive Management Team and had an accomplished career spanning nearly 35 years in the food industry. At Kellogg Company, she was responsible for the development and implementation of health, nutrition and regulatory science initiatives globally to ensure consistency in approach and implementation. In addition, she also led global corporate communications, public affairs, philanthropy and several administrative functions. Dr. Clark is currently a member of the board of directors of Wells Fargo & Company, The Hain Celestial Group, Inc. and Prestige Consumer Healthcare Inc. She also serves as a trustee of the W.K. Kellogg Foundation. Dr. Clark was formerly a director of AdvancePierre Foods Holdings, Inc., Mead Johnson Nutrition Company and Omega Protein Corporation.

Skills and Qualifications

Dr. Clark brings significant industry experience in various nutrition, consumer products, public policy, risk management and governance matters to our Board. She also brings extensive experience on ESG and sustainability matters to the Board and serves as a key resource for our sustainability efforts. Dr. Clark has served on a number of public company boards, which have provided her with a broad understanding of the governance, operational, financial and strategic issues facing public companies. With her vast knowledge and forward-thinking approach, she brings fresh perspectives to the boardroom on science-based initiatives and navigating complex sustainability challenges.

Linda Goodspeed Director since 2017 Age: 62 Compensation Committee - Chairwoman Nominating and Corporate Governance Committee

Ms. Goodspeed is the retired Chief Operating Officer and a Managing Partner at WealthStrategies Financial Advisors, a registered investment advisory firm, positions she held from 2007 until her retirement in 2017, and currently serves as a member of the board of directors of each of the following companies: American Electric Power Company, Inc., where she serves on the nuclear oversight, audit, technology (chair) and policy committees; AutoZone, Inc., where she serves on the audit and compensation committees; and Empower Brands (private). She had served as Senior Vice President and Chief Information Officer of The ServiceMaster Company, a provider of home services, from 2011 to 2014. From 2008 to September 2011, Ms. Goodspeed served as Vice President, Information Systems and Chief Information Officer for Nissan North America, Inc., a subsidiary of Nissan Motor Company, a global manufacturer of vehicles. From 2001 to 2008, Ms. Goodspeed served as Executive Vice President at Lennox International Inc., a global manufacturer of air conditioning, heating and commercial refrigeration equipment. During the past five years, Ms. Goodspeed also served as a director of the Columbus McKinnon Corp. and Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.). On July 24, 2023, Williams Industrial Services Group Inc. filed a voluntary petition for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in connection with a sale of its assets.

Skills and Qualifications

Ms. Goodspeed’s extensive experience in management roles and as a member of the board of directors of public companies makes her well qualified to serve as a director on our Board and as the Chairwoman of our compensation committee. She has held multiple key strategic and operational roles with several large global companies and in information technology and currently serves on three other boards of public companies. Ms. Goodspeed was also a registered investment advisor. Her experience developing and marketing new customer-facing products and technologies is valuable, as the company continues to roll out new innovative solutions in food, feed and fuel.

22 2024 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Enderson Guimaraes Director since 2021 Age: 64 Audit Committee Compensation Committee

In 2017, Mr. Guimaraes retired as the President and Chief Operating Officer for Laureate Education, Inc., positions he held since September 2015. Prior to that, from 2012 to July 2015, he served in various executive roles at PepsiCo, Inc., including Executive Vice President, Global Categories and Operations from December 2014 through July 2015, Chief Executive Officer of PepsiCo Europe and Sub-Sahara Africa from September 2012 to December 2014, and President of PepsiCo Global Operations from October 2011 to September 2012. In addition, Mr. Guimaraes previously served as Executive Vice President of Electrolux and Chief Executive Officer of its major appliances business in Europe, Africa and the Middle East from 2008 to 2011, and held various leadership positions during his 10 years at Philips Electronics and also worked in various marketing positions at Danone and Johnson & Johnson. He is also currently a director of AutoZone, Inc., where he serves on the nominating and corporate governance committee.

Skills and Qualifications

Mr. Guimaraes is an experienced executive who has held key management roles with large global companies and currently serves on the board of one other public company. His experience in the areas of corporate strategy, operations and P&L responsibility make him a valuable member of our Board, and he contributes invaluable perspectives on international businesses gained from his numerous international senior management positions involving operations in developed, developing and emerging markets, including Brazil, where our company has significant operations.

Gary W. Mize Director since 2016 Age: 73 Lead Director Nominating and Corporate Governance Committee - Chairman

Since October 2009, Mr. Mize has held the position of partner and owner at MR & Associates, a provider of consulting and advisory services to agricultural-based businesses. Mr. Mize served as President of Rawhide Energy LLC, an ethanol company, from April 2007 to April 2009. He also served as non-executive Chairman at Ceres Global AG, a Canadian public company that serves as a vehicle for agribusiness investments, from December 2007 to April 2010. Mr. Mize currently serves as a director of Gevo, Inc. since 2011, where he currently serves as a member of the audit committee, the compensation committee and the nominating and corporate governance committee. In addition, Mr. Mize served as Global Chief Operating Officer and Executive Director from July 2003 to December 2005 and Non-Executive Director from December 2005 to December 2006 at Noble Group, Hong Kong. Previously, he was President of the Grain Processing Group at ConAgra Foods, Inc., President and Chief Executive Officer of ConAgra Malt and held various positions at Cargill, Incorporated. During the past five years, Mr. Mize also served as a director of Ceres Global AG and United Malt Group Limited.

Skills and Qualifications

Mr. Mize brings international business experience to the Board having previously held expatriate positions in Switzerland, Brazil and Hong Kong. His international experience, coupled with more than 35 years of experience in agribusiness make him a valuable addition to our Board. In addition, his experience in leading an ethanol company provides him with knowledge of the intersection between the agriculture and energy industries, which allows him to provide meaningful, strategic direction to the company on a variety of matters, including with respect to our DGD renewable fuels joint venture. His experience serving on the boards of directors of numerous public companies brings to our Board valuable experience in dealing with the complex issues facing boards of directors today and makes him duly qualified to serve as our Lead Director.

2024 Proxy Statement 23

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nominees

Michael E. Rescoe Director since 2017 Age: 71 Audit Committee ESG Committee – Chairman

Mr. Rescoe served as executive vice-president and chief financial officer of Travelport Ltd. (travel services), a privately-held company controlled by The Blackstone Group (BX), from November 2006 until October 2009. He served as executive vice president and chief financial officer of the Tennessee Valley Authority, a federal corporation that is the nation’s largest public power provider, from July 2003 until November 2006. Mr. Rescoe was a senior officer and the chief financial officer of 3Com Corporation, a global technology manufacturing company specializing in Internet connection technology for both voice and data applications, from April 2000 until November 2002. During 1999 and 2000, Mr. Rescoe was associated with Forstman Little & Company, a leveraged buyout firm. Prior thereto, Mr. Rescoe was chief financial officer of PG&E Corporation, a power and natural gas energy holding company. For over a dozen years prior to that, Mr. Rescoe was a senior investment banker with Kidder, Peabody & Co. and a senior managing director of Bear Stearns specializing in strategy and structured financing. From May 2011 until February 2014, Mr. Rescoe served on our Board, where he served as a member of the audit and compensation committees, and from December 2003 until October 2011, Mr. Rescoe served as a director of Global Crossing Ltd., where he served as chairman of the audit committee. From July 2014 until April 2018, Mr. Rescoe also served as a director of Williams Industrial Services Group Inc. (f/k/a Global Power Equipment Group Inc.).

Skills and Qualifications

Mr. Rescoe’s strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance, accounting and capital markets and qualifies him to serve as one of the financial experts of the audit committee. In addition, his years of service as a senior executive and chief financial officer provide him with substantial experience in the areas of global business, innovation, transactions, governmental/regulatory and risk management, all of which, together with his specific experience in the energy industry, makes him well qualified to serve as the chairman of our ESG committee.

Kurt Stoffel Director since 2023 Age: 58 Audit Committee ESG Committee

Mr. Stoffel served as an Executive Partner of L. Stroetmann Group, a food wholesale and retail, petfood, seeds trading and real estate development company, from 2018 to 2023. Before, he had been a member and later Chairman of L. Stroetmann’s Advisory Board for almost 20 years. From 2007 until 2018, Mr. Stoffel served as the Chief Executive Officer and Chairman of the Executive Board of SARIA Group, a global company headquartered in Germany and engaged in the business of converting products of animal origin and other organic materials into highly valuable and sustainable ingredients for the food, animal feed, pet food, pharmaceutical, and energy sector. He previously served as its Chief Financial Officer and Managing Director from 2002 to 2007 and took over the responsibility for the Spanish operations of SARIA Group and for its biodiesel division in this period, becoming the President of the German Biodiesel Association from 2008 to 2009. From 1994 to 2001, Mr. Stoffel served in a variety of management positions, including the Chief Financial Officer responsible for two brewery operations, at Oetker Group, an international company whose business activities include the production of branded food and beverages, banking, insurance and hotels.

Skills and Qualifications

Mr. Stoffel brings extensive knowledge of our company’s businesses to our Board, having served as the Chief Executive Officer and Chief Financial Officer of a global company operating many of the same businesses as our company. He also brings extensive experience in global and international business considerations and provides a valuable global perspective gained as an executive and board member of companies headquartered outside of the United States. In addition, his strong financial background provides financial expertise to the Board, including a deep understanding of financial statements, corporate finance and accounting and qualifies him to serve as one of the financial experts of the audit committee.

24 2024 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Process

Director Nomination Process

The Board is responsible for approving nominees for election as directors. To assist in this task, the nominating and corporate governance committee is responsible for reviewing and recommending nominees to the Board. This committee is comprised solely of independent directors as defined by the rules of the NYSE and the SEC.

The Board has a policy of considering director nominees recommended by our stockholders. A stockholder who wishes to recommend a prospective Board nominee for the nominating and corporate governance committee’s consideration can write to the Nominating and Corporate Governance Committee, c/o Secretary, Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038. In addition to considering nominees recommended by stockholders, our nominating and corporate governance committee also considers prospective Board nominees recommended by current directors, management and other sources. Our nominating and corporate governance committee evaluates all prospective Board nominees in the same manner regardless of the source of the recommendation.

As part of the nomination process, our nominating and corporate governance committee is responsible for reviewing with the Board periodically the appropriate skills and characteristics required of directors in the context of the current make-up of the Board. This assessment includes issues of judgment, diversity, experience and skills. In evaluating prospective nominees, including nominees recommended by stockholders, our nominating and corporate governance committee looks for the following minimum qualifications, qualities and skills:

∎	highest personal and professional ethics, integrity and values;

∎	outstanding achievement in the individual’s personal career;

∎	breadth of experience;

∎	ability to make independent, analytical inquiries;

∎	ability to contribute to a diversity of viewpoints among board members;

∎	willingness and ability to devote the time required to perform board activities adequately (in this regard, the committee will consider the number of other boards of directors on which the individual serves); and

∎	ability to represent the total corporate interests of our company (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group).

Generally speaking, directors are expected to limit the number of other public company boards (including our company’s Board) on which they serve to between one and four or, if the director is serving as an executive officer of a public company, no more than two boards of public companies (including our company’s Board); however, our nominating and corporate governance committee may consider and approve exceptions to these board membership guidelines when considering the characteristics and potential contributions of any candidate for the Board. Prior to accepting any position on the board of directors of any non-profit or for profit organization, a director must notify our company’s Secretary and, for any public company board position, shall obtain approval of the Chairman of our nominating and corporate governance committee. Our company’s Audit Committee members may not sit concurrently on the audit committees of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of the member to effectively serve on our audit committee.

When recommending to the Board the slate of director nominees at the Annual Meeting, the nominating and corporate governance committee looks to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board has established a proven record of strategic and consistent refreshment, seeking new directors with appropriate skills, qualifications and backgrounds consistent with these criteria, with 40% of our director nominees having served on the Board for less than three years.

CONSIDERATION OF BOARD DIVERSITY

Throughout the director selection and nomination process, our nominating and corporate governance committee and the Board seek to achieve diversity within the Board with a broad array of viewpoints and perspectives that are representative of our global business. Our nominating and corporate governance committee adheres to our company’s philosophy of maintaining an environment free from discrimination on the basis of race, color, religion, sex, sexual orientation, gender identity, national origin, disability, age, veteran status or any other protected category under applicable law. This process is designed to provide that the Board includes members with diverse backgrounds, perspectives and experience, including appropriate financial and other expertise relevant to the business of the company. As set forth above, our nominating and corporate governance committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard, but fully appreciates the value of Board diversity, as it improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom. The committee views diversity broadly to include diversity of experience, skills, viewpoint, race, ethnicity, gender, cultural background and age. The committee considers its current practice to be effective in identifying nominees for director who have the right mix of professional expertise and skills with diversity of viewpoints to complement one another resulting in a balanced Board. Diversity brings great value to the Board and our company as it fosters innovation, creativity and connection to the people we serve.

Please see “Additional Information” in this Proxy Statement for information regarding the procedures for nominations of director candidates by stockholders.

Required Vote

To be elected, each nominee for director must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. Abstentions and broker “non-votes” will not be counted as a vote cast with respect to a nominee.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” each of the nominees set forth in Proposal 1.

2024 Proxy Statement 25

OUR MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, their ages and their positions as of March 12, 2024, are as follows. Our executive officers serve at the discretion of the Board.

NAME	AGE	POSITION
Randall C. Stuewe	61	Chairman of the Board and Chief Executive Officer
Jeroen Colpaert	48	Executive Vice President – Rousselot
Robert Day	54	Executive Vice President – Chief Strategy Officer
Sandra Dudley	51	Executive Vice President – Renewables and U.S. Specialty Operations
Rick A. Elrod (6)	63	Executive Vice President – Darling U.S. Rendering Operations
Matt Jansen	57	Chief Operating Officer – North America
Brandon Lairmore	45	Executive Vice President – Darling U.S. Rendering Operations
Patrick McNutt	64	Executive Vice President – Chief Administrative Officer
Brad Phillips	64	Executive Vice President – Chief Financial Officer
John F. Sterling	60	Executive Vice President – General Counsel and Secretary
Jan van der Velden	60	Executive Vice President – International Rendering and Specialties
Charles Adair (1) (3) (5)	72	Director
Beth Albright (1) (2)	57	Director
Larry A. Barden (3) (4)	67	Director
Celeste A. Clark (2) (4)	70	Director
Linda Goodspeed (2) (3)	62	Director
Enderson Guimaraes (1) (2)	64	Director
Gary W. Mize (3)	73	Lead Director
Michael E. Rescoe (1) (4) (5)	71	Director
Kurt Stoffel (1) (4) (5)	58	Director

1.	Member of the audit committee.
2.	Member of the compensation committee.
3.	Member of the nominating and corporate governance committee.
4.	Member of the environmental, social and governance committee.
5.	In accordance with requirements of the SEC and the NYSE listing requirements, the Board has designated Messrs. Adair, Rescoe and Stoffel as audit committee financial experts.
6.	As previously announced by the company, Mr. Elrod will retire from the company effective April 9, 2024.

26 2024 Proxy Statement

OUR MANAGEMENT

Executive Officers and Directors

For a description of the business experience of Messrs. Stuewe, Adair, Barden, Guimaraes, Mize, Rescoe and Stoffel, Mses. Albright and Goodspeed, and Dr. Clark, see “Proposal 1 – Election of Directors.”

Jeroen Colpaert has served as our Executive Vice President – Rousselot since January 2023. Since joining Darling Ingredients in 2014, Mr. Colpaert has held various leadership roles, including serving as Managing Director of Rendering and Specialties in Belgium and the Global Food Grade Casings business, where he oversaw a number of acquisitions and integrations around the world. Mr. Colpaert has more than 25 years of experience in operations, business, strategy and leadership and extensive expertise in rendering operations, including in food-grade protein production and anaerobic digestion. From 1999 to 2014, he managed several businesses at a predecessor of Linde Gas. He is fluent in Dutch, English, French, German and Spanish.

Robert Day has served as Executive Vice President – Chief Strategy Officer since August 2023. Mr. Day joined Darling Ingredients with 30 years executive management and investment banking experience in agriculture, soft and energy commodity industries. Prior to Darling Ingredients, beginning in January 2023, he served as a partner at Ascendant Partners, an investment bank and advisory firm, where he was licensed with FINRA as a registered investment banking representative. From 2015 to 2022, Mr. Day was with Ceres Global Ag Corp., where he served as CEO from 2016 to 2022. Prior to that, he was Managing Director Asia at ED&F Man; and he held a variety of executive and senior management roles in Asia, Latin America and the United States over 19 years with Cargill. Mr. Day holds an MBA from St. Thomas University and a bachelor’s degree from the University of Minnesota.

Sandra Dudley has served as our Executive Vice President – Renewables and U.S. Specialty Operations since October 2021. Prior to that, she served as our Senior Vice President – Renewables and Strategy from January 2020 to September 2021, and as Vice President – Strategic Planning & Business Development from 2015 to January 2020. She also currently serves on the board and as the Chairman and President of Diamond Green Diesel. Ms. Dudley began her career in 1995 at Professional Research Consultants, Inc., analyzing trends in the health care market. From 1998 to 2004 she worked at ConAgra Foods Inc., serving in both strategy and financial roles. From 2004 to 2015 she worked at Tenaska Marketing Ventures, a top natural gas marketer, where she analyzed long-term deals, developed deal structures, and traded natural gas.

Rick A. Elrod has served as our Executive Vice President – Darling U.S. Rendering Operations since April 2015 and will be retiring on April 9, 2024. He has extensive experience in raw material procurement and plant operations, having served the Company in various managerial capacities since joining our subsidiary, Griffin Industries, in 1984. Most recently, he served as the Company’s Senior Vice President – Eastern Region from January 2011 to April 2015. Mr. Elrod is involved in several state associations within the industry as well as the National Chicken Council, the U.S. Poultry Protein Council and the North American Renderers Association.

Matt Jansen has served as Chief Operating Officer, North America since May 2023, and has more than 30 years of executive management experience in the global agri/food industry. Mr. Jansen joined Darling Ingredients from StepStone Group Inc., a global investment firm, where he served as Senior Managing Director from 2020 to May 2023. From 2017 to 2019, he served as Chief Executive Officer of Saudi Arabia Agriculture and Livestock Investment Company, an agricultural investment Company. Prior to that, he served as Chief Executive Officer of COFCO International, the overseas agriculture business platform for COFCO

Corporation, China’s largest food and agriculture company. Mr. Jansen also served in a number of executive roles at ADM including Chief Risk Officer and Senior Vice President; President of ADM Global Oilseeds; President ADM Grain Group; and President ADM Brazil.

Brandon Lairmore has served as our Executive Vice President – Darling U.S. Rendering Operations since July 2023. Mr. Lairmore joined Darling Ingredients in 2016 and served as Senior Vice President—North Central Region from 2018 to 2023 and Regional Vice President—Great Lakes Region from 2016 to 2018. Mr. Lairmore’s career in the rendering industry began in 1999 at Tyson Foods, where he worked for more than a decade in numerous operational leadership roles. From 2010 to 2011, Mr. Lairmore worked as a Plant Manager at Protein Products. In 2011, he joined Pilgrim’s as General Manager of the Mount Pleasant, Texas, Protein Conversion Facility until 2013 when he assumed the role of Pilgrim’s Director of Protein Conversion Business Unit until 2016. Mr. Lairmore holds a bachelor’s degree in agricultural, food and life sciences from the University of Arkansas and a master’s degree in business administration from William Woods University.

Patrick McNutt has served as our Executive Vice President and Chief Administrative Officer since October 2022. He joined Darling Ingredients in 2000 as Director, Safety Management. After successfully leading numerous projects in fleet and logistics, he became Vice President, Fleet Operations in 2010. Prior to joining Darling Ingredients, Mr. McNutt served in several operations and leadership roles for Coca Cola and Argonaut Insurance Company. He is a veteran of the U.S. Navy, having served on the USS John Adams, a ballistic missile submarine. He also served as an adjunct professor of management and leadership at Dallas Baptist University for 15 years.

Brad Phillips has served as our Executive Vice President – Chief Financial Officer since January 2018. He has served in a number of different capacities for the Company since 1988. Most recently he served as our Vice President – Treasurer since May 2014. Previously, he held the positions of Treasurer from January 1993 to May 2014, Assistant Treasurer from January 1991 to January 1993, and Assistant Controller from October 1988 to January 1991. Prior to that, he was the Corporate Accounting Manager at Republic Health Corporation from 1984 to 1988, and from 1982 to 1984 he served in the audit group at Arthur Andersen.

John F. Sterling has served as our Executive Vice President – General Counsel and Secretary since August 2007. From 1997 to July 2007, Mr. Sterling worked for Pillowtex Corporation, where he served as Vice President, General Counsel and Secretary since 1999. Mr. Sterling began his career with the law firm of Thompson & Knight LLP, where he was a member of the firm’s corporate and securities practice area.

Jan van der Velden has served as our Executive Vice President – International Rendering and Specialties since October 2017. He has served in a number of different capacities for Darling Ingredients International (formerly known as VION Ingredients) since June 1989. Most recently, he has served as the Executive Vice President – ERS from January 2014 to October 2017, Managing Director of ERS for VION Ingredients from March 2012 to January 2014, and the Vice President Raw Materials & Logistics for VION Ingredients from January 2001 to March 2012. From May 2005 to March 2012, he also served as the managing director of VION Ingredients Germany. He also served as a member of the board of VION Ingredients.

2024 Proxy Statement 27

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

EXECUTIVE OVERVIEW	28

COMPENSATION PROGRAM OBJECTIVES AND PHILOSOPHY	34

USE OF PEER COMPANIES IN SETTING EXECUTIVE COMPENSATION AND MEASURING PERFORMANCE	36

MIX OF SALARY AND INCENTIVE AWARDS (AT TARGET)	38

COMPONENTS OF FISCAL 2023 EXECUTIVE COMPENSATION PROGRAM	38

OTHER FEATURES OF OUR COMPENSATION PROGRAM	46

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our company’s compensation programs and are not statements of management’s expectations or estimates of results or other guidance.

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s (the “committee’s”) approach in deciding fiscal 2023 compensation for our named executive officers (also referred to as our NEOs):

NAME	TITLE

Randall C. Stuewe	Chairman and Chief Executive Officer

Brad Phillips	Executive Vice President — Chief Financial Officer

Matt Jansen	Chief Operating Officer — North America

Jan van der Velden	Executive Vice President — International Rendering and Specialties

John Bullock (1)	Former Executive Vice President — Chief Strategy Officer

1. Mr.	Bullock retired from the company on February 15, 2024.

All of our NEOs are based in the United States, except for Mr. van der Velden, who is based in Europe at our corporate offices in Son, the Netherlands. Mr. van der Velden’s non-equity compensation is denominated in euros and translated into U.S. dollars in this Compensation Discussion and Analysis at the average exchange rate during 2023 of 1.0817 U.S. dollars per euro.

Executive Overview

COMPANY PERFORMANCE HIGHLIGHTS

Our Business

Our company is the world’s largest publicly traded company turning inedible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates over 260 facilities in more than 15 countries and repurposes approximately 15% of the world’s meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals, and pet food ingredients. In the meat production process, only about 50% of an animal makes it to the dinner plate, while the other 50% requires innovative, sustainable solutions to avoid landfills or incineration. That’s where Darling Ingredients comes in. We create specialty food ingredients that are used to make gelatin capsules for the pills we take, thickeners for the foods we eat, and collagen peptides for protein shakes for our hair, skin, nails and ligaments. We sell ingredients to companies that make feed for pets and livestock, like swine, cattle, poultry and fish. And if it cannot be fed to a human or an animal, we take those materials and make green energy. Through Diamond Green Diesel (DGD), a 50/50 joint venture with Valero Energy Corporation, we produce renewable diesel predominately from waste fats and oils. DGD is North America’s largest renewable diesel manufacturer, with the capacity to produce approximately 1.2 billion gallons of renewable diesel annually. Renewable diesel is a biomass-based fuel that is interchangeable with petroleum-based diesel fuel, but has a carbon lifecycle low enough to meet the most stringent low-carbon fuel standards, reducing Greenhouse Gas emissions by up to 80% as compared to traditional fossil fuel.

28 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

DGD produces renewable diesel from animal fats, recycled greases, used cooking oil, inedible corn oil, soybean oil, or other feedstocks that become economically and commercially viable. In addition, DGD is currently in the process of upgrading one of its plants to provide the plant with the capability of converting approximately 235 million gallons of its annual production capacity to sustainable aviation fuel (SAF). Our long-term strategy is to be recognized as the global leader in the production, development and value-adding of sustainable animal and nutrient recovered ingredients.

Our operations are organized into three segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. Our Fuel Ingredients segment includes our share of the results of our equity investment in DGD.

2023 Business Highlights

Fiscal 2023 was a record year for our company. As highlighted below, we delivered excellent results, while executing on a key acquisition, integrating multiple acquisitions and beginning construction at DGD on the SAF upgrade project.

2023 COMPANY PERFORMANCE HIGHLIGHTS

Key Operating Accomplishments

∎	Finished fiscal 2023 with net income of $647.7 million, or $3.99 per GAAP diluted share.

∎	Finished fiscal 2023 with a record combined adjusted EBITDA of $1.612 billion.

∎	DGD sold a record 1.2 billion gallons of renewable diesel for 2023 and distributed $327.3 million in cash dividends to the joint venture partners ($163.6 million our company’s share), while at the same time beginning construction on an SAF capital project in Port Arthur, Texas, as further described below.

∎	Worked on integrating the following three major acquisitions completed in fiscal 2023 and 2022, returning our gross margins to pre-acquisition levels: Valley Proteins, Inc., a major rendering and used cooking oil collection company in the U.S. that strengthened our core business by adding 18 rendering plants in the southern, southeast and mid-Atlantic regions and further supplemented our global supply of waste fats and greases to provide us with additional low carbon feedstocks; FASA Group, a leading Brazilian rendering company, that added 14 plants and 1.3 million metric tons of processing, thereby diversifying our global rendering platform and supplementing our global supply of waste fats and greases to provide us with additional low carbon feedstock to produce renewable fuels; and Gelnex, a leading producer of collagen products (including gelatin and collagen peptides) headquartered in Brazil, as further described below.

Growth Achievements

∎	Successfully closed on the acquisition of Gelnex, a leading global producer of collagen products (including gelatin and collagen peptides), for approximately $1.2 billion USD in cash. Headquartered in Brazil with five facilities in South America and one in the United States, Gelnex has the capacity to produce 46,000 metric tons of collagen products annually, which it exports to more than 60 countries around the world. The acquisition provides our company with increased capacity to meet the strong growth in demand for collagen products in the global health and nutrition market.

∎	DGD began construction on a $315 million capital project at its renewable diesel plant located in Port Arthur, Texas, to provide the plant with the capability to upgrade approximately fifty percent (50%) of its current 470 million gallon annual nameplate production capacity to SAF, which will provide DGD with a first mover position in the growing SAF market.

Other

∎	Returned approximately $52.9 million of capital to stockholders, buying back 926,167 shares of our common stock.

Pay for Performance

The committee seeks to align executive pay with long-term returns to stockholders by designing our executive compensation program to reward corporate, business unit and individual performance primarily based on the following three factors:

∎	Sustainable long-term growth, both organically and acquisitively, that strengthens our global portfolio while navigating commodity and consumer cycles and maintaining a robust balance sheet;

∎	Our effectiveness in deploying capital when compared to our Performance Peer Group; and

∎	The total shareholder return of our company as compared to our Performance Peer Group.

2024 Proxy Statement 29

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Pricing of our finished products is heavily influenced by global grain and oilseed supplies, meat production trends, crude oil pricing and foreign currency values. We operate a diversified portfolio and platform focused on creating long-term value for our stockholders. Nevertheless, deflationary cycles within the global commodity markets can have a significant impact on the price of our common stock. As such, we believe that the current best indicator of our long-term performance versus our Performance Peer

Group is a comparison of how competitively we deploy capital versus our Performance Peer Group as measured by a return on capital standard. The other primary factor in aligning our pay and performance is whether we have continued to grow earnings as measured by adjusted EBITDA, which is also the numerator for return on capital.

Performance against pre-established adjusted EBITDA goals was a key element of our 2023 annual incentive plan. Historically, we have used key acquisitions and a joint venture project to transform our platform and build future value through segment and product diversification and global expansion. Adjusted EBITDA growth exceeding that of the median of our Performance Peer Group will result in greater annual incentive plan payouts, while shortfalls in adjusted EBITDA will result in below target payouts. As the chart below indicates, our CEO’s total realizable compensation is well-aligned with our adjusted EBITDA performance.

(1)

For comparison purposes, 2019 Proforma Adjusted Combined EBITDA (non-GAAP) is also shown excluding the $86.6 million in EBITDA related to U.S. blenders tax credits attributable to DGD and our North American biofuel operations that was received in 2019 but relates to 2018 performance. The $86.6 million in EBITDA relates to U.S. blenders tax credits for which DGD and our company were eligible, which for fiscal 2018 were not retroactively approved by Congress until December 2019.

YEAR	2019	2020	2021	2022	2023

CEO Pay Measure:

Realizable Pay 1-Year	$8,303	$13,799	$8,674	$8,022	$7,950

% Change		66%	-37%	-8%	-1%

Absolute Performance Measure:

Reported Proforma Adjusted Combined EBITDA (non-GAAP)	$826.3	$841.5	$1,234.8	$1,541.0	$1,611.9

Proforma Adjusted Combined EBITDA (non-GAAP) showing for 2019 the EBITDA relating to the blenders tax credit in the year earned	$739.7	$841.5	$1,234.8	$1,541.0	$1,611.9

NOTES:

Adjusted EBITDA includes our DGD joint venture, but excludes transaction-related costs and foreign currency exchange impact on adjusted EBITDA. See Appendix A for a reconciliation of Adjusted EBITDA to our most closely comparable measure for GAAP purposes.

30 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2023, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2023 performance plus (iii) time vested restricted stock units (RSUs) granted on January 3, 2023 and shares of our common stock to be issued in the first quarter of 2026, assuming target performance share unit (PSU) performance for 2023 to 2025 for PSUs awarded on January 3, 2023, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2023.

We have used a return on capital standard as the performance measure under our long-term incentive (“LTI”) program since 2010. As in 2022, for 2023, we used return on gross investment (as defined, “ROGI”) as the performance metric for our LTI program, together with a relative total shareholder return (“TSR”) modifier. The committee believes that ROGI is a standard metric that enables a focus on the value of a particular asset and the working capital needed to operate that asset. Our return on capital targets are set to reflect the median historical performance levels for our Performance Peer Group. The following chart shows that by aligning our executive compensation with adjusted EBITDA and capital deployment performance, with a TSR modifier, the realizable pay levels provided by our executive compensation program to our CEO are well-aligned to our stock price performance over the long-term:

INDEX YEAR

2018	2018	2019	2020	2021	2022	2023

CEO Pay Measure:

Realizable Pay 1-Year		$8,303	$13,799	$8,674	$8,022	$7,950

% Change			66%	-37%	-8%	-1%

TSR Index Measure:

1-Year TSR Indexed to 2018=100	100.0	147.06	302.94	363.92	328.73	261.76

1-Year TSR %		47.1%	106.0%	20.1%	-9.7%	-20.4%

NOTES:

TSR performance is indexed to 2018, where 2018 equals 100 on the Index.

Realizable pay reflects the actual cash and intrinsic value of equity incentives awarded in a given year, using the stock price at the end of the year. For example, for 2023, realizable pay equals (i) base salary plus (ii) annual incentives earned for 2023 performance plus (iii) time vested RSUs granted on January 3, 2023 and shares of our common stock to be issued in the first quarter of 2026, assuming target PSU performance for 2023 to 2025 for PSUs awarded on January 3, 2023, plus (iv) the reported Summary Compensation Table values for Change in Pension Value and Non-Qualified Deferred Compensation Earnings and All Other Compensation for 2023.

The committee believes that our executive compensation program effectively aligns pay with performance based on the key factors discussed above, thereby aligning executive pay with returns to stockholders and creating a sustainable, long-term value proposition for our stockholders.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

STOCKHOLDER ENGAGEMENT PROCESS AND SAY ON PAY ADVISORY VOTE RESULTS

Our Board and management team take a long-term view toward stockholder engagement and recognize that solicitation and consideration of stockholder feedback are critical to maintaining good corporate governance practices and remaining responsive to the priorities of our stockholders. Throughout the year we engage with a significant portion of our stockholders on topics of importance to both our company and stockholders. In addition to discussing our business results, initiatives and capital structure, we engage on other matters, such as governance practices, including executive compensation, Board composition and refreshment and environmental, social and other sustainability topics. This engagement is conducted through a number of different forms, including in-person and virtual meetings, quarterly investment calls and other investor conferences and presentations. In addition, members of the committee and management conduct an annual outreach to stockholders. In this regard, in 2023, we reached out to stockholders representing approximately 55% of the outstanding shares of our common stock and held direct conversations with every stockholder who responded to our engagement request. Overall, we spoke with stockholders representing approximately 28% of our outstanding shares, with the chair of the committee leading the discussions. We also engage with the proxy advisory firms as appropriate and review our practices against their published guidelines. Stockholders are also provided an annual opportunity to provide feedback through an advisory say on pay vote on executive compensation. At our 2022 and 2023 Annual Meetings, approximately 94.7% and 95.1%, respectively, of the votes cast were in favor of the advisory vote to approve executive compensation. Our discussions with stockholders, together with the 2022 and 2023 say on pay results, indicated strong support for our executive compensation program and influenced the committee’s decision to maintain a consistent overall approach for 2023 and 2024. Stockholder engagement and the outcome of the say on pay vote results will continue to inform future compensation decisions.

BEST PRACTICES AND GOOD GOVERNANCE

The committee regularly reviews trends in executive compensation and pay-related governance policies and takes into account say on pay results and stockholder feedback to evaluate whether our executive compensation program continues to follow best practices aligned to long-term stockholder interests. Our executive compensation practices include the following, each of which the committee believes reinforces our executive compensation objectives:

✓	WHAT WE DO

✓	Significant portion of compensation is provided in the form of variable and performance-based incentives	Consistent with the goal of creating a performance-oriented environment that aligns with value delivered to stockholders. For the CEO, 86% of annual target total direct compensation is variable and predominantly performance-based.

✓	Alignment of pay and performance based on measurable goals for both annual and long-term awards	Annual incentive awards are based on internal adjusted EBITDA goals which are informed by peer group performance levels and the committee’s review of strategic, operational and personal goals. PSUs are earned based on three-year, forward-looking average ROGI goals relative to peer companies, with a relative TSR modifier.

✓	Balanced mix of awards tied to annual and long-term performance	For the CEO, target annual incentive award opportunity and target long-term incentive award opportunity represent 21% and 65% of annual target total direct compensation, respectively. 100% of annual and long-term awards for NEOs are variable and predominantly performance-based.

✓	Balance of metrics designed to reduce risk	We believe that the mix of annual and long-term incentive metrics promotes growth without excessive risk-taking and balances absolute vs. relative metrics, financial, operational and stock performance metrics, and corporate vs. business unit vs. individual goals.

✓	Targeted pay at 50th percentile of peers	Committee targets annual total direct compensation at the 50th percentile of peers for commensurate performance.

✓	Benchmark peers of similar revenues and business complexities	Committee benchmarks our executive compensation program and reviews the composition of our peer groups annually with the assistance of an independent compensation consultant.

✓	Maximum payout caps for annual cash incentive compensation and performance share unit awards	Committee establishes a maximum limit on the number of PSUs and the amount of annual cash incentives that can be earned.

✓	Include “double-trigger” change of control provisions in equity awards	Award agreements provide for vesting following a change of control only if there is also an involuntary termination of employment without cause or a resignation for good reason (double-trigger), provided that the awards are assumed or replaced by the acquirer.

✓	Robust stock ownership and retention policy	CEO must hold at least 5x base salary in our company stock; other NEOs must hold at least 2.5x base salary. Executives are also required to hold at least 75% of the after-tax shares of our common stock received through incentive awards until the ownership requirement is met.

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Compensation Discussion and Analysis

✓	WHAT WE DO

✓	Mandatory compensation recoupment (clawback) policy	Mandatory recovery of erroneously awarded annual or long-term incentive compensation based on achievement of financial results that were subsequently restated.

✓	Retention of an independent compensation consultant to advise the committee	Compensation consultant (Meridian Compensation Partners) provides no other services to the company.

X	WHAT WE DON’T DO

x	No change of control excise tax gross-ups	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

x	No excessive perquisites	We offer only limited benefits as required to remain competitive and to attract and retain highly-talented executives or, in the case of relocation benefits, as an inducement for an executive to join the company or relocate at our request.

x	No guaranteed annual salary increases or bonuses	For NEOs, annual salary increases are based on evaluations of individual performance, market data and economic conditions, while their annual cash incentives are tied to corporate and individual performance.

x	No dividends on unvested RSUs or unearned PSUs	Dividend equivalents are accrued, but not paid on RSUs or PSUs until vesting.

x	No supplemental executive retirement plans	Consistent with our focus on a performance-oriented environment; reasonable and competitive retirement programs are offered.

x	No discounted stock options, reload stock options or stock option re-pricing without stockholder approval	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

x	No short-term trading, short sales, transactions involving derivatives, hedging or pledging transactions for directors, executive officers and employees	Consistent with our focus on a performance-oriented environment and commitment to best practices aligned to long-term stockholder interests.

EXECUTIVE COMPENSATION HIGHLIGHTS

The committee has designed our executive compensation program to deliver pay in alignment with corporate, business unit and individual performance. A participant’s annual target total direct compensation is comprised of base salary, an annual cash incentive award and long-term incentive awards. A large portion of the annual target total direct compensation is “at-risk” through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a significant portion of equity. See charts on page 38 for more information regarding the target annual compensation mix for our CEO and other NEOs.

Fiscal 2023 Compensation Actions at a Glance

A substantial amount of the NEOs’ fiscal 2023 compensation was in the form of annual and long-term incentives, providing, as in prior years, a strong incentive to increase stockholder value. 86% of our CEO’s and an average of 70% of the other NEOs’ annual target total direct compensation was variable, with a substantial portion of that being performance-based. The following summarizes the key compensation decisions for the NEOs for fiscal 2023:

◾

Base Salary: For 2023, the committee conducted a review of the base salaries of each of the NEOs, taking into account market data supplied by the committee’s independent compensation consultant. Based on this review, each of the NEOs received an increase in base salary for 2023, except for Mr. Jansen, who commenced employment on May 11, 2023. For more information see “Components of Fiscal 2023 Executive Compensation Program – Base Salary” below.

◾

Annual Incentive Bonus: In fiscal 2023, the Company achieved global adjusted EBITDA of 98.95% of target, and each of our NEOs achieved a substantial amount of their strategic, operational and personal (“SOP”) goals. As a result, Mr. Stuewe earned a 2023 annual incentive bonus equal to 95% of his target and the other NEOs earned payouts ranging from 67% to 95% of target. In the case of Mr. Jansen, his annual incentive bonus was prorated based on his employment start date of May 11, 2023. For more information see “Components of Fiscal 2023 Executive Compensation Program – Annual Incentive Compensation” below.

◾

Long-Term Incentive (LTI) Awards: LTI awards had a target grant date value of 65% of the annual target total compensation for our CEO, 46% of the annual target total compensation for Messrs. Phillips and van der Velden and 43% of the annual target total compensation for Messrs. Bullock and Jansen, and were delivered through a target value mix of PSUs (60%) tied to three-year, forward-looking performance and time-based RSUs (40%). In the case of Mr. Jansen, his LTI grant date value was prorated based on his employment start date of May 11, 2023. For more information see “Components of Fiscal 2023 Executive Compensation Program – Long-Term Incentive Compensation” below.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

These compensation decisions are discussed in more detail in this Compensation Discussion and Analysis and shown in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table that follow.

Compensation Program Objectives and Philosophy

The committee has designed our executive compensation program to serve several key objectives:

∎

attract and retain superior executive talent in key positions, with compensation opportunities that are market competitive by generally setting target levels of annual total direct compensation opportunity for the NEOs at or near the 50th percentile of target total compensation for similarly-situated executives at an identified group of peer companies that are viewed as similar to us;

∎	reward the achievement of specific annual, long-term and strategic goals; and

∎

align the interests of our NEOs with those of our stockholders by placing a significant portion of annual total direct compensation at risk, and rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

In the chart below, we have summarized how the 2023 executive compensation program supports these executive compensation program objectives.

OBJECTIVE	HOW WE MET THIS OBJECTIVE IN 2023

Attract and retain superior executive talent in key positions, with compensation opportunities that are competitive relative to the compensation offered to similarly-situated executives at companies viewed as similar to us.

∎  Designed the executive compensation program to provide a mix of base salary, target annual cash incentive awards and target LTI award values that are aligned with the program’s principles and objectives and is competitive with the target compensation levels offered by our Pay Levels Peer Group (as defined on page 36 of this Proxy Statement).

Reward the achievement of specific annual, long-term and strategic goals.

∎  Provided substantial amount (86% in the case of the CEO and 69% to 71% in the case of the other NEOs) of annual target total direct compensation in variable and predominantly performance-based incentive awards tied to the achievement of annual, long-term, and strategic goals or, in the case of RSUs, stock price performance.

∎  Provided challenging upside opportunities on annual and long-term incentive compensation for exceeding target goals, balanced with reductions from target opportunities for performance below target goals.

∎  Tied payouts under the annual incentive plan to corporate and/or regional/business line financial objectives, as well as strategic, operational and personal goals, to focus executives on areas over which they have the most direct impact, while continuing to motivate decision-making that is in the best interests of our company as a whole.

∎  Based annual incentive awards primarily on quantifiable performance goals established by the committee at the beginning of the fiscal year, with payouts determined only after the committee reviews and certifies performance results. PSUs granted as part of LTI are tied to three-year, forward-looking performance with vesting based on actual performance against goals established at the beginning of the performance period.

Align the interests of our NEOs with those of our stockholders by rewarding performance that exceeds that of our peer companies, through the use of equity-based LTI awards and a share ownership and retention policy, with the ultimate objective of improving stockholder value over time.

∎  Tied payout of PSUs granted to our NEOs as part of LTI to three-year, forward-looking performance based on average ROGI with a TSR modifier, both relative to our Performance Peer Group, while RSUs granted as part of LTI directly align with value delivered to our stockholders.

∎ Continued our stock ownership policy with guidelines of 5x annual base salary for the CEO and 2.5x annual base salary for the other NEOs.

∎  Continued our stock retention policy whereby each NEO must retain at least 75% of the after-tax shares of our common stock received through incentive awards until the NEO is in compliance with our stock ownership guidelines.

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Compensation Discussion and Analysis

ROLES OF COMPENSATION COMMITTEE, MANAGEMENT AND INDEPENDENT CONSULTANTS

Compensation Committee

The committee has primary responsibility for overseeing our executive compensation program. The Board appoints the members of the committee. Additionally, the Board has determined that each member of the committee meets the applicable requirements for independence established by applicable SEC rules and the listing standards of the NYSE. The committee:

∎	oversees our various compensation plans and programs and makes appropriate design decisions;

∎	retains responsibility for monitoring our executive compensation plans and programs for adherence to our company’s compensation philosophy and objectives;

∎	determines the appropriate compensation levels for all executive officers, including the NEOs; and

∎	determines stock ownership and retention guidelines for our company’s directors and executive officers and monitors compliance with such guidelines.

The committee meets on a regular basis, including, as appropriate, without members of management present. The committee’s duties and responsibilities are described in its charter, which can be found on our website at https://ir.darlingii.com/corporate-governance-documents. The committee and the Board periodically review and, as appropriate, revise the charter.

As provided by its charter and discussed in greater detail below, the committee engages an independent compensation consultant to advise it on the design of our executive compensation program.

As in the prior year, the committee engaged Meridian Compensation Partners (“Meridian”) to advise it in connection with the 2023 executive compensation program. To determine the appropriate compensation levels, the committee considers, in conjunction with information on market pay levels, practices and trends from Meridian:

∎	Total compensation paid to the NEOs, including retirement and post-retirement benefits and fringe benefits;

∎	Our company’s long-term and short-term strategic and financial objectives;

∎	Our company’s performance, the industries in which we operate, the current operating environment, our relative total shareholder return performance and market compensation for similarly-situated executives; and

∎	How to balance short-term and long-term compensation to provide fair near-term compensation, to align executive pay with long-term stockholder value, and to avoid structures that would encourage excessive risk-taking, which includes a formal compensation risk assessment process developed with its independent compensation consultant.

The committee periodically reviews our executive compensation program to evaluate whether it remains competitive and provides the proper balance between cash and equity, and between short-term and long-term incentive compensation. The committee’s regular analysis and refinement of the compensation program helps ensure continued alignment of the elements of the compensation program with our company’s business strategy and stockholder interests. During this process, the committee:

∎	Evaluates the design of our compensation program to align pay and performance;

∎	Evaluates the executive compensation policies to support a continued nexus between executive compensation and the creation of stockholder value;

∎	Seeks to maintain the competitiveness of our company’s compensation programs, including comparing the annual total direct compensation paid by our company with that of our Pay Levels Peer Group;

∎	Considers feedback received from our stockholders during our stockholder outreach efforts in which the committee chair participates;

∎	Consults as needed with its independent compensation consultant to review and refine the elements of our compensation programs to align with our stated objectives and the company’s compensation philosophy; and

∎	Takes into consideration appropriate corporate acquisitions and material investments, if any, and the resulting impact on the size and complexity of our company’s business.

The committee also administers the Company’s compensation recoupment (clawback) policy.

In addition to its responsibilities for executive compensation plans and programs, the committee also reviews and evaluates from time to time our non-employee director compensation plans, policies and programs and reports its findings to the nominating and corporate governance committee.

Role of Chief Executive Officer

The committee annually evaluates the performance of the Chief Executive Officer who, in turn, on an annual basis, reviews the performance of his direct reports, which include each of the NEOs other than himself. The Chief Executive Officer presents his conclusions and recommendations with respect to performance and pay, including recommendations with respect to base salary adjustments and level of achievement of incentive goals, to the committee. The committee considers this information and then exercises its judgment in adopting or modifying any recommended adjustments or awards to be made to the NEOs.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Use of an Independent Compensation Consultant

The committee’s charter allows the committee to engage an independent compensation consultant to advise the committee on the design of our executive compensation program. As in the prior year, for fiscal 2023, the committee engaged Meridian, an independent executive compensation consulting firm, to counsel the committee on various matters relating to the development of our 2023 executive compensation program.

Meridian is engaged directly by, and is fully accountable to, the committee. The committee has determined, after considering independence factors provided by the SEC and the NYSE, that Meridian does not have any conflicts of interest that would prevent it from providing objective advice.

Use of Peer Companies in Setting Executive Compensation and Measuring Performance

Purpose

The committee uses peer groups for the following purposes:

∎	To assess the company’s performance with respect to annual and long-term incentive plans; and

∎	To assess executive compensation opportunities.

For purposes of making decisions with respect to the 2023 executive compensation program, we used two different peer groups to evaluate the competitiveness of pay levels and to establish performance standards. The committee believes that it is appropriate to use companies that are generally similar in size to our company for pay comparisons (the “Pay Levels Peer Group”). For performance comparisons, however, the committee believes it is appropriate to use a broader peer group that is not limited by size or location to set the standards for long-term incentive plan performance, as company size and location do not materially influence performance comparisons (the “Performance Peer Group”). Although the committee is referencing two different peer groups, there is substantial overlap between the peer groups due to 12 companies being present in both peer groups, as shown in the table that follows.

The committee uses competitive pay information derived from the Pay Levels Peer Group to generally inform its compensation decisions, but does not formulaically benchmark based on this data. The committee generally sets target levels of annual total direct compensation for the NEOs at or near the 50th percentile of target total compensation levels offered to similarly-situated executives at the peer companies. Variations from the 50th percentile level may occur due to the experience level of the individual and market factors, as well as performance that is significantly above or below goals.

Our company has a unique variety of product offerings and derives income from disparate industries. Therefore, it is difficult to establish a group of peer companies for measuring the competitiveness of our compensation opportunities and for measuring our relative business performance. In particular, it is challenging to identify appropriate peers for our business performance among companies in our S&P 8-digit and 6-digit Global Industry Classification Standard (GICS) codes, as many of the companies in those GICS codes that are of roughly similar size manufacture, market, and distribute food for human consumption. These companies typically use agricultural commodities as ingredients in their products, and as a result these companies would generally experience reduced performance when these commodity prices rise. In contrast, our products are ingredients that our customers use in their products, and are not generally for human consumption. Our product prices generally track the performance of an identified group of agricultural commodities. As those agricultural commodities prices rise, our financial performance will generally improve, and conversely, as those commodities prices fall, our financial performance will generally be negatively impacted. As a result, our company tends to operate in opposite economic cycles from many of the other food or agricultural-related companies in our general GICS codes.

In light of these challenges, the committee uses two peer groups – one to assess the company’s performance with respect to annual and long-term incentive plans (the Performance Peer Group) and a second to assess executive compensation opportunities (the Pay Levels Peer Group). The committee reviews the peer groups annually, with input from its independent compensation consultant, to determine whether any changes should be made to the members of the peer groups. Among the factors considered by the committee in its review of the peer groups for fiscal 2023 were the loss of certain members of the peer groups and changes to the company’s businesses and business mix since the peer groups were originally identified. As a result of this review, the committee determined that while the composition of the current peer groups was still generally appropriate, a few changes to the peer groups for fiscal 2023 were warranted. With respect to the Performance Peer Group, the committee (i) removed Renewable Energy Group, Inc. due to acquisition, (ii) removed Sanderson Farms, Inc. due to acquisition, (iii) removed HollyFrontier Corporation due to its significant decrease in correlation following its merger with Sinclair Oil Corporation, (iv) removed Casella Waste Systems, Inc. due to weaker business relevance, (v) removed Cal-Maine Foods, Inc. due to weak correlation and consumer food focus, (vi) added Corteva, Inc., an agricultural company, and (vii) added Republic Services, Inc., an environmental services company. The committee believes that these changes provide improved business alignment with the company. With respect to the Pay Levels Peer Group, the committee (i) removed Renewable Energy Group, Inc. due to acquisition, (ii) removed Sensient Technologies Corporation due to its much smaller size, (iii) added Corteva, Inc., (iv) added CF Industries Holdings, Inc., a chemical and materials manufacturer, (v) added CVR Energy,

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Compensation Discussion and Analysis

Inc., an energy refining company, and (vi) added Republic Services, Inc. The committee believes these changes improve the Pay Level Peer Group’s business alignment with the company, help position the company closer to the peer group median in terms of revenue, market cap and number of employees and still provide significant overlap with the Performance Peer Group. Accordingly, the members of the Performance Peer Group and the Pay Levels Peer Group for fiscal 2023 are as follows:

PERFORMANCE PEER GROUP ONLY	OVERLAP IN BOTH PEER GROUPS	PAY LEVELS PEER GROUP ONLY

Archer-Daniels-Midland Company

Bunge Limited

DSM-Firmenich (f/ka/ Koninklijke DSM N.V.)

FutureFuel Corp.

Maple Leaf Foods Inc.

Neste Oyj

REX American Resources Corporation

Sensient Technologies Corporation

Tate & Lyle plc

Tyson Foods, Inc.

Celanese Corporation

Clean Harbors, Inc.

Corteva, Inc.

FMC Corp.

Green Plains Inc.

Ingredion Incorporated

International Flavors & Fragrances Inc.

Republic Services, Inc.

Seaboard Corp.

Stepan Company

The Andersons, Inc.

The Mosaic Company

Avient Corporation (f/k/a PolyOne Corporation) CF Industries Holdings, Inc. CVR Energy, Inc. Graphic Packaging Holding Company HF Sinclair Corporation Methanex Corporation Sonoco Products Co.

Performance Peer Group

To better reflect the company’s operating segments of Feed, Food, and Fuel and whom we compete with for employee talent and capital, the Performance Peer Group was originally established for purposes of evaluating our performance under the company’s incentive programs. In selecting the Performance Peer Group constituents, the committee considered the following criteria: (i) industry; (ii) business operations similar to those of the company, focused on Feed, Food, and/or Fuel; (iii) the extent to which operations were global; and (iv) availability of publicly-disclosed financial information. The committee took these same factors into account in its review of the Performance Peer Group for fiscal 2023.

Pay Levels Peer Group

In establishing the original Pay Levels Peer Group and in order to create as much overlap with the Performance Peer Group as possible, the committee first identified those companies within the Performance Peer Group that (i) were U.S.-based companies and (ii) were similar in size to us, as measured by revenues using the parameters of between approximately one-third and three times our estimated revenues. The committee then worked with its independent compensation consultant at the time to identify additional companies to round out the group that were U.S.-based, similar in size and industry, and subject to similar cyclicality and volatility as the company. The committee took this same approach in its review of the Pay Levels Peer Group for fiscal 2023. The committee believes that this peer group is a reasonable peer group that is comprised of similarly-sized companies with operations similar to those of our company and/or influenced by similar cyclicality and volatility.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Mix of Salary and Incentive Awards (at Target)

Our executive compensation program is designed to deliver pay in alignment with corporate, business unit and individual performance, with a large portion of annual total direct compensation “at-risk” through long-term equity awards and annual cash incentive awards. The following charts illustrate the mix of annual total direct compensation elements for our NEOs at target performance. These charts demonstrate our executive compensation program’s focus on variable, performance driven cash and equity-based compensation, a large portion of which is “at-risk” and delivered as long-term equity awards and annual cash incentive awards.

*	Equity-based LTI consists of PSUs and RSUs.

In determining the 2023 targeted annual total direct compensation for Mr. Stuewe and the other NEOs, the committee used market data provided by Meridian, which took into account the recent increase in the size and complexity of our company and the corresponding increased scope and responsibilities of each of the NEO positions, as well consideration of their individual performance. The committee then considered the proper balance between fixed and variable compensation in making compensation adjustments. With respect to Mr. Stuewe, as further described below, a significant portion of the increase in his 2023 targeted annual total direct compensation was in the form of increases to his target annual incentive value and target long-term incentive value, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders.

Components of Fiscal 2023 Executive Compensation Program

For fiscal 2023, the compensation for the NEOs included the following components:

Fiscal 2023 Compensation Components at a Glance

COMPENSATION COMPONENT	DESCRIPTION
Base Salary	∎ Fixed compensation component.
∎ Periodically reviewed by the committee and adjusted based on competitive practices, economic conditions and individual performance.
Annual Incentive Bonus	∎ Short-term variable compensation component, performance-based, and payable in cash.
∎ Each NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 150% of base salary
– Other NEOs: Range from 75% to 100% of base salary
∎ Payouts based on (i) 2023 global and/or regional/business line adjusted EBITDA goals (65% weighting) and (ii) individual strategic, operational and personal (SOP) goals (35% weighting).

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COMPENSATION COMPONENT	DESCRIPTION
– The 65% adjusted EBITDA goal is based on overall company performance for Messrs. Stuewe, Phillips, Bullock and Jansen.
– For Mr. van der Velden, the 65% adjusted EBITDA goal is split 75% on his regional/business lines and 25% on overall company performance.
– Payouts range from 0% to a maximum of 200% of target.
Long-Term Incentive Compensation	∎ Long-term variable compensation component, with predominant portion being performance-based grants settled in company stock.
∎ Each NEO has a target award expressed as a percentage of salary:
– Mr. Stuewe: 464% of base salary, or $5,846,400
– Other NEOs: 150% of base salary
∎ Target award value is granted in a combination of PSUs and RSUs, weighted 60% and 40%, respectively.

∎ Annual, overlapping PSU grants are tied to three-year, forward-looking performance on average ROGI relative to our Performance Peer Group, with a TSR modifier. Actual awards may vary between 0% and a maximum of 225% of the target number of PSUs, depending on the performance level achieved.

∎ Number of PSUs earned to be reduced (up to 30%) or increased (up to 30% and capped at maximum payout) based on our company’s TSR over the performance period relative to our Performance Peer Group.
∎ Annual RSU grant vests 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant.
Retirement and Health and Welfare Benefits	∎ 401(k) plan and frozen pension plan.
∎ Group health, life and other welfare plan benefits generally available to our salaried employees.
∎ Termination/severance benefits per employment/severance agreement.

Fiscal 2023 Compensation Components—Details

BASE SALARY

Our company provides the NEOs with a base salary to compensate them for services rendered during each fiscal year. Base salary ranges for the NEOs are determined for each executive based on his position and responsibility by using market data supplied by Meridian, the committee’s independent compensation consultant. Base salary is designed to be competitive when compared with the Pay Levels Peer Group. The committee periodically reviews base salaries of senior executives, including the NEOs, to determine if adjustment is necessary based on competitive practices and economic conditions. Base salary for senior executives will also be reviewed and adjustment may be made based on individual performance and the individual’s skills, experience and background, or in connection with a promotion or other change in responsibilities. For 2023, the committee conducted a review of the base salaries of each of the NEOs, taking into account market data supplied by Meridian. Based on this review, each of the NEOs received an increase in base salary for 2023, except for Mr. Jansen, who commenced employment on May 11, 2023. In the case of Messrs. Phillips and van der Velden, their base salaries were increased to align them with market rates, taking into account market data supplied by Meridian, and to reflect the recent increase in the size and complexity of our company and the corresponding increased scope and responsibilities of each of them.

The following chart summarizes how fiscal 2023 base salaries compare to fiscal 2022 base salaries for each of our NEOs.

EXECUTIVE	FISCAL 2022 ANNUAL SALARY	FISCAL 2023 ANNUAL SALARY	PERCENTAGE INCREASE

Mr. Stuewe	$1,200,000	$1,260,000	5.0%

Mr. Phillips	$500,000	$700,000	40.0%

Mr. Jansen	N/A	$700,000	N/A

Mr. van der Velden (1)	$486,073	$649,020	30.0	% (2)

Mr. Bullock	$655,636	$700,000	6.8%

1.

Mr. van der Velden is based in the Netherlands and paid in euros. Accordingly, the amounts shown in this table, as well as all other non-equity related amounts elsewhere in this Proxy Statement for Mr. van der Velden, represent data converted from euros. For 2023, compensation was converted at the average exchange rate during 2023 of 1.0817 U.S. dollars per euro. In euros, Mr. van der Velden’s annual base salary in fiscal 2022 was €461,492 and in fiscal 2023 was €600,000.

2.	Percentage increase for Mr. van der Velden is calculated using his base salary for 2022 and 2023 as denominated in euros.

2024 Proxy Statement 39

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

ANNUAL INCENTIVE COMPENSATION

Overview

The purposes of the annual incentive program are to (i) motivate our NEOs to drive sustained stockholder value creation, (ii) provide incentive opportunities that are based on the competitive market, as adjusted for our performance, and (iii) serve as an important retention tool. To that end, each of our NEOs was provided with an annual incentive award opportunity for fiscal 2023 tied to (i) global and/or regional/business line adjusted EBITDA goals and (ii) the performance of the individual with respect to key SOP goals. The range of award payouts that an executive could earn (0% to 200% of target), as well as the performance goals, were established at the beginning of the year. Additional detail with respect to the design of the fiscal 2023 annual incentive program is provided below.

Annual Incentive Award Formula

In determining payouts under the fiscal 2023 annual incentive program, the committee used the following formula for the NEOs:

Annual Incentive Award Opportunities

The chart below summarizes the target annual incentive award opportunities for the NEOs for fiscal 2023:

Fiscal 2023 Target Bonus Opportunities

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS

Mr. Stuewe	150%	$1,890,000

Mr. Phillips	75%	$525,000

Mr. Jansen (1)	100%	$450,685

Mr. van der Velden	75%	$486,765

Mr. Bullock	100%	$700,000

1.	Mr. Jansen’s target annual incentive award value was calculated using the prorated value of his annual base salary based on his employment start date of May 11, 2023.

With respect to Mr. Stuewe, after considering market data, his individual performance and his targeted annual total direct compensation, the committee increased his 2023 target annual incentive value from 125% to 150% of his annual base salary, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders.

Annual Incentive Plan Performance Metrics and Range of Performance

For fiscal 2023 (as in fiscal 2022), the committee continued to measure financial performance based on a targeted level of adjusted EBITDA compared to the Performance Peer Group. The committee continued to balance the financial objectives of the organization with strategic, operational and personal objectives. These objectives are closely tied to the company’s performance in other key areas of the business that drive stockholder value creation and focus executives on areas over which they have the most direct impact. Additional detail with respect to the performance metrics and range of performance is provided below.

EBITDA (65% weighting): 65% of each NEO’s payout was tied to a targeted level of adjusted EBITDA performance for fiscal 2023. Depending on the NEO’s responsibilities, adjusted EBITDA was measured at the global level and/or in a mix of global and/or regional/business line results.

The committee selected global and/or regional/business line adjusted EBITDA as the sole annual financial performance metric because (i) EBITDA is one element of ROGI, which is a performance metric that is well understood internally, (ii) incenting the achievement of a targeted level of EBITDA is closely aligned with continued stockholder value creation and (iii) EBITDA provides a separate metric from that used in our long-term incentive plan, while continuing to motivate performance that is tied to stockholder value creation. Based on those factors, the committee concluded that a targeted level of adjusted EBITDA was the most appropriate annual financial performance metric.

To focus executives on areas over which they have the most direct impact and motivate controllable performance, adjusted EBITDA was measured as follows:

∎	Corporate and other executives who have a significant impact on global performance (Messrs. Stuewe, Phillips, Bullock and Jansen): 100% based on global adjusted EBITDA performance.

∎	Region/business line executives (Mr. van der Velden): 75% based on regional/business line performance and 25% based on global performance.

In addition, adjusted EBITDA includes our company’s portion of the EBITDA from our DGD joint venture, which is treated as an unconsolidated subsidiary in our financial statements but is a

40 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

high-performing asset that is integral to how we operate our business. DGD is considered an important part of our strategy because it is not only contributing significantly to our EBITDA, which is expected to continue with the completion of DGD’s recent expansion projects and as demand for sustainable fuels continues to grow, but it also provides a significant market and enhanced margins for our fats and oils and thereby a hedge to offset commodity exposure in our Feed Ingredients segment.

The pre-defined calculation of adjusted EBITDA is subject to adjustment by the committee for certain one-time, unusual or extraordinary items in order to more fairly assess our company’s performance for executive compensation purposes. These adjustments for compensation purposes may differ from the adjustments included in the company’s reported adjusted EBITDA. For fiscal 2023, these committee adjustments consisted of approximately $15.6 million in restructuring charges related to several plant closures in the U.S. and Europe and approximately $13.9 million in acquisition costs related to various acquisitions, including the Gelnex, FASA and Valley Proteins acquisitions. Financial performance measures are adjusted to reflect budgeted levels of currency exchange in order to properly measure job performance, as our company is an operating company and not in the business of trading currencies.

In developing the 2023 annual adjusted EBITDA goals, target level performance was set by determining the adjusted EBITDA that would be achieved assuming ROGI performance for the prior fiscal year at the 75th percentile relative to our Performance Peer Group. These goals generally require a high level of performance to be achieved over the one-year period. Threshold and maximum levels are set as a percentage of target and are designed to provide a smaller award for lower levels of acceptable performance (threshold), to reward exceptional levels of performance (maximum), and to provide no award for performance below threshold.

Fiscal 2023 Global Adjusted EBITDA Performance Goals (In Millions)

ACHIEVEMENT	GLOBAL	AWARD PAYOUT (PERCENTAGE OF TARGET)

Below Threshold	Below $1,384,632	0%

Threshold	$1,384,632	25%

Target	$1,628,978	100%

Maximum or Above	$1,873,325	200%

Strategic, Operational and Personal Goals (35% weighting): Each of our NEOs also had Strategic, Operational and Personal goals (“SOPs”) for fiscal 2023 that were tied to short-and long-term strategic objectives within the company. The SOPs were a blend of quantitative and qualitative goals for each NEO set at the beginning of the performance period, with a varying number of goals and weighting of those goals for each executive. The SOPs for our CEO and each of the other NEOs are reviewed and approved by the committee. The CEO makes recommendations to the committee on the SOPs for NEOs other than himself. Where appropriate, the SOPs are developed in alignment with our corporate strategy and are quantitative goals that are viewed as essential to drive the actions needed to achieve the plan. In addition, the SOPs are used to drive large corporate initiatives that are important to our company, its employees and other stakeholders, such as sustainability and ESG-related goals, which have been and continue to be part of the program. Metrics are defined as SMART (specific, measurable, achievable, relevant and time-bound) and are weighted based on a defined scale of achievement. With respect to fiscal 2023, the SOPs addressed items such as:

∎	developing and implementing our corporate strategy;

∎	achieving safety and other sustainability and ESG-related goals;

∎	integrating our recently acquired businesses;

∎	achieving SG&A goals, including SG&A reductions at certain of our recently acquired businesses;

∎	growing the core businesses and successfully executing on the DGD SAF project;

∎	succession planning; and

∎	other specific business development goals and projects.

At the end of the fiscal year, the CEO submits to the committee a performance self-assessment and conducts a final review with each of the other NEOs and individually rates their performance. The CEO then submits to the committee a performance assessment for each of the other NEOs. These assessments consider completion of objectives and the quality of work performed, and for non-quantitative goals may incorporate an element of judgment in assigning individual levels of achievement. A maximum payout of 200% of the target for the SOP component is possible for exceptional performance.

2024 Proxy Statement 41

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2023 Performance Results and Award Payouts

For fiscal 2023, we achieved global adjusted EBITDA of approximately $1,611.9 million, which was 98.95% of the target adjusted EBITDA and resulted in award payouts to all participants in the annual incentive program equal to 92.07% of target payout on the global adjusted EBITDA portion of the performance goal.

In addition, based on the committee’s review of the performance assessments of our NEOs, the following achievement percentages were assigned for the SOPs: 100% for Mr. Stuewe; 100% for Mr. Phillips; 100% for Mr. Jansen; 100% for Mr. van der Velden; and 100% for Mr. Bullock. For Mr. Stuewe, the committee noted the following achievements with respect to certain of his SOP goals:

GOAL	RESULT

Achieve certain stated sustainability and ESG goals

∎  Company completed first double materiality assessment and reported on full Scope 3 emissions. Company published updated Sustainability Progress Report that included progress updates for various stated goals.

Focus on succession planning

∎  Continued refinement of succession plan to the Board for C-suite level and other key positions, as demonstrated by the hiring of Mr. Jansen to the newly created position of Chief Operating Officer – North America and the hiring/promotion of persons to replace Messrs. Bullock and Elrod, two key retiring executives.

Execute on strategic growth plan

∎  Successfully closed on the acquisition of Gelnex, a leading global producer of collagen products (including gelatin and collagen peptides), which provides our company with increased capacity to meet the strong growth in demand for collagen products in the global health and nutrition market.

Execute on M&A integration

∎  Improved margins and achieved targeted SG&A reductions at certain of our recently acquired businesses. Developed a shared service platform for our Brazilian operations, with the opening of a new shared service center in Campinas, Brazil.

The chart below provides a summary of the awards earned for fiscal 2023 adjusted EBITDA and SOP performance by each NEO.

Award Payouts Based on Actual Performance

EXECUTIVE	FISCAL 2023 TARGET BONUS OPPORTUNITY	ADJUSTED EBITDA PAYOUT (65% WEIGHTING)	SOP PAYOUT (35% WEIGHTING)	TOTAL AI PAYOUT	TOTAL PAYOUT AS A PERCENT OF TARGET

Mr. Stuewe	$1,890,000	$1,131,082	$661,500	$1,792,582	95%

Mr. Phillips	$525,000	$314,190	$183,750	$497,940	95%

Mr. Jansen (1)	$450,685	$269,075	$157,366	$426,441	95%

Mr. van der Velden	$486,765	$209,345	$170,367	$379,712	78%

Mr. Bullock	$700,000	$418,919	$245,000	$663,919	95%

1.	Mr. Jansen’s target annual incentive award value was calculated using the prorated value of his annual base salary based on his employment start date of May 11, 2023.

LONG-TERM INCENTIVE COMPENSATION

Overview

Each of our NEOs was provided with long-term incentive award opportunities for fiscal 2023 that were tied to our performance. The principal objectives of the LTI design are to (i) motivate our NEOs to drive sustained long-term stockholder value creation, (ii) grant award opportunities that are based on the competitive market, but then adjusted for our performance, (iii) provide the NEOs with equity ownership opportunities that will further enhance their alignment with our stockholders’ interests and (iv) serve as an important retention tool. The committee believes that providing long-term, equity-based awards incentivizes executives to balance short- and long-term decisions, which helps to mitigate excessive risk-taking by our executives. Grants are generally made in the first quarter of each year; however, in limited, special situations, equity awards may be granted at other times to attract new executives and to retain existing executives. During 2023, one such grant was made in the form of a one-time grant on May 11, 2023 to Mr. Jansen of 44,304 RSUs as part of his new hire employment package, which will vest in three installments of 33-1/3% on each of the first three anniversaries of the grant date. This grant was made to help attract Mr. Jansen to our company and to compensate him in part for the value of the equity awards and other incentive opportunities he was forfeiting at his prior employer.

42 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As illustrated in the charts below, under our current LTI program, participants receive (i) annual, overlapping grants of PSUs tied to three-year, forward-looking performance based on average return on gross investment (i.e., ROGI) relative to our Performance Peer Group and (ii) annual RSU grants that vest 33-1/3% on the 1st, 2nd and 3rd anniversaries of grant. LTI target level performance for the PSUs is based upon achievement of 50th percentile ROGI performance relative to our Performance Peer Group, subject to adjustment by a TSR modifier that reduces (or increases) the number of PSUs earned if TSR relative to our Performance Peer Group ranks near the bottom (or near the top).

For performance between the 30th and 50th and between the 50th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum.

The committee views this program to be aligned with the objectives of motivating and rewarding executives for performance on key long-term measures, while also promoting retention of executive talent, and the program is well-designed to drive stockholder value creation and focus executives on areas over which they have the most direct impact.

Additional detail with respect to the design of the 2023 long-term incentive program is provided below.

Mix of Equity Awards

Under the 2017 Omnibus Incentive Plan, the committee may grant various types of equity-based awards. Consistent with the 2022 design, the committee provided long-term incentives for fiscal 2023 to the NEOs through a target value mix of time-based RSUs (40%) and performance-based PSUs (60%). The committee, with input from its independent compensation consultant, believes that this mix is consistent with market practice for these types of awards.

Time Vested Restricted Stock Units. RSU awards directly align the interests of executives with those of stockholders by tying LTI compensation value to the company’s share price performance. In addition, RSUs promote retention of critical executive talent and help balance the executives’ LTI mix to minimize risk taking. We determined the January 2023 grant of RSUs to Messrs. Stuewe, Phillips, Bullock and van der Velden, as well as the May 2023 grant of RSUs to Mr. Jansen, by converting 40% of the target LTI value for each NEO, and other eligible management employees, using the closing price of our stock on the grant date, January 3, 2023. In the case of Mr. Jansen, his annual target LTI value was prorated based on his starting date of May 11, 2023. Dividend equivalents related to RSUs will be accrued and paid in cash at the same time as RSUs vest, but only if and to the extent RSUs vest.

With the exception of Mr. Jansen, all of the RSUs granted to our NEOs vest in one-third increments on each of the first three anniversaries of the grant date (January 3, 2023), subject to continued service per the terms of the award agreement. In the case of Mr. Jansen, his RSUs under the 2023 LTI program were granted on his start date of May 11, 2023, and will vest in one-third increments at the same time as the other participants in the 2023 LTI program (i.e., January 3, 2024, January 3, 2025 and January 3, 2026), subject to continued service per the terms of the award agreement. Information regarding the grant date fair value and the number of RSUs awarded in 2023 under the 2023 LTI program to each of our NEOs is set forth in the 2023 Grants of Plan-Based Awards Table on page 50.

Performance Share Unit Awards. PSUs are tied to our company’s long-term performance in order to directly link our NEOs’ pay to the achievement of sustained long-term operating performance. Reflective of the desire to balance prudent use of capital and returns to our stockholders, the committee has determined that the 2023 awards will be earned based on our ROGI relative to our Performance Peer Group for a three-year, forward-looking cycle. Awards based on ROGI are also subject to potential adjustment based on our TSR relative to the Performance Peer Group over the same period. Dividend equivalent units related to PSUs will be accrued and paid in company stock at the same time as PSUs are settled, but only if and to the extent PSUs are earned.

2024 Proxy Statement 43

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

As in the prior year, for purposes of the 2023 executive compensation program, ROGI was determined as follows:

ROGI	=	earnings before interest, taxes, depreciation, and amortization (EBITDA)	÷	GROSS INVESTMENT	where	GROSS INVESTMENT	=

the sum of (i) current assets (excluding cash) less current liabilities (excluding the current portion of any long-term debt), plus (ii) gross property, plant and equipment (including gross intangibles and goodwill), plus (iii) equity in nonconsolidated subsidiaries

In addition, under our executive compensation program, the committee adjusts the ROGI performance results (or components thereof) to exclude the impact of extraordinary, unusual or unanticipated events, such as acquisitions, divestitures or mergers, stock splits or stock dividends or other similar material circumstances affecting or with respect to our company or any member of the Performance Peer Group during the performance period. The committee determines whether any such adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the PSUs with the goal of fairly comparing our company’s performance with the performance of the companies in the Performance Peer Group over the performance period.

TSR is defined for purposes of the PSUs as follows:

TSR	=	cumulative amount of dividends for the performance period, assuming dividend reinvestment	+	the increase or decrease in the Average Stock Price from the first day of the performance period to the last day of the performance period	÷	the Average Stock Price determined as of the first day of the performance period	where	Average Stock Price is the average of the closing transaction prices of a share of our common stock, as reported on the NYSE, for 20 trading days immediately preceding the date for which the average stock price is being determined

The committee selected ROGI and TSR as the performance measures for the PSUs because they:

∎	Measure performance in a way that is tracked and well-understood by investors;

∎	Capture both income and balance sheet impacts, including capital management actions; and

∎	Take into effect long-term stockholder value creation.

The committee believes that ROGI continues to be the most appropriate measure of our company’s operating performance against its peers since it is a standard metric that enables a focus on the value of a particular asset and the working capital needed to operate that asset.

ROGI Performance Levels

PERFORMANCE LEVEL	2023-2025 AVERAGE ROGI VS. PERFORMANCE PEERS	PAYOUT % OF TARGET # OF PSUs
Below Threshold	At or less than 30th percentile	0%
Target	At 50th percentile	100%
Maximum	Above 80th percentile	225%

For performance between the 30th and 50th and between the 50th and 80th percentiles, the number of PSUs earned will be interpolated between threshold-target and target-maximum.

44 2024 Proxy Statement

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Compensation Discussion and Analysis

TSR Modifier

The number of PSUs determined to be earned based on ROGI as provided above will be further adjusted in accordance with the schedule set forth below, based on our company’s TSR relative to the TSR of the companies in the Performance Peer Group during the three-year performance period:

COMPANY’S TSR VS. PERFORMANCE PEERS	VESTING ADJUSTMENT
At or less than 30th percentile	30% reduction in shares eligible for vesting
Greater than 30th percentile (but less than or equal to 80th percentile)	No adjustment
Above 80th percentile	30% increase in shares eligible for vesting, subject to a maximum vesting percentage of 225% of the target award

2023 Long-Term Incentive Awards

As previously mentioned, 60% of the target LTI value is delivered in the form of PSUs and 40% is delivered in the form of RSUs. The chart below summarizes the target LTI awards for the NEOs for fiscal 2023. With respect to Mr. Stuewe, after considering market data, his individual performance and his targeted annual total direct compensation, the committee increased Mr. Stuewe’s 2023 target LTI value from 375% to 464% of his annual base salary, thereby increasing the “at-risk” portion of his annual total direct compensation and further aligning it with the interests of our stockholders. Information regarding the fair market value and number of PSUs that the NEOs may earn at the end of the 2023-2025 performance period, subject to the performance metrics described above, is shown in the 2023 Grants of Plan-Based Awards Table on page 50. The starting value for the award, however, does not represent the actual compensation the NEOs will realize. These awards are intended to focus the NEOs on future company performance, and the actual value realized by an NEO will depend on our performance over time and the NEO’s continued employment with our company.

Fiscal 2023 Target Long-Term Incentive Awards

EXECUTIVE	PERCENT OF BASE SALARY	IN DOLLARS		TARGET NUMBER OF PSUs	NUMBER OF TIME VESTED RESTRICTED STOCK UNITS

Mr. Stuewe	464%	$5,846,400		57,496	38,331

Mr. Phillips	150%	$1,050,000		10,326	6,884

Mr. Jansen	150%	$676,028	(1)	6,648	4,432

Mr. van der Velden	150%	$960,840	(2)	9,449	6,300

Mr. Bullock	150%	$1,050,000		10,326	6,884

1.	Mr. Jansen’s target LTI value was calculated using the prorated value of his annual base salary based on his employment start date of May 11, 2023.

2.

The target number of PSUs and RSUs were calculated for Mr. van der Velden using this dollar amount, which was the amount of his base salary in U.S. dollars using the exchange rate at December 30, 2022 of 1.0676 U.S. dollars per euro.

2021-2023 PSU Award Determinations

Following the end of a PSU performance cycle, the committee reviews and certifies the performance attained based on our reported audited financial statements, subject to the potential adjustments described above. Each PSU that vests is settled with a share of our common stock.

In February 2024, the committee reviewed and certified achievement of the performance metrics for the PSUs granted in January 2021 for the 2021-2023 performance period. Relative ROGI for this 3-year performance cycle was at the 100th percentile. In addition, relative TSR for this same period was at the 32nd percentile. Consequently, the maximum 225% of the target number of PSUs granted in January 2021 was earned. The committee made no adjustments for non-recurring charges or one-time events. The performance scale and TSR modifier for the 2021-2023 cycle at threshold, target and maximum levels was the same as for the 2023-2025 cycle shown above. The value and number of PSUs that the NEOs earned for the 2021-2023 performance period are shown in the “Stock Awards” columns of the 2023 Option Exercises and Stock Vested Table on page 53.

2024 Proxy Statement 45

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Other Features of Our Compensation Program

RETIREMENT BENEFITS AND PERQUISITES

Retirement Benefits

We do not provide special or supplemental retirement benefits to our NEOs.

Our company offers a 401(k) plan to all of its eligible U.S.-based salaried employees. The 401(k) plan includes an employer contribution ranging from 3% to 6% of a participant’s base salary, based on age, and a matching contribution of 25% of a participant’s contributions up to 6% of a participant’s base salary. Our company also maintains a Salaried Employees’ Retirement Plan in the U.S. which was frozen effective December 31, 2011, and no future benefit will accrue after such date. Prior to December 31, 2011, participants accrued a benefit calculated on “average monthly pay” based upon the highest 60 consecutive months of the latest 120 months (and subject to certain limitations) and the years of service completed. Messrs. Stuewe and Phillips are participants in this plan.

Mr. van der Velden participates in a pension arrangement for which all Darling Ingredients International Dutch employees in the Netherlands are eligible. The pension arrangement consists of both a defined benefit and a defined contribution arrangement. Participation in the pension arrangement is compulsory for all covered employees in the Netherlands. All covered employees contribute one-third to the overall pension arrangement costs as a fixed percentage of their salary. See the 2023 Pension Benefits Table included on page 54 of this Proxy Statement for additional details on the defined benefit portion of the arrangement.

Perquisites and Other Personal Benefits

Our company provides NEOs with minimal perquisites and other personal benefits, generally in the form of a company automobile (or related allowance) and certain club dues, all as reflected in the All Other Compensation column in the 2023 Summary Compensation Table included on page 49 of this Proxy Statement. In addition, we offer relocation benefits if an executive officer is required to relocate to accept employment or a promotion with the company. The committee believes these benefits are reasonable and consistent with our overall executive compensation program to better enable our company to attract and retain superior executive talent for key positions. The committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs to evaluate whether they are reasonable and in line with market practices.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Our company has entered into an employment agreement with Mr. Stuewe and Senior Executive Termination Benefits Agreements with Messrs. Phillips and Jansen, each of which provide for, among other things, potential payments and other benefits upon termination of employment for a variety of reasons. We have also entered into an employment agreement with Mr. van der Velden that includes certain notice period requirements for any termination of employment. None of these agreements contain excise tax gross-up provisions related to potential change of control payments. Mr. Bullock also had a Senior Executive Termination Benefits Agreement, for which certain of the covenants contained therein for the benefit of the company remain in effect following his retirement. In June of 2023, the company adopted a new form of Senior Executive Termination Benefits Agreement for its senior executive officers, including Messrs. Phillips and Jansen, and which, in the case of Mr. Phillips, replaced and superseded his prior agreement with the company. The new agreement brings the severance benefits provided to our senior executive officers more in line with the current market levels, as supported by market information provided by Meridian to the committee.

See “Employment Agreements” and “Potential Payments upon Termination or Change-of-Control” included elsewhere in this Proxy Statement for a description of these agreements, including the severance benefits thereunder.

Our company has no outstanding equity award agreements that include provisions automatically accelerating vesting upon a change of control (sometimes referred to as “single-trigger” vesting), provided that the awards are assumed or replaced by the acquiring company. Instead, under such circumstances, the award agreements provide for vesting following a change of control only if there is also an involuntary termination (either by the company without cause or by the executive for good reason) within a stated period following the change of control. This is often referred to as “double-trigger” vesting, as it requires both a change of control (the first trigger) and a subsequent involuntary termination (the second trigger).

The committee believes that these severance arrangements are an important part of overall compensation for our NEOs and an important recruitment and retention tool as most of our competitors have implemented similar arrangements for their senior employees. Certain of these agreements include committee approved change of control provisions to provide reasonable personal protection to our senior executives in the context of an actual or potential change of control of our company. The committee views these arrangements as preventing management distraction during the critical periods prior to and the critical periods following a change of control.

STOCK OWNERSHIP AND RETENTION POLICY

Our company has stock ownership guidelines to further align the interests of our non-employee directors and NEOs with those of our stockholders. The guidelines require our NEOs and non-employee directors to maintain an investment in our common stock at the following levels:

∎	Chief Executive Officer: 5 times annual base salary;

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Compensation Discussion and Analysis

∎	Other NEOs: 2.5 times annual base salary; and

∎	Non-employee Directors: 5 times annual cash retainer.

Each of the NEOs and non-employee directors must retain at least 75% of any shares of our common stock received in connection with incentive awards (after sales or shares withheld for the payment of taxes and, in the case of stock options, shares withheld to cover the exercise price), and 100% of any other shares of our common stock held as of or acquired after the date on which such person first becomes subject to the stock ownership guidelines, until such person is in compliance with the stock ownership guidelines. Compliance with the guidelines is tested as of the date a person first becomes subject to the guidelines, annually as of the last day of each fiscal year and prior to any proposed sale of our common stock by a covered person. In determining whether the required investment levels have been met, shares are valued using the average daily closing price of our common stock over the 90-day calendar period immediately preceding the applicable measurement date.

POLICY AGAINST HEDGING AND PLEDGING COMPANY STOCK

The company’s insider trading policy expressly states that our directors, executive officers and employees are prohibited from engaging in “short sales” or any hedging transactions, including through the use of financial instruments such as puts, calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. In addition, the policy prohibits the holding of company securities in a margin account or pledging company securities as collateral for a loan.

COMPENSATION RECOVERY (CLAWBACK)

We maintain a compensation recovery policy that provides that if the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Financial Restatement”), the committee will cause the company to recoup from each executive officer, as promptly as reasonably possible, any erroneously awarded incentive-based compensation that is received by an executive on or after October 2, 2023. Recoupment under this policy will be required regardless of whether the executive or any other person was at fault or responsible for accounting errors that contributed to the need for the Financial Restatement or engaged in any misconduct.

In addition, as required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, the Chief Executive Officer and Chief Financial Officer would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to their misconduct.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction to publicly held corporations for annual compensation over $1,000,000 paid to certain “covered employees” of that corporation. The committee has historically taken and continues to take into consideration the tax deductibility of executive compensation when designing the company’s executive compensation. However, the committee recognizes that tax deductibility is only one of many factors to be considered in the context of building an effective and efficient executive compensation program that attracts and retains qualified senior executives and furthers the interests of stockholders, and therefore the committee retains authority to approve payments of nondeductible compensation if the committee determines that it is in the best interest of our company to do so.

2024 Proxy Statement 47

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and those discussions, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023.

THE COMPENSATION COMMITTEE

Linda Goodspeed, Chairwoman

Beth Albright

Celeste A. Clark, Ph.D.

Enderson Guimaraes

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EXECUTIVE COMPENSATION

Summary Compensation Table

2023 Summary Compensation Table

The following table sets forth certain information with respect to the total compensation paid to, awarded to or earned by each of our named executive officers for our fiscal years 2023 and, to the extent required by SEC disclosure rules, 2022 and 2021.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	STOCK AWARDS (1)	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPEN- SATION (2)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPEN- SATION EARNINGS (3)	ALL OTHER COMPEN- SATION		TOTAL
Randall C. Stuewe Chairman and Chief Executive Officer	2023	$1,260,000	—	$6,159,169	—	$1,792,582	$23,414	$97,504	(4)	$9,332,669
	2022	1,200,000	—	4,500,000	—	2,874,000	0	85,017		8,659,017
	2021	1,200,000	—	4,294,800	—	2,383,200	0	78,652		7,956,652

Brad Phillips Executive Vice President – Chief Financial Officer	2023	700,000	—	1,106,163	—	497,940	2,804	78,980	(5)	2,385,887
	2022	500,000	—	750,000	—	723,750	0	71,506		2,045,256
	2021	463,500	—	579,375	—	527,000	0	69,471		1,639,346

Matt Jansen (9) Chief Operating Officer – North America
	2023	449,615	—	3,528,192	—	426,441	—	422,897	(6)	4,827,145

Jan van der Velden (10) Executive Vice President – International Rendering and Specialties	2023	649,020	—	1,012,222	—	379,712	112,497	130,728	(7)	2,284,179
	2022	486,073	—	783,613	—	542,457	—	105,554		1,917,697
	2021	530,263	—	687,477	—	586,206	14,202	120,788		1,938,936

John Bullock (11) Former Executive Vice President – Chief Strategy Officer	2023	700,000	—	1,106,163	—	663,919	—	105,361	(8)	2,575,443
	2022	655,636	—	983,455	—	1,265,378	—	93,200		2,997,670
	2021	636,540	—	795,675	—	1,228,522	—	97,067		2,757,804

1.

In the case of the stock awards column, (A) for Messrs. Stuewe, Phillips, Bullock and van der Velden, it represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of the PSUs and RSUs granted to such named executive officers on January 3, 2023, under the 2023 LTI program and (B) for Mr. Jansen it represents the aggregate full grant date fair value computed in accordance with FASB ASC Topic 718 of (i) the PSUs and RSUs granted to Mr. Jansen on May 11, 2023 under the 2023 LTI program and (ii) the one-time grant on May 11, 2023 of 44,304 RSUs made to Mr. Jansen in connection with his acceptance of employment with our company, which RSUs vest in three installments of 33-1/3% on each of the first three anniversaries of the grant date (the “One-Time Jansen Grant”). Under FASB ASC Topic 718, the ROGI and TSR vesting conditions related to the PSUs granted to the NEOs in 2023 are considered market conditions and not performance conditions. Accordingly, there is no grant date fair value in excess of the amount reflected in the table above that could be calculated and disclosed based on achievement of the underlying market condition. Amounts reported for these awards may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on our company’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment. See “Components of Fiscal 2023 Executive Compensation Program – Long-Term Incentive Compensation” on page 42. In addition, see Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2023, regarding assumptions underlying valuation of equity awards.

2.

The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned and payable to each named executive officer for fiscal 2023, 2022 and 2021, as the case may be, under the applicable annual incentive plan. For fiscal 2023, these amounts are the actual amounts earned under the awards described in the 2023 Grants of Plan-Based Awards table on page 50. For fiscal 2023, payments under the annual incentive plan were calculated as described in “Components of Fiscal 2023 Executive Compensation Program – Annual Incentive Compensation” on page 40.

3.

The item for fiscal 2023 represents the change in the actuarial present value of the named executive officers’ accumulated benefits under the applicable retirement plan from January 1, 2023 to December 31, 2023. This change is the difference between the fiscal 2022 and fiscal 2023 measurements of the present value, assuming that benefit is not paid until age 62 for Mr. Stuewe, for Mr. Phillips his current age of 64 and age 65 for Mr. van der Velden. Each of these amounts was computed using the same assumptions used for financial statement reporting purposes under FAS 87, Employers’ Accounting for Pensions as described in Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2023.

4.

Represents $24,000 in auto allowance, $14,290 in club dues paid by our company, $31,164 in group life and $28,050 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

5.

Represents $14,010 in auto allowance, $14,290 in club dues paid by our company, $22,630 in group life and $28,050 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

6.

Represents $7,846 in auto allowance, $4,162 in group life and $410,889 in relocation benefits, which consisted of moving expenses in the amount of $40,838, realtor fees of $270,000, and tax reimbursements with respect to such relocation benefits of $100,051. The aggregate incremental cost for the moving expenses and realtor fees was determined based on the cost reimbursed to the third-party service provider or Mr. Jansen, as applicable.

7.	Represents $26,606 in auto allowance, $1,947 in personal allowance, $6,490 in club dues paid by our company and $95,685 in employer pension contributions.

8.

Represents $18,500 in auto allowance, $4,005 in club dues paid by our company, $54,806 in group life and $28,050 in employer contributions and employer discretionary contributions to our company’s 401(k) plan.

9.	Mr. Jansen did not become a named executive officer until fiscal 2023. Accordingly, no information is given in this table for fiscal years prior to fiscal 2023.

10.

Mr. van der Velden is paid in euros, and his annual base salary in fiscal 2023 was €600,000. All amounts in the Summary Compensation Table other than the amounts in the Stock and Option Awards columns, as well as all dollar amounts of compensation noted elsewhere in this Proxy Statement for Mr. van der Velden (except for the value of shares of our common stock and equity awards), represent data converted from euros. For 2023, compensation was converted at the average exchange rate during 2023 of 1.0817 U.S. dollars per euro.

11.	Mr. Bullock retired on February 15, 2024, and therefore ceased to be an executive officer of our company on such date.

2024 Proxy Statement 49

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

2023 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the plan-based awards granted to the named executive officers during the fiscal year ended December 30, 2023.

NAME	GRANT DATE	APPROVAL DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Randall C. Stuewe	1/3/23	12/19/22	$968,625	$1,890,000	$3,780,000
	1/3/23	12/19/22				2,874	57,496	129,366		$3,820,609
	1/3/23	12/19/22							38,331	$2,338,560

Brad Phillips	1/3/23	12/19/22	$269,063	$ 525,000	$1,050,000
	1/3/23	12/19/22				516	10,326	23,233		$ 686,163
	1/3/23	12/19/22							6,884	$ 420,000

Matt Jansen	5/11/23	5/7/23	$230,976	$ 450,685	$901,370
	5/11/23	5/7/23				332	6,648	14,958		$ 457,781
	5/11/23	5/7/23							4,432	$ 280,102
	5/11/23	5/7/23							44,304	$2,800,013

Jan van der Velden	1/3/23	12/19/22	$249,467	$ 486,765	$973,530
	1/3/23	12/19/22				472	9,449	21,260		$ 627,886
	1/3/23	12/19/22							6,300	$ 384,336

John Bullock	1/3/23	12/19/22	$358,750	$ 700,000	$1,400,000
	1/3/23	12/19/22				516	10,326	23,233		$ 686,163
	1/3/23	12/19/22							6,884	$ 420,000

1.

Represents the range of annual cash incentive award opportunities pursuant to the annual incentive bonus component of the 2023 executive compensation program. The minimum potential payout for each of the named executive officers was zero. The threshold and target amounts assume achievement of 100% of the SOPs of the personal objective component of the annual incentive bonus payable pursuant to the 2023 executive compensation program, while the maximum amount assumes achievement of 200% of the SOPs. The performance period began on January 1, 2023, and ended on December 30, 2023. Actual payments under these awards have already been determined and paid and are included in the Non-Equity Incentive Plan Compensation column of the fiscal year 2023 Summary Compensation Table. For a detailed discussion of the annual incentive bonus for fiscal year 2023, see “Components of Fiscal 2023 Executive Compensation Program – Annual Incentive Compensation” on page 40. Amounts shown for Mr. van der Velden are based on his annual base salary in fiscal 2023 of €600,000 and have been converted to U.S. dollars using the conversion rate of 1.0817 U.S. dollars per euro, which is the full year average rate of the euro to the U.S. dollar for 2023.

2.

Represents the range of shares of our common stock that may be released at the end of the performance period for PSUs awarded pursuant to the long-term incentive component of the 2023 executive compensation program, which performance period is January 1, 2023 – January 3, 2026. The minimum potential payout for each of the named executive officers under these PSUs is zero. Payment of the award is subject to the achievement of certain performance metrics during the performance period. For a detailed discussion of the PSU awards, see “Components of Fiscal 2023 Executive Compensation Program – Long-Term Incentive Compensation” on page 42.

3.

Represents the RSUs awarded pursuant to the long-term incentive component of the 2023 executive compensation program and, in the case of Mr. Jansen, also includes the One-Time Jansen Grant. For a detailed discussion of the RSU awards, including the One-Time Jansen Grant, see “Components of Fiscal 2023 Executive Compensation Program – Long-Term Incentive Compensation” on page 42.

4.

This column shows the full grant date fair value of equity awards under FASB ASC Topic 718 granted to the named executive officers in 2023. Generally, the full grant date fair value is the amount the company would expense in its financial statements over the award’s vesting schedule. See Note 13 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2023 regarding assumptions underlying valuation of equity awards. Actual amounts ultimately realized by the named executive officers from the disclosed stock awards will likely vary based on a number of factors, including the amounts of the actual awards, our operating performance, stock price fluctuations, differences from the valuation assumptions used and the timing of exercise or applicable vesting.

50 2024 Proxy Statement

EXECUTIVE COMPENSATION

Employment Agreements

Employment Agreements

Mr. Stuewe’s Employment Agreement

We are party to an employment agreement with Mr. Stuewe that was amended and restated effective as of January 1, 2009 and amended again in certain respects in March 2015, pursuant to which Mr. Stuewe was employed through December 31, 2023 with automatic extensions thereafter unless Mr. Stuewe’s employment is terminated earlier (i) by our company without cause (as defined in the agreement and discussed below) on not less than thirty days prior notice to Mr. Stuewe, (ii) by our company for cause (as defined in the agreement and discussed below), (iii) upon Mr. Stuewe’s death or disability or (iv) by Mr. Stuewe for good reason (as defined in the agreement and discussed below). The agreement’s term was automatically extended for 2024.

Mr. Stuewe is employed as our Chairman and Chief Executive Officer. The employment agreement provides for a minimum annual base salary, subject to increases at the discretion of the compensation committee of our Board, and an annual bonus paid pursuant to our company’s employee bonus plan in accordance with personal and company performance targets established annually by our compensation committee in consultation with Mr. Stuewe. The agreement also provides for Mr. Stuewe to receive our standard retirement and welfare benefits for executive officers. Furthermore, under his employment agreement, Mr. Stuewe is entitled to receive an allowance of $2,000 per month for the exclusive purpose of purchasing or leasing automobiles of his choice.

Cause is defined in Mr. Stuewe’s employment agreement to mean his: (i) breach of certain covenants in the employment agreement, including covenants in respect of confidentiality, non-competition and non-solicitation; (ii) conviction by, or entry of a plea of guilty or no contest in, a court of competent and final jurisdiction for any crime (whether felony or misdemeanor) involving moral turpitude or punishable by imprisonment; (iii) commission of any crime, act of fraud, embezzlement or theft upon or against our company in connection with his duties or in the course of his employment with our company or otherwise, or Mr. Stuewe’s commission of any crime, act of fraud, embezzlement or theft upon or against any third party; (iv) continuing failure or refusal to perform his duties as required by the employment agreement; or (v) gross negligence, insubordination or material violation of any duty of loyalty to our company, or engaging in any other material misconduct. In order to be terminated for the reasons stated in (iv) and (v), Mr. Stuewe must receive written notice from the Board stating the nature of his failure or refusal to comply with the terms of the employment agreement, and he must be given an opportunity to correct the relevant act or omission.

Good reason is defined in Mr. Stuewe’s employment agreement to mean the occurrence of any of the following events or actions: (i) any material reduction in Mr. Stuewe’s base salary; (ii) assignment to Mr. Stuewe of substantial duties materially inconsistent with his position as Chief Executive Officer or his experience or his demotion to a lesser position; (iii) our company’s failure to nominate Mr. Stuewe to the Board or removal of Mr. Stuewe from the Board (other than for cause or because of legal requirement); (iv) our company’s failure to pay or provide any amount of compensation or any material benefit that is due pursuant to the employment agreement or any plan, program, arrangement or policy in which Mr. Stuewe participates; (v) a material increase in the indebtedness of our company over Mr. Stuewe’s objections; (vi) any material change in the geographic location at which Mr. Stuewe must principally perform his duties for our company, which, for purposes of the employment agreement, means Mr. Stuewe’s permanent relocation to any office or location which is located outside of the Dallas/Fort Worth metropolitan area; or (vii) any action or inaction that constitutes a material breach by our company of the employment agreement, including without limitation, any failure of our company to obtain an agreement from any successor of our company to perform the employment agreement in accordance with the terms of the employment agreement. A finding of good reason pursuant to the above definition is not effective unless Mr. Stuewe provides our company with written notice within sixty calendar days of becoming aware of the facts and circumstances giving cause to the “good reason” and, if the facts and circumstances are capable of being cured, gives our company the opportunity to cure within thirty days of the notice.

Mr. Stuewe’s employment agreement also includes severance arrangements. These severance arrangements are discussed under the heading “Potential Payments upon Termination or Change of Control” beginning on page 55.

Mr. van der Velden’s Employment Agreement

We have entered into an employment agreement with Mr. van der Velden. The employment agreement is governed by the laws of The Netherlands and will continue in effect until the last day of the month during which Mr. van der Velden reaches the retirement date under his pension scheme (as applicable from time to time), but in any event no later than the date on which he will be eligible for state old-age pension benefits, subject to earlier termination as provided in the employment agreement. The employment agreement provides for a minimum annual base salary, subject to annual increases at the discretion of the compensation committee of our Board. The employment agreement also provides that Mr. van der Velden will participate in the applicable employee bonus program maintained by our company. The employment agreement also provides for Mr. van der Velden to receive certain benefits, including, without limitation, participation in pension plans, an expense allowance, use of a company vehicle, vacation and salary continuation in the event of incapacity to work, as more fully described in the employment agreement. The employment agreement also contains certain covenants for the benefit of our company, including, without limitation, relating to non-competition, non-solicitation of our employees, clawback of bonus awards and protection of our confidential information.

2024 Proxy Statement 51

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

2023 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer that were outstanding as of December 30, 2023:

	OPTION AWARDS				STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (1) (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (2) ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (3) (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (4) ($)
Randall C. Stuewe	61,124	—	$19.94	03/04/2024	65,573	$3,268,158	210,226	$10,477,664
	302,700	—	$14.76	03/10/2025
	353,152	—	$ 8.51	02/25/2026
	263,704	—	$11.97	03/07/2026
	236,443	—	$12.29	02/06/2027
	182,919	—	$18.82	01/29/2028
	217,877	—	$21.00	01/25/2029
	189,856	—	$28.89	01/06/2030

Brad Phillips	8,682	—	$28.89	01/06/2030	11,105	$ 553,473	36,710	$ 1,829,626

Matt Jansen	—	—	—	—	48,736	$2,429,002	14,958	$ 745,507

Jan van der Velden	33,629	—	$21.00	01/25/2029	10,902	$ 543,356	35,340	$ 1,761,346
	28,271	—	$28.89	01/06/2030

John Bullock	—	—	—	—	12,502	$ 623,100	40,904	$ 2,038,655

1

In the case of Messrs. Stuewe, Phillips, van der Velden and Bullock, reflects unearned RSUs that were granted on January 4, 2021, January 3, 2022 and January 3, 2023, pursuant to the long-term incentive components of the 2021, 2022 and 2023, respectively, executive compensation programs and that vest in equal installments on the first three anniversary dates of the grant. In the case of Mr. Jansen, reflects (i) 4,432 unearned RSUs that were granted on May 11, 2023, pursuant to the long-term incentive component of the 2023 executive compensation program and that vest in equal installments on January 3, 2024, January 3, 2025 and January 3, 2026 and (ii) the One-Time Jansen Grant, which vests in equal installments on May 11, 2024, May 11, 2025 and May 11, 2026.

2.	Value stated is the number of unvested RSUs, multiplied by the closing price of a share of our common stock on December 29, 2023 ($49.84).

3.

In the case of Messrs. Stuewe, Phillips, van der Velden and Bullock, reflects unearned PSU awards (at the maximum performance level) granted on January 3, 2022 and January 3, 2023, pursuant to the long-term incentive components of the 2022 and 2023, respectively, executive compensation programs. In the case of Mr. Jansen, reflects unearned PSU award (at the maximum performance level) granted on May 11, 2023, pursuant to the long-term incentive component of the 2023 executive compensation program.

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EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

4.

Value stated is the number of unearned PSUs in the 2022 and 2023 performance awards, as applicable, (based on the maximum performance level) multiplied by the closing price of a share of our common stock on December 29, 2023 ($49.84), details of which are shown in the table below. The PSUs for the 2021-2023 performance cycle are not included in the table, as they are considered earned as of December 30, 2023, and are reported in the 2023 Option Exercises and Stock Vested Table in this Proxy Statement. The 2021-2023 PSU awards were earned based on performance as of December 30, 2023.

	2022 PSUs		2023 PSUs

	MAXIMUM SHARES (#)	VALUE ($)	MAXIMUM SHARES (#)	VALUE ($)

Randall C. Stuewe	80,860	$4,030,062	129,366	$6,447,601

Brad Phillips	13,477	671,694	23,233	1,157,933

Matt Jansen	—	—	14,958	745,507

Jan van der Velden	14,080	701,747	21,260	1,059,598

John Bullock	17,671	880,723	23,233	1,157,933

These PSUs will be earned over three-year performance periods ending December 28, 2024 and January 3, 2026, respectively. The number of shares of our common stock shown in the table above assumes the maximum performance level. The number of shares ultimately received will depend on actual performance at the end of the performance period and continued employment with our company.

2023 Option Exercises and Stock Vested

The following table lists the number of shares acquired and the value realized as a result of option exercises by the named executive officers during the fiscal year ended December 30, 2023, and the value of any PSUs and RSUs that vested during the fiscal year ended December 30, 2023.

	OPTION AWARDS (1)		STOCK AWARDS (2)

	SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)

Randall C. Stuewe	73,772	$3,495,317	113,511	$5,869,620

Brad Phillips	—	—	15,587	808,538

Matt Jansen	—	—	—	—

Jan van der Velden	—	—	18,291	946,945

John Bullock	105,115	4,250,163	21,316	1,104,915

1.

Represents the number of stock options exercised in fiscal 2023. The value realized upon exercise is equal to the number of options exercised multiplied by the difference between the market price of a share of our common stock on the date of exercise and the exercise price.

2.

Represents the number of (i) PSUs for the 2021-2023 performance period that ended on December 30, 2023, that vested in fiscal 2023 and (ii) RSUs that vested in fiscal 2023. The value realized upon vesting is computed by multiplying the number of PSUs or RSUs, as the case may be, by the closing stock price on the date of vesting.

Details regarding the PSUs and RSUs that vested and the value realized are set forth below:

	2021-2023 PSUs		RSUs

	(#)	VALUE ($)	(#)	VALUE ($)

Randall C. Stuewe	94,862	$4,727,922	18,649	$1,141,698

Brad Phillips	12,798	637,852	2,789	170,686

Matt Jansen	—	—	—	—

Jan van der Velden	15,185	756,820	3,106	190,125

John Bullock	17,574	875,888	3,742	229,026

2024 Proxy Statement 53

EXECUTIVE COMPENSATION

Pension Benefits

Pension Benefits

The following table shows the present value of accumulated benefits payable to each of the eligible named executive officers, including the number of years of service credited to each eligible named executive officer, under our Salaried Employees’ Retirement Plan, as applicable, determined using interest rate and post-retirement mortality rate assumptions. For Mr. Stuewe, these values are calculated assuming retirement at age 62, the earliest age at which a participant can receive an unreduced retirement benefit from our Salaried Employees’ Retirement Plan. For Mr. Phillips, the value is calculated using his current age of 64. Our Salaried Employees’ Retirement Plan was frozen effective December 31, 2011. For Mr. van der Velden, the value is calculated assuming retirement at age 65 for benefits accrued up to January 1, 2014, age 67 for benefits accrued from January 1, 2014 through December 31, 2017, and age 68 for benefits accrued from January 1, 2018. Messrs. Bullock and Jansen do not participate in a pension plan. Information regarding the plan and the terms and conditions of payments and benefits available under the plan can be found under the heading “Other Features of our Compensation Program – Retirement Benefits and Perquisites” on page 46.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING LAST FISCAL YEAR ($)

Randall C. Stuewe	Salaried Employees’ Retirement Plan	8.83	$306,914	—

Brad Phillips	Salaried Employees’ Retirement Plan	23.17	747,831	—

Matt Jansen	—	—	—	—

Jan van der Velden	Netherlands—PGB, former SPS Pension Plan	34.50	736,638	—

John Bullock	—	—	—	—

The present value of accumulated benefits has been calculated as of December 31, 2023, which is the measurement date for financial statement reporting purposes. The present value of accumulated benefits has been calculated assuming the retirement ages described above, and no pre-retirement death, disability, or withdrawal was assumed. All other assumptions used (including a 4.85% discount rate for Messrs. Stuewe and Phillips and a 3.60% discount rate for Mr. van der Velden) are consistent with the assumptions used for our company’s audited financial statements for the fiscal year ended December 30, 2023. See Note 15 of the consolidated financial statements in our Annual Report for the fiscal year ended December 30, 2023, for more information regarding the assumptions underlying the valuation of the pension benefits.

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Potential Payments upon Termination or Change of Control

Potential Payments upon Termination or Change of Control

Mr. Stuewe’s employment agreement includes provisions pursuant to which he is entitled to the following severance and other payments upon his termination:

∎	Termination upon Death: In the event that Mr. Stuewe’s employment with our company terminates as the result of his death, Mr. Stuewe’s designated beneficiary is entitled to receive the following amounts: (i) accrued but unpaid base salary through the date of termination, in a lump sum payment, within thirty days of termination; (ii) earned but unpaid bonus for a completed fiscal year, in a lump sum payment, within thirty days of termination; (iii) business expenses and accrued vacation pay, in a lump sum payment, within thirty days of termination; (iv) amounts to which Mr. Stuewe is entitled pursuant to Mr. Stuewe’s participation in employee benefit plans (the above amounts are collectively referred to as the “Accrued Entitlements”); and (v) death benefits equal to two times Mr. Stuewe’s then-effective base salary pursuant to a group life insurance policy maintained at our company’s expense.

∎	Termination upon Disability: In the event that Mr. Stuewe’s employment with our company terminates as the result of his disability (as defined in his employment agreement), Mr. Stuewe is entitled to receive (i) the Accrued Entitlements and (ii) $10,000 per month until Mr. Stuewe reaches 65 years of age pursuant to a group disability policy maintained at our company’s expense.

∎	Termination for Cause; Resignation without Good Reason: If our company terminates Mr. Stuewe for cause (as defined in his employment agreement and discussed in “Employment Agreements – Mr. Stuewe’s Employment Agreement” above) or Mr. Stuewe resigns without good reason (as defined in his employment agreement and discussed in “Employment Agreements – Mr. Stuewe’s Employment Agreement” above), Mr. Stuewe is entitled to receive the Accrued Entitlements only.

∎	Termination without Cause; Resignation for Good Reason: If our company terminates Mr. Stuewe without cause or Mr. Stuewe resigns for good reason (other than within twelve months following a change of control as discussed below), Mr. Stuewe is entitled to receive the following payments, together with certain additional payments that are not, individually or in the aggregate, material: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to two times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

∎	Termination upon a Change of Control of our company: If within twelve months following a change of control, either our company terminates Mr. Stuewe’s employment without cause or Mr. Stuewe resigns for good reason, Mr. Stuewe is entitled to the following payments, among others: (i) the Accrued Entitlements; (ii) a lump sum payment, within thirty days of the date of termination, equal to three times Mr. Stuewe’s base salary at the highest rate in effect in the preceding twelve months; and (iii) an amount equal to the bonus that he would have been entitled to at year end, but only if our company’s performance to the termination date would entitle him to the bonus.

Pursuant to Mr. Stuewe’s employment agreement, subject to certain exceptions, during Mr. Stuewe’s employment with our company and for a period of (i) two years thereafter in the event of termination without cause, (ii) three years thereafter in the event of termination upon a change of control and (iii) one year thereafter in each other instance (the “Restricted Period”), Mr. Stuewe may not have any ownership interest in, or be an employee, salesman, consultant, officer or director of, any entity that engages in the United States, Canada or Mexico in a business that is similar to that in which our company is engaged in the territory. Subject to certain limitations, Mr. Stuewe’s employment agreement also prohibits him from soliciting our company’s customers, employees or consultants during the Restricted Period. Further, Mr. Stuewe is required by his employment agreement to keep all confidential information in confidence during his employment and at all times thereafter.

Mr. Stuewe’s employment agreement contains a provision that provides that in the event it will be determined that any payment or distribution by our company to Mr. Stuewe or for his benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Mr. Stuewe with respect to such excise tax, then such payments will be reduced (but not below zero) if and to the extent that such reduction would result in Mr. Stuewe retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if Mr. Stuewe received all of such payments. The employment agreement provides that our company will reduce or eliminate any such payments, by first reducing or eliminating the portion of such payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. Additionally, Mr. Stuewe’s employment agreement contains provisions intended to comply with Section 409A of the Code and the guidance promulgated thereunder.

2024 Proxy Statement 55

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

As of the end of fiscal 2023, we had in effect Senior Executive Termination Benefits Agreements with each of Messrs. Phillips and Jansen, which provide for, subject to certain conditions including the execution and non-revocation of a general release and continued compliance with all terms of the agreement, the following severance and other payments upon the termination of their employment for the following reasons:

∎	Termination without Cause (without a Change of Control): If our company terminates the executive without cause (other than within twenty-four (24) months following a change of control as discussed below), the executive is entitled to receive the following payments: (i) his annual base salary in effect at the time of his termination for a period of twenty-four (24) months, paid periodically in installments over such period in accordance with our company’s ordinary payroll practices, (ii) a prorated amount of the bonus that he would have been entitled to with respect to the fiscal year in which the termination occurs, based on actual performance, (iii) a lump sum payment in an amount equal to any prior fiscal year bonus earned but not yet paid to the executive, (iv) any accrued vacation pay due but not yet taken at the date of his termination, (v) a monthly reimbursement payment for up to eighteen (18) months equal to the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage, and (vi) up to $20,000 in outplacement counseling services.

∎	Termination without Cause or Resignation for Good Reason following a Change of Control: If our company terminates the executive without cause or the executive resigns for good reason (as defined in the Senior Executive Termination Benefits Agreement) within twenty-four (24) months following a change of control, the executive is entitled to receive the following payments: (i) a lump sum payment equal to two times the sum of (A) his annual base salary at the highest rate in effect for the preceding twelve (12) months prior to the termination date and (B) his target annual bonus amount for the fiscal year in which the termination occurs, (ii) a prorated amount equal to the greater of (A) the bonus that he would have been entitled to with respect to the fiscal year in which the termination occurs or (B) his target annual bonus amount for the fiscal year in which the termination occurs, based on actual performance, (iii) a lump sum payment in an amount equal to any prior fiscal year bonus earned but not yet paid to the executive, (iv) any accrued vacation pay due but not yet taken at the date of his termination, (v) a monthly reimbursement payment for up to eighteen (18) months equal to the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage, and (vi) up to $20,000 in outplacement counseling services.

These Senior Executive Termination Benefits Agreements contain covenants for the benefit of our company relating to the protection of our confidential information, return of company property, continued cooperation in certain matters involving our company and non-solicitation of our employees, non-competition with our company and non-interference with our company’s business during employment and for two years following a termination of employment.

The Senior Executive Termination Benefits Agreements with each of Messrs. Phillips and Jansen contain a provision that provides that in the event it will be determined that any payment or distribution by our company to them or for their benefit would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by them with respect to such excise tax, then such payments will be reduced (but not below zero) if and to the extent that such reduction would result in their retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if they received all of such payments.

Mr. Bullock also had a Senior Executive Termination Benefits Agreement in effect at the end of fiscal 2023, which provided that, subject to certain conditions, our company had to continue to pay Mr. Bullock upon any termination of his employment (except termination by reason of the voluntary resignation, termination for cause or termination by reason of normal retirement) for one year (i) his annual base salary in effect at the time of his termination, (ii) any accrued vacation pay due but not yet taken at the date of his termination, (iii) life and disability and certain other similar benefits of our company (or similar benefits provided by our company) in effect immediately prior to the date of termination to the extent allowed under the applicable policies, and (iv) an amount equal to the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage. Mr. Bullock retired in February 2024, so these provisions are no longer applicable. His agreement also contained covenants for the benefit of our company relating to the protection of our confidential information, return of company property, non-solicitation of our employees during employment and for one year following a termination of employment, non-disparagement of our company and its business, and continued cooperation in certain matters involving our company.

Mr. van der Velden is not a party to a Senior Executive Termination Benefits Agreement and would receive separation payments and benefits as required under the laws of the Netherlands, as described below.

As noted above, Mr. Bullock retired from the company on February 15, 2024. Mr. Bullock did not receive any cash severance benefits in connection with his retirement. In accordance with the terms of Mr. Bullock’s outstanding award agreements and due to Mr. Bullock satisfying the age, service and notice requirements for retirement, Mr. Bullock will receive retirement vesting treatment under the terms of his outstanding RSU and PSU agreements, resulting in full acceleration of Mr. Bullock’s outstanding RSUs and eligibility to vest in Mr. Bullock’s outstanding PSUs based on actual performance through the end of the respective performance period (the estimated value of Mr. Bullock’s outstanding RSUs and PSUs as of his retirement date was $957,979, assuming a closing share price on February 15, 2024 of $42.83 and target performance under the outstanding 2022 and 2023 PSUs).

56 2024 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

The tables below reflect the amount of compensation that each continuing named executive officer would have been entitled to in the event of termination of the executive officer’s employment as of December 30, 2023. The amount of compensation payable to each such named executive officer upon termination without cause or resignation for good reason, termination due to retirement, termination due to death or disability, or termination following a change of control is shown below. The amounts shown are estimates of the amounts that would be paid to each executive officer listed upon his termination. The actual amounts to be paid can only be determined at the time of the applicable executive officer’s separation from our company. The amounts are in addition to benefits generally available to U.S. salaried employees, such as accrued vacation. Our company has no program, plan or agreement providing benefits or accelerated vesting to the named executive officers triggered by a voluntary resignation without good reason, a termination for cause or a change of control not connected to a termination of employment.

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Randall C. Stuewe

Compensation	$ 2,520,000	(1)	—		—		$ 3,780,000	(2)

Annual Incentive Bonus (3)	1,792,582		—		$1,792,582		1,792,582

Life Insurance Benefits	—		—		2,520,000	(4)	—

Health and Welfare	67,952	(5)	—		—		99,539	(6)

Disability Income	—		—		402,354	(7)	—

Equity Awards	4,134,295	(8)	$6,054,248	(9)	5,417,458	(10)	7,924,909	(11)

Pension Accrual (12)	—		—		—		—

Relocation Expenses	(13)		—		—		(13)

1.

Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is two times his base salary at the highest rate in effect in the preceding twelve months.

2.

Reflects the lump-sum value of the compensation to be paid to Mr. Stuewe in accordance with his employment agreement, which is three times his base salary at the highest rate in effect in the preceding twelve months.

3.

Reflects amount due Mr. Stuewe under the annual incentive bonus component of the 2023 executive compensation program, which would be payable to Mr. Stuewe under his employment agreement since our company’s performance in fiscal 2023 would have entitled him to the bonus as of the assumed date of termination.

4.

Reflects the lump-sum proceeds payable to Mr. Stuewe’s designated beneficiary upon his death, which is two times his then-effective base salary from a group life insurance policy (that is generally available to all salaried employees) and a supplemental executive life policy maintained by our company at its sole expense.

5.

Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a two-year period after his employment is terminated.

6.

Reflects the estimated lump-sum present value of all future premiums paid to or on behalf of Mr. Stuewe for medical, dental, life and accidental death and dismemberment, as well as short and long-term disability, which, in accordance with the terms of Mr. Stuewe’s employment agreement, are to continue for a three-year period after his employment is terminated following a change of control.

7.

Reflects the lump-sum present value of all future payments that Mr. Stuewe would be entitled to receive under his employment agreement upon disability. Mr. Stuewe would be entitled to receive disability benefits until he reaches age 65.

8

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. Stuewe would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2022 and 2023 executive compensation programs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed that target performance was achieved, which leads to a value of $2,139,748 based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

9.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. Stuewe would remain eligible to vest in a prorated portion of the PSUs awarded under our company’s 2022 executive compensation program (the “2022 PSUs”) and the full amount of the PSUs awarded under our company’s 2023 executive compensation program (the “2023 PSUs”), in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed (i) that target performance was achieved, which leads to a value of $4,059,701 based on the closing price of our common stock on December 29, 2023 of $49.84 per share, and (ii) with respect to the 2023 PSUs, that Mr. Stuewe provided the company with at least six months’ advance written notice of his retirement, which allows him to remain eligible

2024 Proxy Statement 57

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

to vest in in the full amount of such PSUs. If Mr. Stuewe provides the company with less than six months’ advance written notice of his retirement, he would only remain eligible to vest in a prorated amount of the 2023 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table of $1,919,952 based on the closing price of our common stock on December 29, 2023 of $49.84 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

10.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023, and (ii) a prorated portion of the target level amount of the 2022 PSUs and the 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

11.

Reflects the acceleration of vesting of (i) 100% of Mr. Stuewe’s unvested RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023, and (ii) the target level amount of the 2022 PSUs and the 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. Note that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

12.

Pursuant to his employment agreement, under certain circumstances Mr. Stuewe is entitled to the lump-sum present value for pension benefits that would have accrued under our company’s salaried employees’ pension plan for the two-year period following termination. As previously noted, our company’s salaried employees’ pension plan was frozen effective December 31, 2011, including all future service and wage accruals. Accordingly, no amounts would be owed to Mr. Stuewe under this provision of his employment agreement.

13.

Pursuant to the terms of his employment agreement, if Mr. Stuewe is terminated by our company without cause or resigns for good reason (whether following a change of control or not), we will reimburse him for reasonable relocation expenses, which will be limited to realtor fees and closing costs for the sale of his Texas residence as well as costs of moving from Texas to California. These expenses are not reasonably estimable.

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Brad Phillips

Compensation	$1,400,000	(1)	—		—		$2,450,000	(2)

Annual Incentive Bonus	497,940	(3)	—		—		525,000	(4)

Life Insurance Benefits	—		—		$1,850,000	(5)	—

Health and Welfare	53,613	(6)	—		—		53,613	(6)

Disability Income	—		—		88,208	(7)	—

Executive Outplacement	20,000	(8)	—		—		20,000	(8)

Equity Awards	693,602	(9)	$1,038,416	(10)	924,050	(11)	$1,366,663	(12)

Matt Jansen

Compensation	$1,400,000	(1)	—		—		$2,800,000	(2)

Annual Incentive Bonus	426,441	(3)	—		—		700,000	(4)

Life Insurance Benefits	—		—		$1,850,000	(5)	—

Health and Welfare	53,445	(6)	—		—		53,445	(6)

Disability Income	—		—		753,217	(7)	—

Executive Outplacement	20,000	(8)	—		—		20,000	(8)

Equity Awards	691,657	(9)	—		2,539,448	(11)	$2,760,339	(12)

1.

Payable only in the case of a termination by our company without cause and reflects 24 months of compensation for Messrs. Phillips and Jansen based on the noted executive officer’s base salary at December 30, 2023, to be paid to the noted executive officer in accordance with the terms of his Senior Executive Termination Benefits Agreement.

2.

Reflects the lump-sum value of the compensation to be paid to Messrs. Phillips and Jansen in accordance with their Senior Executive Termination Benefits Agreements, which is equal to two times the sum of (i) the noted executive officer’s base salary at the highest rate in effect in the preceding twelve months and (ii) his target annual bonus amount for the fiscal year in which the termination occurs.

3.

Reflects amount due under the annual incentive bonus component of the 2023 executive compensation program, which would be payable to Messrs. Phillips and Jansen under their Senior Executive Termination Benefits Agreements since our company’s performance in fiscal 2023 would have entitled them to the bonus as of the assumed date of termination of December 30, 2023. In the event of a termination before the end of the fiscal year, such amount would be prorated based on the date of termination.

58 2024 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

4.

Reflects the amount due under the annual incentive bonus component of the 2023 executive compensation program, which would be payable to Messrs. Phillips and Jansen in accordance with their Senior Executive Termination Benefits Agreements, which amount is equal to the greater of (i) the bonus that the noted executive was entitled to with respect to the fiscal year in which the termination occurs, based on actual performance or (ii) his target annual bonus amount for the fiscal year in which the termination occurs. In the event of a termination before the end of the fiscal year, such amount would be prorated based on the date of termination.

5.

Reflects the lump-sum proceeds payable to the noted executive officer’s designated beneficiary upon his death, which is one times his then-effective base salary, capped at $350,000, from a group life insurance policy that is generally available to all of our company’s U.S. salaried employees and is maintained by our company at its sole expense, plus, an additional amount equal to five times his then-effective base salary, capped at $1,500,000, from a supplemental executive life policy maintained by our company at its sole expense.

6.

Outside of a change of control, payable only in the case of a termination by our company without cause. Reflects the total value of up to 18 months at the applicable COBRA premium rate, if any, for health, dental and other similar COBRA coverage to be paid in accordance with the terms of their Senior Executive Termination Benefits Agreements.

7.

Reflects the lump-sum present value of all future payments that the noted executive would be entitled to receive upon disability under a long-term disability policy maintained by our company at its sole expense. The noted executive would be entitled to receive up to 60% of his base salary annually, with the monthly benefit limited to no greater than $10,000, until the age of 65.

8.

Outside of a change of control, payable only in the case of a termination by our company without cause. Reflects the present value of outplacement fees to be paid by our company to assist the executive officer in obtaining employment following termination.

9.

For Mr. Phillips, reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. For Mr. Jansen, reflects the acceleration of vesting of a prorated portion of (i) the RSUs awarded on May 11, 2023 under our company’s 2023 executive compensation program and (ii) the One-Time Jansen Grant, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. Phillips would remain eligible to vest in a prorated portion of the 2022 PSUs and the 2023 PSUs, and Mr. Jansen would remain eligible to vest in a prorated portion of the 2023 PSUs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed that target performance was achieved, which leads to a value of $368,862 for Mr. Phillips, and $109,341 for Mr. Jansen based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

10.

Reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023 to Mr. Phillips, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. Phillips would remain eligible to vest in a prorated portion of the 2022 PSUs and the full amount of the 2023 PSUs, in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed (i) that target performance was achieved, which leads to a value of $713,676 based on the closing price of our common stock on December 29, 2023 of $49.84 per share, and (ii) with respect to the 2023 PSUs, that Mr. Phillips provided the company with at least six months’ advance written notice of his retirement, which allows him to remain eligible to vest in in the full amount of such PSUs. If Mr. Phillips provides the company with less than six months’ advance written notice of his retirement, he would only remain eligible to vest in a prorated amount of the 2023 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table of $344,814 based on the closing price of our common stock on December 29, 2023 of $49.84 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

11.

For Mr. Phillips, reflects the acceleration of vesting of (i) 100% of RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023, and (ii) a prorated portion of the target level amount of the 2022 PSUs and the 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. For Mr. Jansen, reflects the acceleration of vesting of (i) 100% of (A) the RSUs awarded on May 11, 2023 under our company’s 2023 executive compensation program and (B) the One-Time Jansen Grant, and (ii) a prorated portion of the target level amount of the 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

12.

For Mr. Phillips, reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023, and (ii) the target level amount of the 2022 PSUs and 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. For Mr. Jansen, reflects the acceleration of vesting of (i) 100% of (A) the RSUs awarded on May 11, 2023 under our company’s 2023 executive compensation program and (B) the One-Time Jansen Grant, and (ii) the target level amount of the 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. Note that the amount of the PSUs that vest for Messrs. Phillips and Jansen would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

2024 Proxy Statement 59

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change of Control

	BY COMPANY WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON		RETIREMENT		DEATH OR DISABILITY		RESIGNATION FOR GOOD REASON FOLLOWING A CHANGE OF CONTROL

Jan van der Velden

Compensation	$1,028,732	(1)	—		$162,255	(2)	—

Life Insurance Benefits	—		—		378,595	(3)	—

Disability Income	—		—		757,190	(4)	—

Equity Awards	697,370	(5)	$1,012,898	(6)	908,268	(7)	$1,326,193	(8)

1.

Payable only in the case of a termination by our company without cause and reflects amount based on a court formula pursuant to case law of the Netherlands, which would equal Mr. van der Velden’s base salary plus the amount due him under the annual incentive bonus component of the 2023 executive compensation program.

2.	Reflects three months of compensation based on Mr. van der Velden’s base salary at December 30, 2023.

3.

Reflects the lump-sum proceeds payable to Mr. van der Velden from a group life insurance policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

4.

Reflects amount owed to Mr. van der Velden pursuant to the laws of the Netherlands and his employment agreement, as well as the lump-sum proceeds payable to the noted executive officer from a group disability policy that is generally available to all Darling Ingredients International salaried employees and is maintained by our company at its sole expense.

5.

Reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023 to Mr. van der Velden, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. van der Velden would remain eligible to vest in a prorated portion of the 2022 PSUs and 2023 PSUs, based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed that target performance was achieved, which leads to a value of $363,342 based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

6.

Reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021 and January 3, 2022, and (ii) a prorated portion of the RSUs awarded on January 3, 2023 to Mr. van der Velden, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. In addition, Mr. van der Velden would remain eligible to vest in a prorated portion of the 2022 PSUs and the full amount of the 2023 PSUs, in each case based on actual performance through the end of the respective performance periods. For purposes of calculating the payout of PSUs outstanding at December 30, 2023, we have assumed (i) that target performance was achieved, which leads to a value of $678,871 based on the closing price of our common stock on December 29, 2023 of $49.84 per share, and (ii) with respect to the 2023 PSUs, that Mr. van der Velden provided the company with at least six months’ advance written notice of his retirement, which allows him to remain eligible to vest in in the full amount of such PSUs. If Mr. van der Velden provides the company with less than six months’ advance written notice of his retirement, he would only remain eligible to vest in a prorated amount of the 2023 PSUs, which, assuming target performance was achieved, would result in a reduction to the amount shown in the table of $315,529 based on the closing price of our common stock on December 29, 2023 of $49.84 per share. The award documents underlying these equity grants define Retirement as a grantee’s termination of service, other than for cause, after the attainment of (i) at least 55 years of age with at least ten years of Service or (ii) at least 65 years of age.

7.

Reflects the acceleration of vesting of (i) 100% of RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023 to Mr. van der Velden, and (ii) a prorated portion of the target level amount of the 2022 PSUs and 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share.

8.

Reflects the acceleration of vesting of (i) 100% of unvested RSUs awarded on January 4, 2021, January 3, 2022 and January 3, 2023 to Mr. van der Velden, and (ii) the target level amount of the 2022 PSUs and 2023 PSUs, with the value in each case based on the closing price of our common stock on December 29, 2023 of $49.84 per share. Note that the amount of the PSUs that vest would be increased in the event that the compensation committee determines that, at the time of the change of control, the projected level of performance through the end of the performance period is greater than target level.

60 2024 Proxy Statement

EXECUTIVE COMPENSATION

Pay Ratio Disclosure

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of an employee identified as the median compensated individual to the annual total compensation of Mr. Stuewe, our Chief Executive Officer.

Ratio

For 2023,

∎	The median of the annual total compensation of all of our employees, other than Mr. Stuewe, was $55,861.

∎	Mr. Stuewe’s annual total compensation, as reported in the Total column of the 2023 Summary Compensation Table on page 49, was $9,332,669.

∎	Based on this information, the ratio of the annual total compensation of Mr. Stuewe to the median of the annual total compensation of all employees is estimated to be 167 to 1.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Identification of Median Employee

We selected December 31, 2023 as the date on which to determine our median employee. For purposes of identifying the median employee, we considered base salary, overtime and bonus payments over the 12-month period ended December 31, 2023.

Using this methodology, we determined that our median employee was a full-time, hourly employee working in the United States. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2023 Summary Compensation Table with respect to each of the named executive officers. The ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

2024 Proxy Statement 61

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

Pay vs. Performance Disclosure

	PAY VERSUS PERFORMANCE

YEAR (1)	SUMMARY COMPENSATION TABLE TOTAL FOR CEO ($) (2)	COMPENSATION ACTUALLY PAID TO CEO ($) (3)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-CEO NAMED EXECUTIVE OFFICERS ($) (2)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-CEO NAMED EXECUTIVE OFFICERS ($) (4)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON: (5)		NET INCOME ($ X 1,000)	ROGI (7)
					TOTAL SHAREHOLDER RETURN ($)	PEER GROUP TOTAL SHAREHOLDER RETURN ($) (6)
2023	9,332,669	5,776,271	3,018,164	2,196,532	178	166	647,726	16.36%
2022	8,659,017	7,228,147	2,268,531	2,110,204	224	141	737,690	21.33%
2021	7,956,652	20,234,722	2,030,396	3,925,738	247	149	650,914	18.65%
2020	7,971,232	40,274,897	2,035,239	6,957,918	206	106	296,819	14.26%

(1)	Mr. Stuewe served as our company’s principal executive officer for the entirety of 2020, 2021, 2022 and 2023 and our company’s other named executive officers for the applicable years were as follows:
-	2023: Messrs. Phillips, Bullock, Jansen and van der Velden.
-	2022: Messrs. Phillips, Bullock, Sterling and Elrod.
-	2021: Messrs. Phillips, Bullock, van der Velden and Elrod.
-	2020: Messrs. Phillips, Bullock, van der Velden and Elrod.

(2)
Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Stuewe and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our company’s named executive officers for the applicable year other than Mr. Stuewe for such years.

(3)
Amounts reported in this column represent the compensation actually paid to Mr. Stuewe as our company’s Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	CEO

	2023	2022	2021	2020

Summary Compensation Table; Total Compensation (a)	$9,332,669	$8,659,017	$7,956,652	$7,971,232

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (b)	$6,159,169	$4,500,000	$4,294,800	$4,100,000

- Change in actuarial present value of defined benefit and actuarial pension plans in Fiscal Year (c)	$23,414	$0	$0	$54,995

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (d)	$6,026,187	$6,370,126	$8,352,736	$15,883,254

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (e)	$(2,601,376)	$(1,369,632)	$4,012,338	$13,260,263

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	$(798,626)	$(1,931,364)	$4,207,796	$7,315,144

= Compensation Actually Paid	$5,776,271	$7,228,147	$20,234,722	$40,274,897

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.

(b)	Represents the aggregate grant date fair value of the option awards and stock awards granted to Mr. Stuewe during the indicated fiscal year , computed in accordance with FASB ASC 718.

(c)	Represents the change in actuarial present value of defined benefit and actuarial pension plans of Mr. Stuewe for each fiscal year as presented in the Summary Compensation Table.

(d)
Represents the aggregate fair value as of the indicated fiscal year-end
of Mr. Stuewe’s outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718. The grant date fair values of the PSUs granted in fiscal years 2020, 2021, 2022 and 2023 were computed using 100% of the target number of PSUs based on the probable outcome of such performance-based vesting conditions as of the grant date, whereas the fair values presented in the table were computed assuming a pay-out
of 225% of
target for the 2020, 2021
and 2022 PSUs
and 157.50% of target for the 2023 PSUs, in each case based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(e)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by Mr. Stuewe as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

62 2024 Proxy Statement

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award held by Mr. Stuewe that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(4)
Amounts reported in this column represent the compensation actually paid to our company’s named executive officers other than Mr. Stuewe in the indicated fiscal year, based on the average total compensation for such named executive officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	OTHER NAMED EXECUTIVE OFFICERS AVERAGE (a)

	2023	2022	2021	2020

Summary Compensation Table; Total Compensation (b)	$3,018,164	$2,268,531	$2,030,396	$2,035,239

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year (c)	$1,688,185	$817,396	$674,638	$640,756

- Change in actuarial present value of defined benefit and actuarial pension plans in Fiscal Year (d)	$38,434	$0	$3,550	$41,450

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year (e)	$1,514,937	$1,157,096	$1,312,100	$2,482,211

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years (f)	$(481,627)	$(206,662)	$622,963	$2,007,434

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (g)	$(128,323)	$(291,366)	$638,467	$1,115,240

= Compensation Actually Paid	$2,196,532	$2,110,204	$3,925,738	$6,957,918

(a)	Please see footnote 1 for the named executive officers included in the average for each indicated fiscal year.

(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported named executive officers in the indicated fiscal year.

(c)
Represents the average aggregate grant date fair value of the option awards and stock awards granted to the reported named executive officers during the indicated fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the average aggregate change in actuarial present value of defined benefit and actuarial pension plans of the reported named executive officers for each indicated fiscal year as presented in the Summary Compensation Table.

(e)
Represents the average aggregate fair value as of the indicated fiscal year-end
of the reported named executive officers’ outstanding and unvested option awards and stock awards granted during such fiscal year, computed in accordance with FASB ASC 718. The grant date fair values of the PSUs granted in fiscal years 2020, 2021, 2022 and 2023 were computed using 100% of the target number of PSUs based on the probable outcome of such performance-based vesting conditions as of the grant date, whereas the fair values presented in the table were computed assuming a pay-out
of 225%
of
target for the 2020, 2021 and 2022 PSUs and 157.50%
of target for the 2023 PSUs, in each case based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(f)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested option awards and stock awards held by the reported named executive officers as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.

(g)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each option award and stock award held by the reported named executive officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 27, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)	The TSR Peer Group consists of the Dow Jones US Waste & Disposal Services Total Return Index, an independently prepared index that includes companies in the US Waste & Disposal Services industry.

(7)
As noted in the Compensation Discussion and Analysis, for 2023, the Compensation Committee determined that ROGI continues to be viewed as a core driver of our company’s performance and stockholder value creation. See page
44
 of this Proxy Statement for a description of how we calculate ROGI.

Relationship Between Pay and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the four-year cumulative period are reflective of the Compensation Committee’s emphasis on
“pay-for-performance”
as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our annual incentive program and our LTI program.

2024 Proxy Statement 63

EXECUTIVE COMPENSATION
Pay vs. Performance Disclosure

The following chart sets forth the relationship between Compensation Actually Paid to our Chief Executive Officer and the average of Compensation Actually Paid to our other Named Executive Officers, and our company’s cumulative TSR and ROGI performance over the four most recently completed fiscal years, as well as the relationship between our company’s cumulative TSR and the Peer Group’s TSR over such period.

The following chart sets forth the relationship between the Compensation Actually Paid to our Chief Executive Officer and the average Compensation Actually Paid to our other Named Executive Officers, and our company’s Net Income over the four most recently completed fiscal years.

The following is a list of financial performance measures, which in our company’s assessment represent the most important (financial) performance measures used by our company to link compensation actually paid to the Named Executive Officers for 2023. In addition to these metrics, our company’s annual incentive plan for 2023 includes performance goals relating to safety and other sustainability-related goals in order to emphasize those initiatives as priorities throughout the organization
. The measures in this table are not ranked:

∎	ROGI

∎	Adjusted EBITDA

∎	Total Shareholder Return (TSR)

64 2024 Proxy Statement

EXECUTIVE COMPENSATION

Compensation of Directors

Compensation of Directors

The following table sets forth certain information regarding the fees earned or paid in cash and stock awards granted to each director who did not serve as an employee of our company during the fiscal year ended December 30, 2023.

NAME	FEES EARNED OR PAID IN CASH ($)	FEES EARNED OR PAID IN DSUS ($) (1)	STOCK AWARDS ($) (2)	OPTION AWARDS ($)	TOTAL ($)

Charles Adair	$121,456	—	$150,000	—	$271,456

Beth Albright	49,114	$49,114	150,000	—	248,228

Larry A. Barden (3)	—	91,720	188,839	—	280,559

Celeste A. Clark	—	98,228	150,000	—	248,228

Linda Goodspeed	121,456	—	150,000	—	271,456

Enderson Guimaraes	—	98,228	150,000	—	248,228

Dirk Kloosterboer (4)	33,929	—	—	—	33,929

Mary R. Korby (5)	—	33,929	—	—	33,929

Gary W. Mize	206,456	—	150,000	—	356,456

Michael E. Rescoe	118,228	—	150,000	—	268,228

Kurt Stoffel (6)	64,560	—	150,000	—	214,560

1.

Represents the dollar amount of the annual retainer (including any standing committee chair or lead director fees) such directors elected to defer in fiscal 2023 into deferred stock units (“DSUs”) under the Company’s Non-Employee Director Compensation Program, as further described below. The aggregate number of DSUs outstanding at December 30, 2023 for the directors listed above are as follows: Adair, none; Albright, 1,484; Barden, 1,375; Clark, 2,970; Goodspeed, 1,646; Guimaraes, 2,970; Kloosterboer, none; Korby, none; Mize, none; Rescoe, none; and Stoffel, none.

2.

The aggregate number of stock awards outstanding at December 30, 2023 for the directors listed above are as follows: Adair, 30,622; Albright, 13,143; Barden, 4,526; Clark, 8,275; Goodspeed, 32,268; Guimaraes, 9,275; Kloosterboer, none; Korby, none; Mize, 36,825; Rescoe, 30,622; and Stoffel, 2,571.

3.	Mr. Barden was elected to the Board on January 26, 2023.

4.	Mr. Kloosterboer retired from the Board effective May 9, 2023.

5.	Ms. Korby retired from the Board effective May 9, 2023.

6.	Mr. Stoffel was elected to the Board on May 9, 2023.

As reflected in the table below, our non-employee directors receive an annual compensation package composed of an annual cash retainer paid in quarterly installments and an annual equity retainer. In addition, our lead director and the chair of each of the audit, compensation, ESG and nominating and corporate governance committees receive an additional annual cash retainer for such additional service paid in quarterly installments. In accordance with its written charter, the compensation committee is responsible for examining from time to time the overall compensation program for our non-employee directors, including an evaluation of the status of our Board’s compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reporting its findings to the nominating and corporate governance committee which reviews these findings and reports them to the Board, along with its recommendation of general principles to be used in determining the form and amount of director compensation. Based on this process, including a benchmarking analysis provided by Meridian, the compensation committee’s independent compensation consultant, effective May 9, 2023, the Board approved (i) an increase in the annual cash retainer from $95,000 to $100,000; (ii) an increase in the annual equity retainer from $135,000 to $150,000; (iii) an increase in the committee chair fees for each of the audit and compensation committees from $20,000 to $25,000; and (iv) an increase in the committee chair fees for the nominating and corporate governance committee from $10,000 to $15,000. These adjustments were made to maintain the competitiveness of our director compensation program relative to our peers and to further align the directors’ interests with our stockholders.

2024 Proxy Statement 65

EXECUTIVE COMPENSATION

Compensation of Directors

ADDITIONAL COMPENSATION

An Additional $15,000 annual cash retainer

∎  Nominating and Corporate Governance Committee Chair

An additional $20,000 annual cash retainer

∎  Environmental, Social and Governance Committee Chair

An additional $25,000 annual cash

∎  Audit Committee Chair

∎  Compensation Committee Chair

An additional $95,000 annual cash

∎  Lead Director

The $150,000 annual equity retainer is provided in restricted stock units, which are granted immediately following our annual meeting of stockholders at which such directors are elected. Accordingly, following our annual meeting of stockholders on May 9, 2023, each non-employee director elected at the meeting received a grant of $150,000 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on May 9, 2023. Upon becoming a non-employee director on January 26, 2023, Mr. Barden received a prorated grant of $38,839 in value of restricted stock units, with the number of units granted being determined using the closing price of our common stock on January 26, 2023. In the aggregate, 23,719 restricted stock units were granted to non-employee directors during the fiscal year ended December 30, 2023.

Directors may elect in advance of a calendar year to defer up to 100% of their annual cash retainer (including any standing committee chair or lead director fees) into deferred stock units under the Company’s Non-Employee Director Compensation Program, which deferred stock units are payable in shares of our common stock. The minimum deferral period for any amounts deferred is three years; however, notwithstanding the deferral election, if a director ceases to be a director of the Company for any reason, the account balance will be paid in a lump sum following the director’s separation from service. For fiscal 2023, Mses. Clark and Korby elected to defer 100% of their annual cash retainers, Ms. Albright elected to defer 50% of her annual cash retainer and Messrs. Barden and Guimaraes elected to defer 100% of their annual cash retainers.

Mr. Stuewe received no additional compensation for serving on the Board.

66 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock based on Schedule 13G or Schedule 13D filings, as the case may be, as of December 30, 2023, by each person or group within the meaning of Rule 13d-3 under the Exchange Act who is known to our management to be the beneficial owner of more than five percent of our outstanding common stock and is based upon information provided to us by those persons.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Blackrock, Inc. 50 Hudson Yards, New York, NY 10001	18,857,833 (1)	11.8%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	15,378,170 (2)	9.64%

1.

BlackRock, Inc. filed with the SEC a Schedule 13G/A on January 23, 2024, reporting that it or certain of its affiliates beneficially owned in the aggregate 18,857,833 shares, for which it had sole voting power for 17,824,638 shares and sole dispositive power for 18,857,833 shares.

2.

The Vanguard Group filed with the SEC a Schedule 13G/A on February 13, 2024, reporting that it or certain of its affiliates beneficially owned in the aggregate 15,378,170 shares, for which it had shared voting power for 92,554 shares, sole dispositive power for 15,156,584 and shared dispositive power for 221,586 shares.

2024 Proxy Statement 67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

Security Ownership of Management

The following table and notes set forth certain information with respect to the beneficial ownership of shares of our common stock, as of March 12, 2024, by each director, each nominee for director, each named executive officer and by all directors and executive officers as a group:

NAME OF BENEFICIAL OWNER	COMMON STOCK OWNED		UNEXERCISED PLAN OPTIONS (2)	COMMON STOCK BENEFICIALLY OWNED (3)	PERCENT OF COMMON STOCK OWNED

Randall C. Stuewe	671,207		1,746,651	2,417,858	1.50%

Charles Adair	40,122	(1)	0	40,122	*

Beth Albright	13,336	(1)	0	13,336	*

Larry A. Barden	17,111	(1)	0	17,111	*

John Bullock	43,444		0	43,444	*

Celeste A. Clark	8,275	(1)	0	8,275	*

Linda Goodspeed	32,268	(1)	0	32,268	*

Enderson Guimaraes	9,660	(1)	0	9,660	*

Matt Jansen	11,931		0	11,931	*

Gary W. Mize	38,375	(1)	0	38,375	*

Brad Phillips	121,043		8,682	129,725	*

Michael E. Rescoe	30,622	(1)	0	30,622	*

Kurt Stoffel	10,571	(1)	0	10,571	*

Jan van der Velden	58,603		61,900	120,503	*

All executive officers and directors as a group (20 persons)	1,567,442		2,069,898	3,637,340	2.26%

*	Represents less than one percent of our common stock outstanding.

1.

Represents stock owned, as well as (A) 2,571 restricted stock units awarded to each of Messrs. Adair, Barden, Guimaraes, Mize, Rescoe and Stoffel and Mses. Albright, Clark and Goodspeed that vest within 60 days of March 12, 2024, and (B) the following number of deferred stock units owned by the following directors that have vested as of March 12, 2024 for purposes of determining beneficial ownership: 193, Ms. Albright; 385, Mr. Barden; and 385, Mr. Guimaraes.

2.	Represents options that are or will be vested and exercisable within 60 days of March 12, 2024.

3.

Except as otherwise indicated in the column “Unexercised Plan Options” and footnote 1, and for unvested shares of restricted stock for which recipients have the right to vote but not dispositive power, the persons named in this table have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them.

68 2024 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

The Board has adopted a written Related Person Transactions Policy that addresses our company’s procedures with respect to the review and approval of “related party transactions” that are required to be disclosed pursuant to SEC regulations, which generally include any transaction or series of transactions:

∎	in which our company or a subsidiary was or is a participant;

∎	where the amount involved exceeds or is expected to exceed $120,000 since the beginning of our company’s last completed fiscal year; and

∎

in which the related person (i.e., a director, director nominee, executive officer, greater than five percent beneficial owner of our company’s common stock, or any immediate family member of any of the foregoing) has or will have a direct or indirect material interest.

Pursuant to our policy, the transactions described above are submitted to our audit committee for review and approval. In determining whether to approve or disapprove of the entry into a related party transaction, the audit committee considers all relevant facts and circumstances and takes into account, among other factors:

∎	whether the terms of the related party transaction are fair to the company and would apply on the same basis if the transaction did not involve a related party;

∎	whether there are any compelling business reasons for the company to enter into the related party transaction and the nature of alternative transactions, if any;

∎	whether the related party transaction would impair the independence of an otherwise independent director or nominee for director; and

∎	whether the related party transaction would present an improper conflict of interest for any director, nominee for director or executive officer of the company.

Since January 1, 2023, no transaction has been identified as a reportable related person transaction.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of the common stock. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of the reports furnished to us, the aforesaid Section 16(a) filing requirements were met on a timely basis during fiscal 2023.

2024 Proxy Statement 69

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.

Under the guidance of a written charter adopted by the Board, the audit committee oversees our management’s conduct of the financial reporting process on behalf of our Board. A copy of our audit committee charter can be found on our website at https://ir.darlingii.com/corporate-governance-documents. The audit committee also appoints the accounting firm to be retained to audit our company’s consolidated financial statements, and once retained, the accounting firm reports directly to the audit committee. The audit committee is responsible for approving both audit and non-audit services to be provided by the independent auditors.

Management is responsible for our company’s financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Our company’s independent auditors are responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews.

The audit committee met with management periodically during fiscal 2023 to consider the adequacy of our company’s internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent auditors, KPMG LLP. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

The audit committee also discussed with senior management and KPMG LLP our company’s disclosure controls and procedures and the certifications by our Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company’s filings with the SEC.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 30, 2023 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent auditors as required by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent accountant’s communications with the audit committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 for filing with the SEC.

THE AUDIT COMMITTEE

Charles Adair, Chairman

Beth Albright

Enderson Guimaraes

Michael E. Rescoe

Kurt Stoffel

70 2024 Proxy Statement

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The audit committee has selected KPMG LLP to serve as our company’s independent auditors for the fiscal year ending December 28, 2024. KPMG LLP has served as our company’s independent registered public accountants since 1989. In order to assure continuing auditor independence, the audit committee periodically considers whether the annual audit of the company’s financial statements should be conducted by another firm. With respect to the length of KPMG LLP’s tenure, we believe this enhances our audit quality due to their significant institutional knowledge and deep expertise of our company’s global business, accounting policies and practices, and internal control over financial reporting. In addition, as a result of their familiarity with our company, audit and other fees remain competitive, and we avoid the costs and disruptions associated with bringing on a new independent auditor. Furthermore, the lead audit partner on the company’s engagement serves no more than five consecutive years in that role, in accordance with SEC rules. Our audit committee chair and management have direct input into the selection of the lead audit partner.

The members of the audit committee and the Board believe that the continued retention of KPMG LLP to serve as our company’s independent registered public accounting firm is in the best interest of the company and its stockholders. Consequently, we are asking our stockholders to ratify our company’s selection of KPMG LLP as our independent registered public accountants at the Annual Meeting. Although ratification is not required by our Amended and Restated Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

In addition to performing the audit of our consolidated financial statements, KPMG LLP provided various other services during fiscal 2023 and 2022. The aggregate fees billed for fiscal 2023 and 2022 for each of the following categories of services are set forth below:

Audit Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the fiscal years ended December 30, 2023 and December 31, 2022 for the audit of our financial statements as well as for the audit of our internal controls over financial reporting required by the Sarbanes-Oxley Act of 2002 and the review of our interim financial statements for the fiscal years ended December 30, 2023 and December 31, 2022 were $9,127,978 and $6,850,000, respectively.

Audit-Related Fees. The aggregate fees billed or to be billed for professional services rendered by KPMG LLP during the fiscal years ended December 30, 2023 and December 31, 2022 were $488,794 and $2,077,033, respectively, for services related to specific audit compliance procedures and contemplated acquisition due diligence.

Tax Fees. There were no aggregate fees billed or to be billed for tax compliance, advice and planning services rendered by KPMG LLP for the fiscal years ended December 30, 2023 and December 31, 2022.

All Other Fees. There were no aggregate fees billed or to be billed for professional services rendered by KPMG LLP during either of the fiscal years ended December 30, 2023 and December 31, 2022 for services other than those described above as “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

Pre-approval Policy

The audit committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of these services does not impair the auditor’s independence.

All audit services, audit-related services, tax services and other services provided by KPMG LLP were pre-approved by the audit committee, which concluded that the provision of these services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The audit committee charter provides for pre-approval of any audit or non-audit services provided to us by our independent auditors. The audit committee may delegate to its chair pre-approval authority with respect to all permitted audit and non-audit services, provided that any services pre-approved pursuant to this delegated authority will be presented to the full audit committee at a subsequent committee meeting.

Required Vote

Ratification of KPMG LLP as our company’s independent registered public accountant for the fiscal year ending December 28, 2024 requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal, and brokers holding shares will be entitled to vote those shares at their discretion.

Recommendation of the Board and the Audit Committee

The Audit Committee and the Board recommends that the stockholders vote “FOR” Proposal 2.

2024 Proxy Statement 71

PROPOSAL 3 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure, commonly known as a “say on pay” proposal. At our 2023 annual meeting, our stockholders supported an annual frequency for this advisory vote. As such, the Board has determined that our company will hold this advisory vote on the compensation of our named executive officers each year.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals and to align executives’ interests with those of our stockholders by rewarding performance above established goals with the ultimate objective of improving stockholder value. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 28, for a more detailed discussion of our executive compensation program, including information about fiscal year 2023 compensation of our NEOs.

As more fully described under “Stockholder Engagement Process and Say On Pay Advisory Vote Results” on page 32 of this Proxy Statement, we conduct a stockholder engagement process and routinely interact with stockholders throughout the year about executive compensation and other matters. The feedback received from our stockholders was tremendously valuable and was incorporated into the full compensation committee’s discussion and design of our current compensation program, as more fully described in the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement. At our 2023 Annual Meeting, our stockholders showed strong support of the program, as approximately 95.1% of the votes cast were in favor of the advisory vote to approve executive compensation.

We are asking our stockholders to once again indicate their support for our named executive officer compensation as described in this Proxy Statement. This say on pay proposal gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Accordingly, we will ask our stockholders to vote “FOR” adoption of the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Darling Ingredients Inc. approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K under the Exchange Act, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure.”

Required Vote

Approval of the above resolution requires the affirmative vote of a majority of the outstanding shares of the common stock of the company present and entitled to vote on the matter (assuming a quorum is present). Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, and therefore such broker “non-votes” will have no effect on the outcome.

The say on pay vote is advisory and therefore not binding on our company, the compensation committee or the Board. However, the compensation committee and the Board value the opinions of our stockholders and will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 3.

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PROPOSAL 4A – VOTE TO APPROVE AMENDMENTS TO OUR COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCLUDE OFFICER EXCULPATION

At the Annual Meeting, our stockholders will be asked to approve amendments to the Restated Certificate of Incorporation of Darling Ingredients Inc. (the “Charter”) to include exculpation for corporate officers for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations (the “Exculpation Amendment”). The proposed exculpation for officers is similar to, but more limited than, the protections currently available to directors of our company.

After careful consideration, the Board has determined that it is advisable and in the best interests of our company and its stockholders to provide exculpation for officers in our Charter. The following general description of the proposed Exculpation Amendment is qualified in its entirety by reference to the text of the proposed amendments to Article Ten of the Charter included in the proposed Amended and Restated Certificate of Incorporation of Darling Ingredients Inc. (the “Amended and Restated Charter”) attached to this proxy statement as Appendix B. All prior amendments to the current Charter since the last restatement and the proposed amendments discussed in Proposal 4b are also shown in the Amended and Restated Charter in Appendix B.

Background

Darling is incorporated in the State of Delaware and therefore subject to the General Corporation Law of the State of Delaware (“DGCL”). The DGCL permits Delaware corporations to limit or eliminate directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations such as prohibiting exculpation for intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Exculpatory provisions for directors are currently included in the Charter.

Recently, the Delaware legislature amended the DGCL (Section 102(b)(7)) to permit Delaware corporations to provide similar exculpatory protections for officers in the certificate of incorporation. This decision was due in part to the recognition that both officers and directors owe fiduciary duties to corporations, and yet only directors were protected by the exculpatory provisions. In addition, plaintiffs may attempt to exploit the absence of protection for officers to prolong litigation and extract settlements from nuisance claims.

Conditions and Limitations to Exculpation under DGCL Section 102(b)(7)

As adopted, amended Section 102(b)(7) of the DGCL protects officers from personal monetary liability for breaches of the fiduciary duty of care.

Exculpation for officers is not available for:

∎	Breaches of the fiduciary duty of loyalty (which requires officers to act in good faith for the benefit of the corporation and not for personal gain);
∎	Intentional misconduct or knowing violations of the law; and

∎	Derivative claims on behalf of a corporation by a stockholder.

In addition, the protections of Section 102(b)(7) are limited to monetary damages only. Accordingly, claims against officers for equitable relief are still available.

For purposes of the Exculpation Amendment, “officer” has the meaning provided in Section 102(b)(7) of the DGCL.

Reasons for the Exculpation Amendment

The Board believes that eliminating personal monetary liability for officers under the circumstances permitted by the DGCL is reasonable and appropriate. Claims against directors and officers for breaches of fiduciary duties are expected to continue. Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation against officers and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation while such claims are ongoing.

Further, we anticipate that officer exculpation provisions will become more common over time. As a result, officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers.

Accordingly, the Board has determined it is advisable and in the best interests of our company and its stockholders to seek stockholder approval for the Exculpation Amendment.

Required Vote and Effect of the Exculpation Amendment if Approved

Approval of the Exculpation Amendment requires the affirmative vote of a majority of the outstanding shares of the common stock of the company entitled to vote on the matter. Abstentions and broker “non-votes” will have the same effect as a vote against this Proposal 4a.

If the Exculpation Amendment is approved, it will become effective upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 4a, the changes to the Charter described in this section will not be made. The approval of this Proposal 4a is not conditioned upon approval of any other proposals, including Proposal 4b, in this Proxy Statement.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 4a.

2024 Proxy Statement 73

PROPOSAL 4B – VOTE TO APPROVE AMENDMENTS TO OUR COMPANY’S CHARTER TO CLARIFY, STREAMLINE AND MODERNIZE THE CHARTER

At the Annual Meeting, our stockholders will also be asked to approve amendments to our Charter (the “Modernization Amendments”) to integrate any and all amendments approved at the Annual Meeting and all prior amendments into a single document, and to make various miscellaneous changes to clarify, streamline and modernize the Charter, as described below.

After careful consideration, the Board has determined that it is advisable and in the best interests of our company and its stockholders to implement the Modernization Amendments. The Board believes the changes described in this Proposal 4b would make the Charter easier for stockholders and others to read and understand, provide greater consistency with our Amended and Restated Bylaws (the “Bylaws”) and generally modernize the document.

The Proposed Modernization Amendments

Below is a summary of the Modernization Amendments proposed in this Proposal 4b (in addition to the consolidation of all approved Charter Amendments). This general description of the proposed Modernization Amendments is qualified in its entirety by reference to the Modernization Amendments included in the proposed Amended and Restated Charter attached to this proxy statement as Appendix B. All prior amendments to the current Charter since the last restatement and the proposed amendments discussed in Proposal 4a are also shown in the Amended and Restated Charter in Appendix B.

∎	Article Eight: Updating language for more consistency with the Bylaws

∎	Article Nine: Updating language for more consistency with the Bylaws

∎	Article Eleven: Updating language for more consistency with the Bylaws
∎	Article Twelve: Eliminating to remove outdated, currently inapplicable language

∎	Additional other immaterial changes to clarify, streamline and modernize

Reasons for the Modernization Amendments

The Board carefully considered the advantages and disadvantages of amending the Charter and has determined that it is advisable and in the best interests of our company and its stockholders to implement the Modernization Amendments.

Required Vote and Effect of the Modernization Amendments if Approved

Approval of the Modernization Amendments require the affirmative vote of a majority of the outstanding shares of the common stock of the Company entitled to vote on the matter. Abstentions and broker “non-votes” will have the same effect as a vote against this Proposal 4b.

If the Modernization Amendments are approved, the amendments will become effective upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, which is expected to occur shortly following the Annual Meeting. If our stockholders do not approve this Proposal 4b, the changes described in this section will not be made. The approval of this Proposal 4b is not conditioned upon approval of any of the other proposals, including Proposal 4a, in this Proxy Statement.

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” Proposal 4b.

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QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Why am I receiving these materials?

Our records indicate that you owned your shares of Darling common stock at the close of business on the Record Date (March 12, 2024). You have been sent this Proxy Statement and the enclosed proxy card because the Board of Directors of Darling is soliciting your proxy to vote your shares of common stock at the Annual Meeting on the proposals described in this Proxy Statement.

What am I voting on?

There are five matters scheduled for a vote:

∎	the election of the ten nominees identified in this Proxy Statement as directors, each for a term of one year (Proposal 1);

∎	the ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 28, 2024 (Proposal 2);

∎	an advisory vote to approve executive compensation (Proposal 3);

∎	the approval of amendments to our Charter to include officer exculpation (Proposal 4a); and

∎	the approval of amendments to our Charter to clarify, streamline and modernize the Charter (Proposal 4b).

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

All owners of our common stock as of the close of business on the Record Date are entitled to vote their shares of common stock at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, a total of 159,779,557 shares of common stock were outstanding and eligible to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. The Notice of Internet Availability of Proxy Materials, enclosed proxy card (if you received your proxy materials by mail) or voting instruction card shows the number of shares you are entitled to vote at the Annual Meeting.

STOCKHOLDER OF RECORD: SHARES REGISTERED IN YOUR NAME

If on the Record Date your shares were registered directly in your name with Darling, then you are a stockholder of record. As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, Darling encourages you to vote in advance of the Annual Meeting either by Internet, by telephone or by filling out and returning the enclosed proxy card (if you received your proxy materials by mail).

BENEFICIAL OWNER: SHARES REGISTERED IN THE NAME OF A BROKER OR BANK

If on the Record Date your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.

How do I vote?

Your shares may only be voted at the Annual Meeting if you attend the meeting online or are represented by proxy. You may vote and submit questions regarding the proposals being voted on during the Annual Meeting by following the instructions available on the meeting website. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure that your shares will be represented. If you received your proxy materials by mail, to vote by proxy, complete the enclosed proxy card and mail it in the postage-paid envelope provided. You may also vote by using the telephone or the Internet in advance of the Annual Meeting in accordance with the instructions provided on the enclosed proxy card (if you received your proxy materials by mail) or on the Notice of Internet Availability of Proxy Materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

You may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our Secretary at our principal executive offices located at 5601 N. MacArthur Blvd., Irving, Texas 75038, submission of a properly executed later-dated proxy or by timely voting by ballot at the Annual Meeting. Voting by proxy will in no way limit your right to vote at the Annual Meeting if you later decide to attend the meeting online. Attendance at the Annual Meeting will not by itself constitute a revocation of your proxy – you must vote at the Annual Meeting to revoke your proxy.

If your shares are held in the name of a brokerage firm, bank, dealer or other similar organization that holds your shares in “street name,” you will receive instructions from that organization that you must follow in order for your shares to be voted.

All shares that you are entitled to vote and that are represented by a properly-completed proxy received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly deliver your proxy but fail to indicate how your shares should be voted, the shares represented by your proxy will be voted FOR Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4a and FOR Proposal 4b and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting.

2024 Proxy Statement 75

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

How will votes be counted?

Who may attend the Annual Meeting?

All stockholders that were stockholders of Darling as of the Record Date, or their authorized representatives, may attend the Annual Meeting. To participate in the Annual Meeting online, please visit

www.virtualshareholdermeeting.com/DAR2024 and enter the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. Beneficial holders who do not have a control number please contact your broker or other agent as soon as possible, so that you can be provided with a control number and gain access to the meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available to stockholders for examination 10 days prior to the Annual Meeting. To review the list of stockholders, please contact Investor Relations at ir@darlingii.com.

We encourage you to access the Annual Meeting prior to the start time, leaving ample time for the check-in process.

May stockholders ask questions at the Annual Meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting by following the instructions available on the meeting website. We intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits. Guidelines for submitting questions during the meeting are available on the meeting website.

What if I have technical difficulties or trouble accessing the Annual Meeting?

Beginning 15 minutes prior to the start of and during the meeting, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting or during the meeting time, please call the technical support number that will be posted on the meeting website.

How will votes be counted?

The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares entitled to vote, is represented online or by proxy. Brokers will be counted as present and entitled to vote for purposes of determining a quorum, although brokers will not have discretionary authority to vote on certain matters. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the NYSE, absent instructions from the beneficial owners, banks and brokers who hold shares in street name for beneficial owners have the authority to vote only on “routine” corporate matters. The ratification of the selection of our independent registered public accounting firm is considered to be a routine matter, while the election of directors, the advisory vote to approve executive compensation and the vote to approve the charter amendments are not.

PROPOSAL 1. With respect to the nominees for director listed under “Proposal 1 – Election of Directors,” to be elected, each nominee must receive a majority of all votes cast (assuming a quorum is present) with respect to that nominee’s election. A majority of votes cast means that the number of votes cast for a nominee’s election must exceed the number of votes cast against such nominee’s election. Each nominee receiving more votes for election than votes against election will be elected. In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. If you elect to abstain in the election of directors, the abstention will not impact the election of directors. In tabulating the voting results for the election of directors, only “FOR” and “AGAINST” votes are counted. Broker “non-votes” will not be counted as a vote cast with respect to a nominee and will therefore not affect the outcome of the vote on Proposal 1.

PROPOSAL 2. With respect to Proposal 2 – “Ratification of Selection of Independent Registered Public Accountant,” the affirmative vote of a majority of shares present and entitled to vote on this item is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of or against Proposal 2.

PROPOSAL 3. With respect to Proposal 3 – “Advisory Vote to Approve Executive Compensation,” the affirmative vote of a majority of shares present and entitled to vote on this item is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 3. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and your shares will have no impact on the outcome.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our Board will review the results of the vote and will take it into account in making future decisions regarding executive compensation.

PROPOSAL 4A. With respect to Proposal 4a – “The amendment of our Charter to include officer exculpation,” the affirmative vote of a majority of shares entitled to vote on this item is required for approval of this item. You may vote “FOR,” “AGAINST” or

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QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

Who will count the votes?

“ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 4a. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and it will have the same effect as a vote against this item.

PROPOSAL 4B. With respect to Proposal 4b – “The amendment of our Charter to clarify, streamline and modernize the Charter,” the affirmative vote of a majority of shares entitled to vote on this item is required for approval of this item. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting, it will have the same effect as a vote against this item. Your broker (or another organization that holds your shares for you) does not have discretionary authority to vote your shares with regard to Proposal 4b. Therefore, if your shares are held in the name of a brokerage firm, bank, dealer or similar organization that provides a proxy to us, and the organization has not received your instructions as to how to vote your shares on this proposal, a broker “non-vote” will occur and it will have the same effect as a vote against this item.

Who will count the votes?

Our proxy services firm, Broadridge, will tally the vote and will serve as inspector of election at the Annual Meeting.

Why did I receive in the mail a Notice of Internet Availability of Proxy Materials rather than a full set of proxy materials?

SEC rules allow companies to provide stockholders with access to proxy materials over the Internet rather than mailing the materials to stockholders. To conserve natural resources and reduce costs, we are sending to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice provides instructions for accessing the proxy materials on the website referred to in the Notice or for requesting printed copies of the proxy materials. The Notice also provides instructions for requesting the delivery of the proxy materials for future annual meetings in printed form by mail or electronically by email.

How are proxies being solicited and who will pay for the solicitation of proxies?

We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse these organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies. We will also use the services of the proxy solicitation firm of Georgeson Inc. to assist in the solicitation of proxies. For these services, we will pay a fee that is not expected to exceed $10,000, plus out-of-pocket expenses.

Who can help answer my other questions and to whom should I send a request for copies of certain material?

If you have more questions about voting, wish to obtain another proxy card or wish to receive a copy of our Annual Report on Form 10-K for the fiscal year ended December 30, 2023 without charge, you should contact:

Martijn van Steenpaal

Senior Vice President and Treasurer

Darling Ingredients Inc.

5601 N. MacArthur Blvd.

Irving, Texas 75038

Telephone: 972.717.0300 Fax: 972.281.4449

E-mail: ir@darlingii.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 7, 2024. The Proxy Statement and the 2023 Annual Report to security holders are available at www.proxydocs.com/DAR

2024 Proxy Statement 77

OTHER MATTERS

Our management is not aware of any other matters to be presented for action at the Annual Meeting; however, if any matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their best judgment on these matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card (if the proxy materials are received by mail).

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Darling Ingredients Inc., Attn: Investor Relations, 5601 N. MacArthur Blvd., Irving, Texas 75038 or make an oral request by telephone at (972) 717-0300. If any stockholders in your household wish to receive a separate copy of this Proxy Statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

78 2024 Proxy Statement

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this Proxy Statement, by going to the Investors page of our corporate website at www.darlingii.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated herein by reference.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or telephonic request directed to Darling Ingredients Inc., 5601 N. MacArthur Blvd., Irving, Texas 75038, Attn: Investor Relations or by telephone at (972) 717-0300, or by email to ir@darlingii.com; or from our proxy solicitor, Georgeson Inc., by telephone toll-free at 1-866-410-5831. Such information is also available from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY

JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE

A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION

CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK

AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION

THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT

IS DATED MARCH 21, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS

PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS

PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

2024 Proxy Statement 79

ADDITIONAL INFORMATION

Stockholder Proposals for 2025

If you wish to submit a proposal for possible inclusion in our 2025 Proxy Statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in May 2025, we must receive your notice, in accordance with Rule 14a-8 of the SEC, on or before November 21, 2024. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. If you wish to submit a proposal at the 2025 annual meeting (but not seek inclusion of the proposal in our proxy materials), we must receive your notice, in accordance with our company’s bylaws, no earlier than January 7, 2025 (120 days prior to the first anniversary of the date of the 2024 Annual Meeting) and no later than February 6, 2025 (90 days prior to the first anniversary of the date of the 2024 Annual Meeting). Notices should be sent to our Secretary at our principal executive offices located at 5601 N. MacArthur Blvd., Irving, Texas 75038. To submit a stockholder proposal, a stockholder must be a stockholder of record of our company at the time of the above notice of proposal, must be entitled to vote at the 2025 Annual Meeting and must comply with the notice procedures set forth in our company’s bylaws.

Our company’s bylaws permit a stockholder, or a group of up to 20 stockholders, who have held at least 3% of our outstanding common stock continuously for at least 3 years to nominate and include in our proxy materials director nominees, constituting up to two individuals or 20% of our Board, whichever is greater, if the stockholder(s) and nominee(s) comply with the requirements specified in our company’s bylaws. With respect to nominations submitted by a stockholder for inclusion in our proxy materials for next year’s Annual Meeting of Stockholders, timely notice of a proxy access nomination must be received by us in accordance with our company’s bylaws no earlier than October 22, 2024 (150 days prior to the first anniversary of the date that the definitive 2024 Proxy Statement was first made available to stockholders) and no later than November 21, 2024 (120 days prior to the first anniversary of the date that the definitive 2024 Proxy Statement was first made available to stockholders). This notice must contain the information required by our company’s bylaws.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025.

By Order of the Board,

John F. Sterling

Secretary

Irving, Texas

March 21, 2024

80 2024 Proxy Statement

APPENDIX A

Non-GAAP Reconciliations

Adjusted EBITDA is presented in the Proxy Statement not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net (income)/loss of unconsolidated subsidiaries. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing, income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management uses Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition, the Company evaluates the impact of foreign exchange on operating cash flow, which is defined as segment operating income (loss) plus depreciation and amortization.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro Forma Adjusted EBITDA (in thousands)

	2023	2022	2021	2020	2019	2018
Net Income attributable to Darling	647,726	737,690	650,914	296,819	312,600	101,496
Depreciation & amortization	502,015	394,721	316,387	350,178	325,510	321,192
Interest expense	259,223	125,566	62,077	72,686	78,674	86,429
Income tax expense/(benefit)	59,568	146,626	164,106	53,289	59,467	12,031
Restructuring and impairment charges	18,553	29,666	778	38,167	—	14,965
Acquisition and integration-related expenses	13,884	16,372	1,396	—	—	—
Change in fair value of contingent consideration	(7,891)	—	—	—	—	—
Foreign currency loss/(gain)	(8,133)	11,277	2,199	2,290	1,311	6,431
Other expense/(income), net	(16,310)	3,609	4,551	5,534	6,671	7,562
Debt Extinguishment costs	—	—	—	—	12,126	23,509
Loss/(gain) on disposal of subsidiaries	—	—	—	—	(2,967)	12,545
Equity in net income of Diamond Green Diesel	(366,380)	(372,346)	(351,627)	(315,095)	(364,452)	(159,779)
Equity in net (income)/loss of unconsolidated subsidiaries	(5,011)	(5,102)	(5,753)	(3,193)	(428)	550
Net income attributable to noncontrolling interests	12,663	9,402	6,376	3,511	8,367	4,448
Adjusted EBITDA (non-GAAP)	1,109,907	1,097,481	851,404	504,186	436,879	431,379
Foreign currency exchange impact	(10,830)	59,715	(18,888)	(6,419)	16,898	(8,565)
Pro forma Adjusted EBITDA to Foreign Currency (non-GAAP)	1,099,077	1,157,196	832,516	497,767	453,777	422,814
DGD Joint Venture EBITDA	501,987	443,487	383,419	337,348	389,416	174,013
Pro forma Adjusted Combined EBITDA (non-GAAP)	1,611,894	1,540,968	1,234,823	841,534	826,295 (1)	596,827 (2)

1.	This amount includes $86.6 million in EBITDA related to blenders tax credits attributable to 2018 performance but not booked until the fourth quarter of 2019, as further described in footnote 2 below.
2.

This amount includes $92.9 million in EBITDA related to blenders tax credits attributable to 2017 performance but not booked until the first quarter of 2018, , $80.3 million of which was booked by DGD and $12.6 million of which was booked by our company in the first quarter of 2018, but does not include an additional $86.6 million in EBITDA related to blenders tax credits for 2018, $77.9 million of which was booked by DGD and $8.7 million of which was booked by our company in the fourth quarter of 2019.

2024 Proxy Statement 81

APPENDIX B

Amended and Restated Charter

Explanatory Note

The following Amended and Restated Certification of Incorporation of Darling Ingredients Inc. reflects the integration of all prior amendments to the Charter since the last restatement. The integration of prior amendments are not marked as changes in this Appendix B.

The marked changes below reflect the proposed amendments to include officer exculpation (Proposal 4a) and the amendments to clarify, streamline and modernize the Charter (Proposal 4b).

If our stockholders do not approve one or both of Proposal 4a or Proposal 4b, the applicable amendments will not be made.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DARLING ~~INTERNATIONAL~~INGREDIENTS INC.

Darling ~~International~~Ingredients Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Darling ~~International~~Ingredients Inc. Darling ~~International~~Ingredients Inc. was originally incorporated as Darling & Company of Delaware, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 13, 1962.

2. ~~Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this~~This Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

3. The text of the Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLE ONE

The name of the Corporation is Darling Ingredients Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is ~~Corporate~~Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE FOUR

The aggregate number of shares of stock that the Corporation shall have authority to issue is two hundred fifty-one million (251,000,000) shares, consisting of two hundred fifty million (250,000,000) shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, having a par value of $0.01 per share (the “Preferred Stock”).

Each share of Common Stock shall be entitled to one vote upon all matters presented to stockholders and shall have identical rights and privileges in every other respect. Election of directors may occur by written consent of the stockholders without a meeting in accordance with the Corporation’s Bylaws.

Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue the preferred stock as preferred stock of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, to the full extent now or hereafter permitted by the laws of the ~~state~~State of Delaware.

82 2024 Proxy Statement

APPENDIX B

Amended and Restated Charter

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

The Board of Directors may exercise all such powers and do all such lawful acts and things on behalf of the Corporation as are not by statute, the Corporation’s Bylaws or this Amended and Restated Certificate of Incorporation directed or required to be exercised and done by the stockholders.

ARTICLE SEVEN

The business and affairs of the Corporation shall be managed by or be under the direction of the Board of Directors which shall consist of not less than five nor more than eleven directors, the exact number of which shall be determined in accordance with the Bylaws of the Corporation.

ARTICLE EIGHT

The power~~,~~ to alter, amend or repeal the Corporation’s Bylaws, and to adopt new Bylaws, is hereby vested in (i) the Board of Directors~~; subject, however, to repeal or change by the stockholders~~ and (ii) in addition to any other vote required by law, the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation ~~consistent with the provisions of this Restated Certificate of Incorporation, as may be amended from time to time~~entitled to vote thereon.

ARTICLE NINE

Special meetings of the stockholders of the Corporation ~~for any purpose or purposes~~ may be called at any time by the chairman of the Board of Directors, the chief executive officer, the president, or ~~the holders of~~a majority of the board of directors, and shall be called by the secretary following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least ten percent (10%) of the ~~Corporation’s~~voting power of the outstanding shares of capital stock of the Corporation, in accordance with and subject to the Bylaws of the Corporation.

ARTICLE TEN

No director (including any advisory director) or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the ~~director’s~~ duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for directors, under Section 174 of the Delaware General Corporation Law, ~~or~~ (iv) for any transaction from which the director or officer derived an improper personal benefit~~.~~ , or (v) for officers, in any action by or right of the corporation. For purposes of this Article Ten, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

ARTICLE ELEVEN

1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or ~~proceedings~~proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, awards and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the fullest extent permitted by the Delaware General Corporation Law as amended from time to time.

2. Expenses ~~(including attorneys’ fees)~~ incurred by an officer or director in defending or ~~settling any~~in preparing for a civil, criminal, administrative or investigative action, suit ~~or,~~ proceeding, arbitration, mediation or claim in respect thereof (collectively, “Actions”) shall be paid by the Corporation in advance of the final disposition of such ~~action, suit or proceeding~~Action upon receipt of an undertaking by or on behalf of ~~such~~the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Eleven. Such expenses ~~(including attorneys’ fees)~~ incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. As used in this Article Eleven, “expenses” shall mean any direct out-of-pocket costs reasonably related to such Action, including, without limitation, attorneys’ fees, fees of consultants, advisors and expert witnesses, and related charges.

2024 Proxy Statement 83

APPENDIX B

Amended and Restated Charter

3. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article Eleven shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

4. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article Eleven.

5. For purposes of this Article Eleven, references to “the Corporation” shall include, in addition to the Corporation or any resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Eleven with respect to the Corporation or surviving or resulting corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

6. For purposes of this Article Eleven, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article Eleven.

7. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eleven shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8. If this Article Eleven or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee or agent of the Corporation as to any expenses, judgments, fines, awards and amounts paid in settlement with respect to any Action, including an Action by or in the right of the Corporation, to the full extent permitted by an applicable portion of this Article Eleven that shall not have been invalidated and to the full extent permitted by applicable law.

9. No amendment, termination or repeal of this Article Eleven or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director, officer, employee or agent of the Corporation to indemnification under the provisions hereof with respect to any Actions arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

~~ARTICLE TWELVE~~

~~1. If and whenever the Corporation issues any additional shares of Common Stock (“Additional Common Shares”), except as provided in Section 4 or Section 5 of this Article Twelve, each Bank (as defined below) will have the right, but not the obligation, to purchase such Additional Common Shares up to an amount sufficient to permit such Bank to maintain its percentage equity interest in the Corporation (based on the Common Share Ratio (as defined below) of such Bank) at the level existing immediately prior to the issuance of the Additional Common Shares. If the Corporation desires to issue Additional Common Shares, it will first give notice thereof to each Bank stating the number of Additional Common Shares proposed to be issued and the total consideration to be received by the Corporation upon issuance of the Additional Common Shares. Within 30 days after the receipt of such notice, each Bank may elect to exercise the rights under this Article Twelve by giving written notice to that effect to the Corporation. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any Additional Common Shares as to which a right to purchase shall have been exercised will constitute a waiver of the rights granted by this Article Twelve as to the particular issuance of Additional Common Shares specified in the Corporation’s notice.~~

84 2024 Proxy Statement

APPENDIX B

Amended and Restated Charter

~~As used in this Article Twelve, “Bank” means any bank or other lending institution that is an initial signatory to the Recapitalization Agreement, dated as of March 15, 2002, by and among the Corporation, the Banks and the agent for the Banks (as amended, supplemented or otherwise modified from time to time, the “Recapitalization Agreement”) or any successor or assignee thereof as of the Consummation Date (as defined in the Recapitalization Agreement).~~

~~As used in this Article Twelve, “Common Share Ratio” means, at any time of determination with respect to each Bank whose percentage or ratio is to be calculated, a ratio or percentage consisting of a numerator equal to all shares of Common Stock held by such Bank and a denominator equal to all issued and outstanding shares of Common Stock of the Corporation.~~

~~2. The per share purchase price to be paid by each Bank upon exercise of the rights granted under this Article Twelve will be equal to the per share consideration (net of underwriting discounts or commissions if such Bank is not a participant in the offering) at which the Additional Common Shares are offered or proposed to be offered by the Corporation to another party. The total consideration for which Additional Common Shares are offered or proposed to be offered will be determined as follows: (i) in case of the proposed issuance of Additional Common Shares for cash, the consideration to be received by the Corporation will be the amount of cash (net of underwriting discounts or commissions if such Bank is not a participant in the offering) for which the Additional Common Shares are proposed to be issued and (ii) in case of the proposed issuance of Additional Common Shares in whole or in part for consideration other than cash, the value of the consideration to be received by the Corporation other than cash (net of underwriting discounts or commissions if such Bank is not a participant in the offering) will be the Fair Market Value of that consideration as determined by the Board of Directors of the Corporation. As used herein, “Fair Market Value” means, as to any securities or property, the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arm’s-length transaction without time constraints, and without being under any compulsion to buy or sell.~~

~~3. If and whenever the Corporation issues any securities convertible into or exchangeable or exercisable for Additional Common Shares or rights or options to subscribe for or to purchase Additional Common Shares, except as provided in Section 5, each Bank will have the right, but not the obligation, to purchase convertible securities, rights or options of like kind up to an amount which when converted, exchanged or exercised would be sufficient to permit such Bank to maintain its percentage equity interest in the Corporation (based on the Common Share Ratio of such Bank) at the level existing immediately prior to the issuance of the convertible securities, rights or options. If the Corporation desires to issue convertible securities, rights or options, it will first give notice thereof to each Bank describing the convertible securities, rights or options proposed to be issued (including the number of Additional Common Shares issuable upon conversion, exchange or exercise of such convertible securities, rights or options) and stating the total consideration to be received by the Corporation upon such issuance and upon conversion, exchange or exercise. Within 30 days after the receipt of such notice, each Bank may elect to exercise the rights under this Section 3 by giving written notice to that effect to the Corporation. Failure to give such notice within that 30-day period or failure to pay at the required time the purchase price for any convertible securities, rights or options as to which a right to purchase shall have been exercised will constitute a waiver of the rights granted by this Section 3 as to the particular issuance of convertible securities, rights or options specified in the Corporation’s notice to such Bank.~~

~~4. The purchase price to be paid by each Bank upon exercise of its rights under Section 3 of this Article Twelve will be in proportion to the consideration proposed to be received by the Corporation (net of underwriting discounts or commissions if such Bank is not a participant in the offering) upon the original issuance to another party of convertible securities, rights or options. The amount of consideration to be received by the Corporation upon the original issuance of such convertible securities, rights or options will be determined in the manner provided in Section 2 of this Article Twelve. With respect to securities convertible into or exchangeable or exercisable for Additional Common Shares or rights or options to subscribe for or purchase Additional Common Shares, the rights of each Bank (to the extent exercised) will apply only to the issuance of such convertible securities, rights, or options, and Banks will have no rights under this Article Twelve with respect to the Corporation’s issuance of Additional Common Shares upon conversion, exchange or exercise of such convertible securities, rights or options. If a Bank does not exercise its right to acquire such convertible securities, rights or options hereunder, it shall have the rights set forth in Section 1 of this Article Twelve upon conversion, exchange or exercise of such convertible securities, rights or options.~~

~~5. The provisions of this Article Twelve will not apply to (i) shares of Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock, (ii) options outstanding under the Option Plans (as defined in the Recapitalization Agreement) to purchase an aggregate of 2,155,065 shares of Common Stock, (iii) the options to purchase an aggregate of 540,000 shares of Common Stock granted under the Taura Non-Plan Option Agreement (as defined in the Recapitalization Agreement), (iv) the options to purchase 333,000 shares of Common Stock relating to options from the 1993 restructuring which were originally referred to as Class A options and were later converted to Common Stock options, (v) options, awards, grants and other stock rights hereafter granted to employees, officers, or directors or consultants of the Corporation or any of its~~

2024 Proxy Statement 85

APPENDIX B

Amended and Restated Charter

~~subsidiaries and approved by the Board of Directors or (vi) shares of Common Stock issued pursuant to the options and other rights described in the foregoing clauses (ii), (iii), (iv) and (v).~~

~~6. Unless otherwise agreed by the Corporation and the Banks, the purchase price to be paid by the Banks upon exercise of their rights under this Article Twelve will be paid upon terms which are the same as those being offered by third party purchasers, unless those terms provide for payment in a manner which could not be duplicated by a Bank, such as the transfer of specific property to the Corporation, in which event payment by the Bank will be in cash in an amount equal to the fair market value of such specific property.~~

~~7. The rights contained in this Article Twelve shall be assignable to any transferee of the Common Shares (as defined in the Recapitalization Agreement), except (i) transferees who acquire such shares as purchasers in a sale made under a registration statement that has been filed and gone effective pursuant to the Registration Rights Agreement (as defined in the Recapitalization Agreement), (ii) transferees who acquire their shares in a transfer made under Rule 144 of the Securities Act of 1933 or any successor rules and (iii) subsequent transferees of shares sold or transferred to a transferee described in clauses (i) or (ii).~~

~~8. The provisions of this Article Twelve and the rights and obligations under this Article Twelve shall terminate (i) upon the written consent of the Corporation and all Banks; (ii) on the tenth anniversary of the Consummation Date; or (iii) as to a particular Bank, if after a sale of Common Shares by the Bank, the Bank and any person or entity that, directly or indirectly, controls, is controlled by or is under common control with such Bank (each a “Bank Affiliate”) and/or a fund or account managed by a Bank or a Bank Affiliate cease to hold collectively Common Shares equal to at least 2% of the shares of Common Stock outstanding at the Consummation Date.~~

IN WITNESS WHEREOF, said Darling ~~International~~Ingredients Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its ~~President and attested by its Assistant Secretary, this 6th~~duly authorized officer this  day of ~~June, 1995~~     , 2024.

DARLING INGREDIENTS INC.

~~BY:~~	~~/s/ Kenneth A. Ghazey~~
~~Kenneth A. Ghazey President~~

~~ATTEST:~~	~~/s/ Thomas W. Hughes~~
~~Thomas W. Hughes~~
~~Assistant Secretary~~

By: ________________________

John F. Sterling
Executive Vice President, General Counsel and Secretary

86 2024 Proxy Statement

DARLING INGREDIENTS INC.

5601 N MACARTHUR BLVD

IRVING, TX 75038

USA

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/06/2024 for shares held directly and by 11:59 P.M. ET on 05/02/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DAR2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/06/2024 for shares held directly and by 11:59 P.M. ET on 05/02/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	To elect as directors of the Company the ten nominees named in the accompanying proxy statement to serve until the next annual meeting of stockholders;

	Nominees	For	Against	Abstain

1a.	Randall C. Stuewe	☐	☐	☐

1b.	Charles Adair	☐	☐	☐

1c.	Beth Albright	☐	☐	☐

1d.	Larry A. Barden	☐	☐	☐

1e.	Celeste A. Clark	☐	☐	☐

1f.	Linda Goodspeed	☐	☐	☐

1g.	Enderson Guimaraes	☐	☐	☐

1h.	Gary W. Mize	☐	☐	☐

1i.	Michael E. Rescoe	☐	☐	☐

1j.	Kurt Stoffel	☐	☐	☐

The Board of Directors recommends that you vote FOR
proposals 2, 3, 4a and 4b.		For	Against	Abstain

2.	Proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2024;	☐	☐	☐

3.	Advisory vote to approve, on an advisory basis, executive compensation;	☐	☐	☐

4A.	Vote to approve amendments to the Company’s	☐	☐	☐
Restated Certificate of Incorporation (the “Charter”) to include officer exculpation; and

4B.	Vote to approve amendments to the Company’s Charter to clarify, streamline and modernize the Charter.	☐	☐	☐

NOTE: Such other business as may properly come
before the Annual Meeting or any adjournment or postponement thereof in accordance with the provisions of the Company’s bylaws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

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Proxy - DARLING INGREDIENTS INC.

Annual Meeting of Stockholders

May 7, 2024

This proxy is solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of DARLING INGREDIENTS INC., a Delaware corporation (the “Company”), does hereby constitute and appoint John F. Sterling, Brad Phillips and Martijn van Steenpaal or any of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/DAR2024, on May 7, 2024 at 10:00 a.m. CT (Central Time), and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified.

IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES OF COMMON STOCK COVERED HEREBY WILL BE VOTED AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4A AND 4B AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)